EXHIBIT 2.1
EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

FIRSTMERIT BANK, N.A.

AND

FIRST BANK

Dated as of November 11, 2009

TABLE OF CONTENTS

Tab

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 PURCHASE AND SALE		15
2.1	The Acquisition.	15
2.2	Consideration for the Acquisition.	19
2.3	Allocation.	22
2.4	Pro Rata Adjustment and Reimbursement.	23
2.5	Closing.	24
2.6	Repurchase of Non-Conforming Loans	25

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		26
3.1	Organization, Qualification, and Corporate Power	26
3.2	Authorization of Transaction	26
3.3	Noncontravention	27
3.4	Governmental Authorizations	27
3.5	Brokers’ Fees	27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE BRANCHES		27
4.1	Title; Tangible Personal Property	28
4.2	Deposits.	28
4.3	Undisclosed Liabilities	29
4.4	Tax Matters.	29
4.5	Employee Benefits	30
4.6	Compliance with Applicable Laws	30
4.7	Legal Proceedings; Orders	31
4.8	Employees.	31
4.9	Environmental Matters.	32
4.10	Loans	34
4.11	Owned Real Property, Leased Real Properties and Tangible Personal Property.	36
4.12	Leased Real Property	39
4.13	Acquired Contracts	39
4.14	Absence of Certain Changes and Events	40
4.15	Escheat Deposits	41
4.16	Books and Records.	41
4.17	Insurance.	41
4.18	Disclosure.	41

(i)

4.19	Community Reinvestment Act Designations.	41
4.20	No Knowledge of Fraud.	42
4.21	Limitation on Warranties	42

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		42
5.1	Organization, Qualification, and Corporate Power	42
5.2	Authorization of Transaction	42
5.3	Noncontravention	42
5.4	Brokers’ Fees	43
5.5	Legal Proceedings; Orders	43
5.6	Financial Condition	43
5.7	Regulatory Condition	43

ARTICLE 6 PRE-CLOSING COVENANTS		43
6.1	Operation of Business.	44
6.2	Notice of Potential Material Adverse Effect	46
6.3	Reasonable Access	46
6.4	Press Releases	47
6.5	Exclusivity	47
6.6	Regulatory Matters and Approvals	47
6.7	Employment.	48
6.8	Conveyance of Customer Accounts.	50
6.9	Branch Access	50
6.10	Maintenance of Properties	51
6.11	Conversion Planning and Execution	51
6.12	General Third Party Consents	51
6.13	Title Insurance and Surveys	52
6.14	Insurance Proceeds and Casualty Payments	53
6.15	Environmental Reports and Investigations	53
6.16	Condemnation	55
6.17	Exclusion of Non-Core Deposits	55
6.18	Additions to Loans; Removal of Certain Loans	55
6.19	Subordination, Non-Disturbance and Attornment Agreements	56
6.20	Assumption of Ira and Keogh Account Deposits.	56
6.21	Naperville Branch	57
6.22	Post-Signing Selection of Certain Excluded Tangible Personal Property	57

ARTICLE 7 POST-CLOSING COVENANTS		57
7.1	Continued Cooperation	57
7.2	Transitional Matters Concerning Deposits.	57

(ii)

7.3	Transitional Matters Concerning Loans	60
7.4	Transitional Matters Concerning Real Estate Interests	60
7.5	Transfer of Books and Records	60
7.6	Electronic Records, Conversion, and Servicing.	62
7.7	Tax Reporting Obligations.	62
7.8	Credit Life Insurance Refunds	63
7.9	Non-Solicitation of Employees	64
7.10	Non-Solicitation of Business	64
7.11	Covenant Not to Compete.	64
7.12	Legal Inquiries	66
7.13	Employment.	66
7.14	Removal of Seller’s Name From Signs	67

ARTICLE 8 CONDITIONS TO OBLIGATION TO CLOSE		67
8.1	Conditions to Obligation of Buyer	67
8.2	Conditions to Obligation of Seller	70

ARTICLE 9 ITEMS TO BE DELIVERED AT OR PRIOR TO CLOSING		70
9.1	By Seller	70
9.2	By Buyer	71

ARTICLE 10 TERMINATION		72
10.1	Termination of Agreement.	72
10.2	Effect of Termination	73

ARTICLE 11 REMEDIES FOR BREACH OF THIS AGREEMENT		73
11.1	Survival	73
11.2	Indemnification by Seller	74
11.3	Indemnification by Buyer	74
11.4	Limitations on Indemnity.	75
11.5	Third Party Claims.	76
11.6	Losses Computed Without Giving Effect to Materiality	79
11.7	Indemnity Payments Treated as Adjustments to Purchase Price	79
11.8	After-Tax Nature of Indemnity Payments	79
11.9	Third Party Beneficiaries	79

ARTICLE 12 MISCELLANEOUS		79
12.1	Governing Law	79
12.2	Consent to Jurisdiction; Waiver of Jury Trial.	79
12.3	Waiver of Punitive Damages and Jury Trial.	80

(iii)

12.4	Successors and Assigns; No Third-Party Rights	81
12.5	Entire Agreement; Amendment	81
12.6	Notices	81
12.7	Amendments and Waivers	82
12.8	Counterparts	82
12.9	Severability	82
12.10	Titles and Subtitles	82
12.11	Construction	82
12.12	Expenses	83
12.13	Waiver of Compliance with Bulk Sales Laws	83
12.14	Next Business Day	83

Exhibit A	Seller’s Branches
Exhibit B	FMER Loan Review Standards
Exhibit C	Form of Limited Power of Attorney

Schedule 1.1	Loans
Schedule 1.2	Select Remote Employees
Schedule 2.1(a)(vii)(B)	Acquired Contracts
Schedule 2.1(b)(i)	Excluded Tangible Personal Property
Schedule 3.2	Consents
Schedule 4.2(e)	Exceptions to Deposits
Schedule 4.2(f)	Exceptions to Deposit Agreements
Schedule 4.7(a)	Legal Proceedings; Orders
Schedule 4.8(b)	Employment Agreements
Schedule 4.8(d)	Employment-Related Claims
Schedule 4.9(a)	Compliance with Environmental Laws
Schedule 4.9(g)	Asbestos, Mold and Lead-Based Paint
Schedule 4.10(a)	Loans to Employees and Affiliates
Schedule 4.11(a)(i)	Owned Real Property
Schedule 4.11(a)(ii)	Tenant Leases
Schedule 4.11(b)	Issues Affecting Owned Real Property, Leased Property and Tangible Personal Property
Schedule 4.12	Leases
Schedule 4.14(e)	Compensation Increases
Schedule 6.11	Conversion-Related Responsibilities
Schedule 6.20(c)	Excluded IRA/Keogh Accounts
Schedule 8.1(m)	Employment Agreements with Buyer

(iv)

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) entered into as of November 11, 2009, by and between FIRSTMERIT BANK, N.A., a national banking association (“Buyer”), and FIRST BANK, a Missouri state chartered bank (“Seller”).  Buyer and Seller are referred to collectively herein as the “Parties.”

W I T N E S S E T H

WHEREAS, Buyer and Seller are each engaged in the business of banking;

WHEREAS, Seller desires to sell certain assets and transfer certain liabilities with respect to Seller’s branch operations which are listed on Exhibit A and referred to herein as the Branches;

WHEREAS, Buyer desires to purchase certain assets and assume certain liabilities of Seller related to the Branches;

WHEREAS, the Parties desire to set forth in writing the terms and conditions under which the transaction will be consummated.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“ABL Purchase Agreement” means that certain Loan Purchase Agreement, dated of even date hereof, between Buyer and First Bank Business Capital, Inc., as amended, modified or supplemented from time to time in accordance with the terms thereof.

“Accountant” has the meaning set forth in Section 2.2(d) of this Agreement.

“ACH” has the meaning set forth in Section 7.2(g) of this Agreement.

“Acquired Assets” has the meaning set forth in Section 2.1(a) of this Agreement.

“Acquired Branches” means the Branches other than the Rejected Branches.

“Acquired Contracts” has the meaning set forth in Section 2.1(a)(vii) of this Agreement.

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

“Acquired Leased Real Properties” has the meaning set forth in Section 2.1(a)(v) of this Agreement.

“Acquired Leasehold Improvements” has the meaning set forth in Section 2.1(a)(vi) of this Agreement.

“Acquired Leases” has the meaning set forth in Section 2.1(a)(v) of this Agreement.

“Acquired Owned Real Property” means the Owned Real Property other than the Excluded Owned Real Property, if any.

“Acquired Tangible Personal Property” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Acquisition” means the acquisition by Buyer of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement.

“Acquisition Closing Date Balance Sheet” means an unaudited balance sheet listing only the Acquired Assets and the Assumed Liabilities as of the close of business on the Closing Date and prepared from and using the same methodologies and principles used in connection with the Closing Date Balance Sheet, which unaudited balance sheet shall also include appropriate line items in respect of the Taxes and other prepaid expenses or items to be prorated between Buyer and Seller as required by Section 2.4 of this Agreement.

“Acquisition Pre-Closing Balance Sheet” means an unaudited balance sheet listing only the Acquired Assets and the Assumed Liabilities as of the last day of the immediately preceding month end prior to the Closing Date and prepared from and using the same methodologies and principles used in connection with the Pre-Closing Balance Sheet, which unaudited balance sheet shall be prepared by Seller and delivered to Buyer on or before the fifth (5th) Business Day prior to the Closing Date and shall include appropriate line items in respect of the Taxes and other prepaid expenses or items to be prorated between Buyer and Seller as required by Section 2.4 of this Agreement.

“Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” (including with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that with respect to Seller, “Affiliate” means FB Parent and the Affiliates of Seller or FB Parent that are controlled, either directly or indirectly, by Seller or FB Parent.

“Agreement” has the meaning set forth in the preface above.

“Applicable Laws” means all applicable federal, state, county and municipal laws, codes, injunctions, judgments, orders, decrees, rulings and charges thereunder and other governmental requirements, constitutions, ordinances, statutes, rules, regulations, and administrative interpretations and pronouncements.

“Assumed Liabilities” has the meaning set forth in Section 2.1(c) of this Agreement.

“Book Value” means, with respect to any Acquired Asset and any Assumed Liability, the dollar amount thereof stated on the accounting records of Seller.  The Book Value of any item shall be determined as of the Closing Date after adjustments made by Seller for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections.  Without limiting the generality of the foregoing, the Book Value of (i) an Assumed Liability shall include all accrued and unpaid interest thereon as of the Closing Date, (ii) a Loan shall reflect adjustments for earned or unearned interest (as it relates to the “rule of 78s” or add-on-interest loans, as applicable), if any, as of the Closing Date, and adjustments for the portion of earned or unearned loan-related credit life and/or disability insurance premiums, FAS 91 costs, if any, attributable to Seller as of the Closing Date in each case determined for financial reporting purposes, (iii) a Commitment shall be deemed to be zero, and (iv) the Acquired Tangible Personal Property and the Owned Real Property shall be the net book value thereof prorated to the Closing Date except that the Book Value of all signs and sign framing, posts, structures and other signage infrastructure shall be zero.  The Book Value of an Acquired Contract shall be zero.  The Book Value of an Acquired Asset shall not include any adjustment for any general or specific reserves on the accounting records of Seller.  Seller shall continue to depreciate the Acquired Assets in accordance with generally accepted accounting principles applied on a basis consistent with prior periods provided that Seller shall not book depreciation less often than monthly.

“Books and Records” has the meaning set forth in Section 7.5 of this Agreement.

“Branches” means Seller’s branch offices listed on Exhibit A.  (Any individual location may be referred to as “Branch” if the context so requires.)

“Business Day” means a day other than a Saturday, Sunday or any holiday observed by the Federal Reserve.

“Buyer” has the meaning set forth in the preface above.

“Buyer Documents” means this Agreement and each other agreement, instrument or document entered into by Buyer pursuant to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 11.2 of this Agreement.

“Buyer Material Adverse Effect” means, with respect to Buyer, any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

“Buyer’s 401(k) plan”  has the meaning set forth in Section 7.13(a) of this Agreement.

“Buyer Taxes” has the meaning set forth in Section 11.5(d) of this Agreement.

“Cap” has the meaning set forth in Section 11.4(a) of this Agreement.

“Claim Notice” has the meaning set forth in Section 11.5(a)(i) of this Agreement.

“Closing” has the meaning set forth in Section 2.5(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.5(a) of this Agreement.

“Closing Date Balance Sheet” means an unaudited balance sheet listing the assets and liabilities of the Branches as of the close of business on the Closing Date prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result; provided, however, that Commercially Reasonable Efforts shall not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Contract that are significant in the context of such Contract (or significant on an aggregate basis as to all Contracts).

“Commitments” means unfunded commitments by Seller to lend funds to customers of the Branches on the terms and conditions set forth in the applicable commitment letters or other documentation, as such commitments exist as of the Closing Date.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization, and any other third party consents necessary for the assignment to Buyer of any Acquired Contract); provided, however, that “Consent” shall not include any Landlord Consent.

“Contract” means any agreement, contract, lease, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Controlling Party” has the meaning set forth in Section 11.5(d) of this Agreement.

“Cut-Off Date” means the date that is one hundred eighty days following the Closing Date.

“Deposits” means all deposits (as defined in 12 U.S.C. § 1813(l)), and the obligations and duties incidental thereto, which are assigned to the Branches, including demand deposit accounts, time and savings accounts, interest checking accounts, deposits relating to debit cards / ATM cards, certificates of deposits, IRAs (to the extent contemplated by Section 6.20(a)), Keogh

Accounts (to the extent contemplated by Section 6.20(b)), sweep accounts and other deposit accounts, including for each, all interest accrued but unpaid and both collected and uncollected funds through the Closing Date; and including the obligations relating to the clearance of checks and drafts drawn against the deposit liabilities, in accordance with the Books and Records of the Branches as of the close of business on the Closing Date; provided however that deposits shall not include (a) deposits constituting official checks, travelers checks, money orders, certified checks or other items in the process of clearing on the Closing Date; (b) deposits pledged as collateral for any Excluded Loan; (c) any deposit account with an overdraft in excess of $1,000 outstanding as of the calendar month end immediately preceding the Closing Date; (d) the Excluded IRA/Keogh Account Deposits; (e) Non-Core Deposits excluded by Buyer pursuant to the provisions of Section 6.17; (f) deposits that would be presumed to be abandoned under escheat law or other abandoned property law of any applicable jurisdiction, (g) brokered deposits, and (h) deposits of Branches excluded under Section 6.12, 6.13, 6.15 or 6.21 due to the inability to transfer such Deposits to Buyer on account of the failure to satisfy applicable regulatory requirements with respect to any such transfer prior to the Closing Date.

“Disagreement” has the meaning set forth in Section 2.2(c) of this Agreement.

“Disclosure Schedule” means the disclosure Schedules delivered by Seller under Articles 3 and 4 of this Agreement that limit or qualify the representations and warranties made by Seller under Articles 3 and 4 of this Agreement.

“Draft Allocation Statement” has the meaning set forth in Section 2.3(a) of this Agreement.

“Effective Time” has the meaning set forth in Section 2.5(b) of this Agreement.

“Encumbrance” means any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any federal, state or local law (including common law), statute, ordinance, rule, regulation, code, Consent, Order, or agreement with any Governmental Body in each case as amended from time to time relating to (1) the protection, preservation or restoration of the indoor or outdoor environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (2) the use, storage, remediation, removal, inspection, monitoring, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, or injury or damage by, any Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Occupational Safety and Health Act, as amended; and the Safe Drinking Water Act, as amended.

“Estimated Payment Amount” has the meaning set forth in Section 2.2(b) of this Agreement.

“Estimated Payment Amount Statement” has the meaning set forth in Section 2.2(b) of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.1(b) of this Agreement.

“Excluded Intellectual Property” has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 6.20(c).

“Excluded Lease” means any Lease in respect of any item of Excluded Leased Real Property.

“Excluded Leased Real Property” means any Leased Real Property that has been excluded from the Acquisition by Buyer pursuant to Section 6.12, 6.13 or 6.15 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.1(d) of this Agreement.

“Excluded Loans” has the meaning set forth in Section 2.1(b)(iv) of this Agreement.

“Excluded Owned Real Property” means any Owned Real Property that has been excluded from the Acquisition by Buyer pursuant to Section 6.13, 6.15 or 6.21 of this Agreement.

“Excluded Tangible Personal Property” has the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Fair Market Value” means the fair market value as determined by an appraiser that is mutually agreeable to Seller and Buyer and that is independent and has no fewer than seven (7) years experience appraising similar property in the county in which the parcel of Owned Real Property is located.

“FB Parent” means First Banks, Inc., a Missouri corporation and the legal and beneficial owner of all of the issued and outstanding capital stock of The San Francisco Company and Coast Financial Holdings, Inc., which together are the legal and beneficial owners of all of the issued and outstanding capital stock of Seller.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means the federal funds target rate as quoted by the Federal Reserve Bank of St. Louis on the relevant Business Day.

“Fiduciary Relationships” means (a) any and all common law or other trusts between individual, corporate or other entities with Seller as a trustee or co-trustee, including, without limitation, pension, compensation, testamentary, and charitable trusts and indentures, (b) any and all decedents’ estates where Seller is serving as a co- or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where Seller is serving or has served as a co- or sole guardian or conservator, or any similar fiduciary capacity, (d) any and all agency and/or custodial accounts and/or similar arrangements under which Seller is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority and (e) any and all escrow arrangements under which Seller holds or held assets for any party or parties on stated terms and conditions.

“Final Allocation Statement” has the meaning set forth in Section 2.3(a) of this Agreement.

“Final Payment Amount Statement” has the meaning set forth in Section 2.2(c) of this Agreement.

“FMER Loan Review Standards” means the loan review standards of Buyer described on Exhibit B hereto.

“Geographic Region” has the meaning set forth in Section 7.11 of this Agreement.

“Governmental Authorization” means any approval, consent, license, permit, registration, certification, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

“Governmental Body” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority.

“Hazardous Materials” means (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, lead, radon gas, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; (ii) any chemical, material, waste or substance defined, listed, classified or described as “hazardous substance,” “hazardous waste,” “regulated substance,” “solid waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” under any Environmental Laws; and (iii) any material, waste or substance the use, disposal, or handling of which is in any way regulated by any Governmental Body, including any such material, waste or substance regulated as hazardous or toxic by any Governmental Body, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.  Notwithstanding the preceding, however, “Hazardous Materials” shall not mean or include any such Hazardous Material (A) used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the Ordinary Course of Business in compliance with all applicable Environmental Laws as in existence on the date hereof, or (B) that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holds” has the meaning set forth in Section 7.2(h) of this Agreement.

“Indemnifying Party” means the Party that is required to indemnify an Indemnitee pursuant to Article 11 hereof.

“Insurance” has the meaning set forth in Section 7.8 of this Agreement.

“Indemnitee” means any Person that may be entitled to seek indemnification pursuant to Article 11 hereof.

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or Section 408A of the Code.

“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Knowledge” of a particular fact or other matter means information actually known to a Parties’ officers, directors, senior managers or Branch managers or such other information that a prudent person could be expected to discover after due inquiry appropriate under the circumstances; provided, however, that Seller shall be deemed to have knowledge of any matter, fact, event, default, violation, breach, noncompliance, notice, consent or other circumstance if any of the same shall have been delivered in writing to Seller at anytime prior to the Closing.

“Landlord Consents” has the meaning set forth in Section 4.12 of this Agreement.

“Leased Real Property” means, with respect to any Lease, the real property and improvements leased by Seller under such Lease.

“Leasehold Improvements” means, with respect to any Lease, all improvements by Seller to the Leased Real Property under such Lease.

“Leases” has the meaning set forth in Section 4.12 of this Agreement; provided, however, that, for the avoidance of doubt, the Leases shall not include, and Buyer shall not be acquiring or assuming from Seller (i) the leases for suites 140 and 165, 161 N. Clark, Chicago, Illinois, (ii) the leases for suites 110 and 113, drive thru and ATM facilities at 15255 South 94th Avenue, Orland Park, Illinois, or (iii) suite 3, 700 Osterman Avenue, Deerfield, Illinois.

“Liability” means any liability (INCLUDING, WITHOUT LIMITATION, ANY STRICT LIABILITY), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, of any nature whatsoever, including any liability for Taxes.

“Loans” mean (a) the loans and participation interests in the loans (including servicing rights where applicable, accrued but unpaid interest and any accrued but unpaid ancillary income due under the term of the note) and Commitments in the amounts set forth on the Books and Records of the Branches as of the close of business on the Closing Date that are identified by Buyer to Seller on Schedule 1.1, as such Schedule may be supplemented or amended pursuant to Section 6.18 of this Agreement, and (b) overdrafts of less than $1,000 in deposit accounts of the Branches; provided, however, that Loans shall not include any of the following loans, participation interests, Commitments and overdrafts except to the extent any of them are identified in the Special Acceptance Notice delivered by Buyer to Seller at least five (5) Business Days prior to the Closing Date:

(i)           any such loan, participation interest, Commitment or overdraft that is delinquent as of the Closing Date or, if not delinquent as of the Closing Date, would have been delinquent at anytime during the 180 day period prior to the Closing Date but for the granting of any grace period, waiver, forbearance, extension, modification or amendment;

(ii)           any such loan, participation interest, Commitment or overdraft of any obligor if the financial condition of such obligor as of the Closing Date is such that Buyer would place such loan, participation interest, Commitment or overdraft on “watch” (or worse) status in accordance with the FMER Loan Review Standards;

(iii)           any such loan, participation interest, Commitment or overdraft of any obligor that is subject to a pending legal proceeding related to a customer’s inability or refusal to pay such loan, Commitment or overdraft;

(iv)           any such loan, participation interest, Commitment or overdraft of any obligor that is subject to pending proceedings against the obligor or obligors (including any guarantor) of such loan, participation interest, Commitment or overdraft under any law, rule or regulation relating to bankruptcy, insolvency, reorganization or other relief from creditors;

(v)           any such loan, participation interest, Commitment or overdraft that constitutes an SBA Loan unless the SBA Consent with respect thereto shall have been obtained as of the Closing Date;

(vi)           any such loan, participation interest or Commitment that has been fully discharged and satisfied or, in the case of a Commitment, terminated as of the Closing Date; and

(vii)           any such loan, participation interest, Commitment or overdraft that constitutes a Non-Conforming Loan pursuant to clause (i) or (ii) of the definition of Non-Conforming Loan set forth in this Article 1.

”Loss” or “Losses” means any and all losses, costs, Liabilities, damages, demands, penalties, fines, settlements, response or remedial or inspection costs, reasonable expenses  (including, without limitation, interest on any amount payable to a third party as a result of the foregoing), and any legal, accounting, auditing, consulting or other expenses reasonably incurred in connection with investigating or defending any claims, actions or proceedings, whether or not resulting in any liability, or enforcing any right to indemnification under Article 11, actually incurred by an Indemnitee in connection with the matters described in Section 11.2 or 11.3, as the case may be; provided, however, that the term “Loss” shall not be deemed to include lost profits, opportunity costs, any other consequential damages or punitive damages except to the extent that, in connection with a Third Party Claim, any such profits, opportunity costs, consequential damages or punitive damages are incurred or suffered by a third party and are included in a judgment awarded to, or a settlement or compromise obtained by, such third party.

“Loss Threshold” has the meaning set forth in Section 11.4(a) of this Agreement.

“Naperville Branch” has the meaning set forth in Section 6.21 of this Agreement.

“New Loan” has the meaning set forth in Section 6.18 of this Agreement.

“Non-Conforming Loan” means any Loan acquired under this Agreement as to which Buyer shall have determined in its reasonable good faith judgment not later than the Cut-Off Date is or constitutes a Loan:

(i)           that is fraudulent in nature as a result of any intentional act or omission taken by any Person at anytime on or prior to the Closing Date;

(ii)           as to which any one or more of the representations or warranties made by Seller under this Agreement in respect of such Loan shall have been inaccurate or untrue; or

(iii)           that should not constitute a “Loan” on account of any of the circumstances described in any of clauses (i) through (vi) of the proviso to the definition of Loans set forth in Article 1 of this Agreement.

“Non-Conforming Loan Closing Date” has the meaning set forth in Section 2.6 of this Agreement.

“Non-Conforming Loan Notice” has the meaning set forth in Section 2.6 of this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 11.5(d) of this Agreement.

“Non-Core Deposit” shall mean certificates of deposit or money market deposit accounts originated by Seller after the date of this Agreement that had a rate of interest (i) greater than 1.5% on the date of origination, in the case of certificates of deposits or money market deposit accounts with a maturity of one (1) year or less, and (ii) greater than 1.75% on the date of origination, in the case of certificates of deposits or money market deposit accounts with a maturity of more than one (1) year.

“Non-disclosure Agreement” means the letter agreement dated August 19, 2009 between Hovde Financial, Inc. and FirstMerit Bank, N.A.

“Non-Divested Branches” means all of the banking branches of Seller in any jurisdiction, other than the Branches.

“Notice of Disagreement” has the meaning set forth in Section 2.2(c) of this Agreement.

“Notice Period,” as applied to any Third Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Agreement, shall mean the period ending the earlier of the following:

(a)           sixty (60) days after the time at which the Indemnitee has either (i) received notice of the facts giving rise to such Third Party Claim, or (ii) commenced an active investigation of circumstances likely to give rise to such Third Party Claim and, in the case of clause (ii), where such Indemnitee believes or should reasonably believe that such facts or circumstances would give rise to such Third Party Claim for which such Indemnitee would be entitled to indemnification pursuant to this Agreement; and

(b)           sixty (60) days after the time at which any Third Party Claim against the Indemnitee has become the subject of Proceedings before any court or tribunal or other decision-making body, or such shorter time as would allow the Indemnifying Party  sufficient time to contest, on the assumption that there is an arguable defense to such Third Party Claim, such Proceeding prior to any judgment or decision thereon.

“Objectionable Title Matter” has the meaning set forth in Section 6.13 of this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Order” means any cease or desist order, written agreement, memorandum of understanding, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)           if the Person is a corporation, bank, partnership, limited liability company or any other entity of any nature, such action is not required to be authorized by the board of directors of such entity (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the shareholders or other equity owners (if any) of such entity; and

(c)           such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business of and of similar size to such Person.

“Overdraft Items” has the meaning set forth in Section 7.2(e) of this Agreement.

“Owned Location” has the meaning set forth in Section 6.13 of this Agreement.

“Owned Real Property” has the meaning set forth in Section 4.11(a) of this Agreement; provided, however, that, for the avoidance of doubt, the Owned Real Property shall not include, and Buyer shall not be purchasing from Seller under this Agreement, the real property owned by Seller associated with the closed branch located at 2356 S. Kedzie, Chicago, Illinois (Little Village) or Lot 3 of the Vineyard of Frankfort, or 12505 S. Ridgeland Avenue, Palos Heights, Illinois.

“Par Value” means, with respect to any Non-Conforming Loan as of any date of determination, the unpaid principal amount of such Non-Conforming Loan plus all accrued or earned, but unpaid, interest and fees thereon.

“Parties” has the meaning set forth in the preface above.

“Payment Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

“Permitted Encumbrances” means any exceptions to good and marketable title to the Owned Real Property (i) which is not an Objectionable Title Matter or (ii) to which Buyer in its sole discretion shall consent in writing prior to the Closing to accept as a permitted exception to good and marketable title.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a joint venture, an unincorporated organization, or a Governmental Body.

“Phase I Environmental Assessment” means an environmental assessment that is intended  to be consistent with ASTM E 1527-05 and/or the federal “All Appropriate Inquiries” Rule found at 40 C.F.R. Part 312.

“Phase I Environmental and Hazardous Materials Assessment” has the meaning set forth in Section 6.15 of this Agreement.

“Phase II Environmental Assessment” means an environmental investigation, including but not limited to invasive sampling and chemical analyses, that further evaluates previously identified Recognized Environmental Conditions (“RECs”), including historic RECs.

“Potential Employees” has the meaning set forth in Section 6.7(a) of this Agreement.

“Pre-Closing Balance Sheet” means an unaudited balance sheet listing the assets and liabilities of the Branches (as of the last day of the immediately preceding month end prior to the Closing Date) prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods to be prepared by Seller and delivered to Buyer on or before the fifth (5th) Business Day prior to the Closing Date.

“Pre-Closing Environmental Liability” has the meaning set forth in Section 2.1(d)(ii) of this Agreement.

“Pre-Closing Event Liability” means, with reference to any item and whether or not any of the acts, omissions, circumstances, events, violations, breaches or other matters described in the following clauses are now or hereafter known, all obligations and Liabilities arising out of or relating to (i) any breach of or noncompliance with any Contract to the extent such breach or noncompliance arises out of any act, omission, circumstance or event attributable to the period prior to the Effective Time, (ii) any Proceeding to the extent such Proceeding arises out of any act, omission, circumstance or event attributable to the period prior to the Effective Time, (iii) any violation of or noncompliance with any Applicable Law to the extent such violation or noncompliance arises out of any act, omission, circumstance or event attributable to the period prior to the Effective Time, (iv) any fraudulent or criminal activity or conduct or other wrong doing on the part of Seller or any of its employees or agents at any time on or prior to the Effective Time (or, in the case of a Retained Employee, at any time prior to the time such Retained Employee shall become an employee of Buyer), (v) any violation of any express policy or standard (including any underwriting standard) of Seller with respect to the origination, renewal, waiver, forbearance, extension, renewal, amendment, modification of, or release of any collateral or guaranty collateralizing or guarantying, any Loan, (vi) any data or security breach or other misappropriation of customer data or information attributable to any period prior to the Effective Time, and (vii) Seller Taxes.

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period is a Straddle Period, then the portion of the Straddle Period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Proceeding” means any action, arbitration, audit, proceeding, oversight, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced brought, conducted, or heard (or capable of being heard) by or before, or otherwise involving, any Governmental Body or arbitrator, involving the Branches, the Acquired Assets or the Assumed Liabilities.

“Real Estate Interests” means the Owned Real Property and the Leased Real Property.

“Reclaimed Amount” has the meaning set forth in Section 7.2(c) of this Agreement.

“Recognized Environmental Condition” or “REC” has the meaning set forth in ASTM E 1527-05 Section 3.2.74.

“Regulatory Approvals” means the following approvals required to consummate the Acquisition:  the approval of the OCC, the United States Department of Justice, the Division of Banking of Illinois Department of Financial & Professional Regulation, and the Missouri Division of Finance.

“Rejected Branch” means any Branch that Buyer has excluded from the Acquisition as contemplated by, and pursuant to, Section 6.12 (which relates to Landlord Consents), Section 6.13 (which relates to title insurance and land surveys), Section 6.15 (which relates to environmental liabilities) or Section 6.21 (which relates to the Naperville Branch) of this Agreement.

“Rejected Branch Deposits” means, collectively, all Deposits of the Rejected Branches.

“Retained Employees” has the meaning set forth in Section 6.7(b) of this Agreement.

“Safe Deposit Business” means the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof, subject to the provisions of the applicable leases or other agreements relating to such boxes, and the safekeeping of items maintained by the Acquired Branches for the benefit of its customers, pursuant to applicable safekeeping agreements, memoranda or receipts.

“Safe Deposit Contracts” means all customer agreements, leases, and maintenance agreements related to the Safe Deposit Business.

“SBA” means the United States Small Business Administration.

“SBA Consent” means all consents necessary to transfer to Buyer the SBA Loans.

“SBA Loan” means any Loan that is guaranteed by the SBA or otherwise made pursuant to the small business loan program of, or administered by, the SBA.

“Select Remote Employees” means those employees of Seller listed on Schedule 1.2 hereto.

“Seller” has the meaning set forth in the preface above.

“Seller Documents” means this Agreement and each other agreement, instrument or document entered into by Seller pursuant to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 11.3 of this Agreement.

“Seller Material Adverse Effect” means, with respect to Seller, any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon (i) the condition, financial or otherwise, properties, business, assets, deposits, earnings or results of operations or cash flows of the Branches, the Acquired Assets or the Assumed Liabilities, or (ii) the ability of Seller to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Seller Taxes” has the meaning set forth in Section 2.1(d)(i) of this Agreement.

“SNDAs” has the meaning set forth in Section 6.19 of this Agreement.

“Special Acceptance Notice” has the meaning set forth in Section 6.18 of this Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subpoenas” has the meaning set forth in Section 7.12 of this Agreement.

“Supplemental Closing” has the meaning set forth in Section 2.5(c) of this Agreement.

“Supplemental Closing Date” has the meaning set forth in Section 2.5(c) of this Agreement.

“Taxes” has the meaning set forth in Section 4.4(f) of this Agreement.

“Tax Claim” has the meaning set forth in Section 11.5(d) of this Agreement.

“Tax Returns” has the meaning set forth in Section 4.4(f) of this Agreement.

“Tenant Leases” has the meaning set forth in Section 4.11(a) of this Agreement.

“Third Party Claims” means any and all Losses which arise out of or result from (a) any claims or actions asserted against an Indemnitee by any Person not a party to this Agreement, (b) any rights of any Person not a party hereto asserted against an Indemnitee, or (c) any Liabilities of, or amounts payable by, an Indemnitee to any Person not a party hereto arising out of clause (a) or (b), including, without limitation, claims or actions asserted against an Indemnitee by any taxing authority on account of Taxes.

“Transfer Taxes” has the meaning set forth in Section 2.4(f) of this Agreement.

“Transferred Records” has the meaning set forth in Section 7.6(a) of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1           The Acquisition.

(a)           The Acquired Assets.  As of the Effective Time, upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s rights, title and interests in, to and under all of the following loans, properties, contracts and other assets, whether now existing or hereafter acquired, free and clear of all Encumbrances other than the Permitted Encumbrances (collectively, the “Acquired Assets”):

(i)           all cash on hand (including all ATM cash, petty cash and teller cash), cash held in the vaults and other cash items or cash equivalents, in each case held at the Branches as of the Closing Date;

(ii)           except for those items that constitute Excluded Tangible Personal Property, all of the tangible personal property of Seller located in or at, or affixed to the premises of, the Acquired Branches, including trade fixtures, shelving, furniture, on-premises ATMs, equipment (including all televisions, Bloomberg terminals, cell phones and PDAs used by the Retained Employees), security systems, safe deposit boxes (exclusive of contents), vaults, copier paper, all signs (including signs with Seller’s name or logo but excluding all logo boxes and channel letter sets) and sign framing, structures, posts and other signage infrastructure, and all non-logo office supplies (collectively, the “Acquired Tangible Personal Property”);

(iii)           lists of borrowers, depositors and other customers of the Branches to the extent relating to any Acquired Asset or Assumed Liability, lists of prospective customers of the Branches, and any other information (including confidential information) of Seller relating to the Branches that is necessary for Buyer to possess in connection with its administration, ownership and use of any Acquired Asset or Assumed Liability (the “Acquired Intellectual Property”);

(iv)           all Acquired Owned Real Property;

(v)           all Leases other than the Excluded Leases, if any (the “Acquired Leases”), together with all Leased Real Properties other than the Excluded Leased Real Properties, if any (the “Acquired Leased Real Properties”);

(vi)           all Leasehold Improvements in respect of all Leases other than the Excluded Leases (the “Acquired Leasehold Improvements”);

(vii)           all (A) Safe Deposit Contracts, and (B) (1) all equipment leases relating to the lease of equipment located at the Acquired Branches and related maintenance agreements, and (2) all other contracts, in each case as to subclause (1) and (2) of this clause (vii) solely to the extent listed on Schedule 2.1(a)(vii)(B) attached hereto other than any such equipment leases and other contracts that Buyer has elected to remove from such Schedule 2.1(a)(vii)(B) by giving written notice of such election to Seller not later than thirty (30) days following the date hereof, in which case such Schedule delivered on the date hereof, as so modified by such election notice, shall be deemed to constitute Schedule 2.1(a)(vii)(B) for all purposes of this Agreement (the leases and contracts listed on Schedule 2.1(a)(vii)(B), collectively, the “Acquired Contracts”);

(viii)           all Loans and servicing rights with respect thereto, including (A) all (1) collateral pledged as collateral security therefor, (2) guaranties and other instruments of credit support issued in favor of the Seller as a guaranty or credit support thereof and (3) monies held by Seller in escrow for taxes, insurances, special assessments or other purposes in respect of such Loans, and (B) all related loan documents and instruments and promissory notes, collateral documents, guaranty and other credit support instruments or agreements and other documents evidencing, governing or in respect of such Loans;

(ix)           all rights of Seller relating to pre-paid expenses associated with the foregoing Acquired Assets or any of the Deposits, including an appropriately pro-rated portion of any pre-paid FDIC deposit insurance assessment, as contemplated by Section 2.4 hereof; and

(x)           without limiting any other provision contained in this Section 2.1(a), all Books and Records relating to any of the foregoing Acquired Assets or any of the Assumed Liabilities.

(b)           The Excluded Assets.  Seller shall not sell and transfer and shall retain, and Buyer shall not purchase or acquire, all of the following assets and properties of Seller, as follows (collectively, the “Excluded Assets”):

(i)           all (A) paper stock, forms and other supplies containing any logos, trade name, trademark or service mark, if any, of Seller, other than all signage, (B) desk top and lap top computers, computer monitors and computer servers of Seller, and (C) the specific items of tangible personal property in or at, or affixed to the premises of, the Branches listed on Schedule 2.1(b)(i) hereof (all such items, as the same may be adjusted for inclusion in the Acquired Assets pursuant to Section 6.22 hereof, collectively, the “Excluded Tangible Personal Property”);

(ii)           except for the Acquired Intellectual Property, all of Seller’s computer software programs, trade secrets, registered or common law trademarks or trade names, corporate logos and other intellectual property rights, including the name “First Bank” (collectively, the “Excluded Intellectual Property”);

(iii)           the (A) Excluded Owned Real Property, if any, and (B) the Excluded Leases, if any, together with the Excluded Leased Real Properties in respect thereof;

(iv)           all loans, loan participation interests, Commitments, overdrafts and similar items of the Branches, other than the Loans (the “Excluded Loans”);

(v)           all of Seller’s right to recover assets charged off by Seller prior to the Closing;

(vi)           all items of real estate that are classified as “other real estate owned” of the Branches on the books and records of Seller;

(vii)           Seller’s credit card portfolio;

(viii)           foreclosed or repossessed personal property of customers of the Branches, except to the extent any thereof shall constitute collateral for the Loans;

(ix)           all assets, Contracts (including Safe Deposit Contracts) and properties of Seller in respect of the Rejected Branches (other than (A) the Books and Records relating to the Loans and Deposits of such Rejected Branches, (B) the Loans (and other items contemplated by Section 2.1(a)(viii)) of such Rejected Branches, and (C) the cash and other cash items of the Branches included in the Acquired Assets pursuant to Section 2.1(a)(i) hereof);

(x)           all assets, rights and interests of Seller relating to the Branches in respect of Fiduciary Relationships, except for the Deposits in respect of IRAs and

Keogh Accounts included in the Acquired Assets or Assumed Liabilities as contemplated by Section 6.20 hereof;

(xi)           records of Seller not included in the Acquired Assets or that are otherwise not required to be delivered to Buyer pursuant to any other provision of this Agreement; and

(xii)           any other assets or properties of Seller not included in the Acquired Assets, including all Non-Divested Branches of Seller.

(c)           The Assumed Liabilities.  Subject to the terms and conditions hereof, from and after the Effective Time, Seller will transfer to Buyer, and Buyer shall assume, pay, perform and discharge and indemnify Seller in accordance with Article 11 hereof with respect to, the following (and only the following) obligations and liabilities of Seller to the extent required to be paid, performed, satisfied or discharged from and after the Effective Time (collectively, the “Assumed Liabilities”):

(i)           all of Seller’s obligations and liabilities with respect to the Acquired Contracts and the Acquired Leases, other than any Pre-Closing Event Liability relating to or in respect of such Acquired Contracts or Acquired Leases;

(ii)           all of Seller’s obligations and liabilities with respect to the Deposits, other than any Pre-Closing Event Liability relating to or in respect of such Deposits;

(iii)           all of Seller’s obligations and liabilities with respect to the Commitments, other than any Pre-Closing Event Liability relating to or in respect of such Commitments; and

(iv)           in the event that the Phase I Environmental and Hazardous Materials Assessment or Phase II Environmental Assessment with respect to a single Branch confirms the existence of a condition in violation of applicable Environmental Laws, the presence of asbestos, or the presence of any other Hazardous Materials in excess of industrial/commercial remediation standards and such condition was not disclosed or identified on Schedule 4.9(a) or 4.9(g) or in the documents (or attachments to the documents) referenced on Schedule 4.9(a) or 4.9(g), the remediation costs of up to $25,000 for all Real Estate Interests relating to such single Branch, as contemplated by Section 6.15 hereof.

(d)           The Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume or be bound by any duties, responsibilities, obligations or Liabilities of Seller relating to Seller or arising out of the Acquired Assets, the Excluded Assets, the Deposits or the Branches, of any kind or nature and whether known, unknown, contingent or otherwise, other than the Assumed Liabilities (all such duties, responsibilities, obligations and Liabilities, other than the Assumed Liabilities, the “Excluded Liabilities”), including the following:

(i)           any (A) Taxes imposed on Seller for any period, (B) Taxes imposed with respect to the Acquired Assets or the Deposits, or the operation of the Acquired Branches, for any Pre-Closing Tax Period, (C) Transfer Taxes to the extent of the amount allocated to Seller pursuant to Section 2.4(f) hereof, and (D) Taxes imposed on Buyer or any of its Affiliates as a successor or transferee of Seller (collectively, the “Seller Taxes”);

(ii)           subject to the provisions of Section 2.1(c)(iv) and Section 11.4(d) hereof, all Liabilities (A) imposed on Buyer with respect to or in respect of the Real Estate Interests arising under any Environmental Law to the extent arising out of or relating to any release, violation of Applicable Law, event, condition, action, omission or other circumstance attributable to any period on or prior to the Closing Date, including any claims, penalties, remediation costs, Liabilities arising from the emission, discharge release or disposal of any Hazardous Materials into the air, ground or water or the presence of any Hazardous Materials on, at or in any Branches or any real property included in the Acquired Assets, and (B) without limiting the provisions of clause (A) above, all Liabilities imposed on Buyer with respect to or in respect of the Real Estate Interests arising out of any underground storage tank located in, or asbestos located in any building upon, any Real Estate Interests at anytime on or prior to the Closing Date, whether or not such Liability shall arise prior to or after the Closing Date, including, without limitation, in the case of each of clause (A) and clause (B), all such Liabilities arising out of any environmental event or condition disclosed on Schedules 4.9(a) and 4.9(g) hereof or in the documents (or the attachments to the documents) referenced on Schedules 4.9(a) and 4.9(g) hereof; provided, however, that (1) Seller shall not be responsible for any Liabilities under this clause (ii) arising under any Environmental Law to the extent such Liabilities are caused by (X) Buyer’s changed use of any Real Estate Interests following the Closing Date, (Y) changes made by Buyer to any structures on any Real Estate Interest following the Closing Date, or (Z) exacerbation of any underlying condition by the acts or omissions of Buyer following the Closing Date (and all environmental Liabilities for which Seller shall be responsible to the extent provided in this Section 2.1(d)(ii) are referred to herein as, collectively, the “Pre-Closing Environmental Liabilities”), and (2) Seller’s obligation to indemnify Buyer for the Excluded Liabilities described in this clause (ii) shall survive for a period of only eight (8) years following the Closing Date as provided in Section 11.1 hereof;

(iii)           all Liabilities arising out of or relating to the employment by Seller of any employee, including any former employee and any Retained Employee, including all salary, bonus, change of control and other obligations arising under or out of any employment agreement between Seller (or any Affiliate thereof) and any such employee (including any Retained Employee);

(iv)           all Liabilities arising out of or relating to all employee benefit plans, agreements or arrangements, as described in Section 4.5 hereof, of or maintained by Seller or at anytime as to which Seller contributed or had any Liability;

(v)           all account, trade and note payables of Seller with respect to the Branches; and

(vi)           all Liabilities arising out of the ownership or operation of the Branches or their respective business or properties or assets (including the Acquired Assets and Deposits) on or prior to the Closing Date, including the Liabilities arising out of the Proceedings listed on Schedule 4.7(a) hereof.

2.2           Consideration for the Acquisition.

(a)           In consideration for the Acquisition, Seller shall make available and transfer to Buyer, or Buyer shall make available and transfer to Seller, the Payment Amount in accordance with this Section 2.2.  The “Payment Amount” means an amount equal to the sum of the aggregate balance of all the Deposits (as set forth on the Acquisition Closing Date Balance Sheet) including interest posted or accrued with respect to the Deposits as of the close of business on the Closing Date, less an amount equal to the sum of:

(i)           A premium for the Deposits and franchise value relating to the Branches equal to 3.5% of the average Deposit balances of the Branches for the thirty (30) calendar days immediately preceding and including the Closing Date; provided, however, that (A) Non-Core Deposits (to the extent included in the Deposits), and (B) all Rejected Branch Deposits shall, in each case, be excluded from such Deposits for purposes of the calculation of average Deposit balances;

(ii)           The amount held as cash and cash items of the Branches as reflected on the Acquisition Closing Date Balance Sheet;

(iii)           The Book Value of all Loans, including accrued interest as reflected on the Acquisition Closing Date Balance Sheet;

(iv)           The Book Value of Acquired Owned Real Property;

(v)           The Book Value of the Acquired Tangible Personal Property and Leasehold Improvements as reflected on the Acquisition Closing Date Balance Sheet; and

(vi)           Buyer’s share of the pro rata adjustment of items required pursuant to Section 2.4.

(b)           On the Closing Date, (i) Seller shall deliver to Buyer an amount estimated to be the Payment Amount, calculated as set forth in clause (a) of this Section 2.2 off of the balances reflected on the Acquisition Pre-Closing Balance Sheet (the “Estimated Payment Amount”) if the Estimated Payment Amount is a positive number, and (ii) Buyer shall deliver to Seller the absolute value of the Estimated Payment Amount if the Estimated Payment Amount is a negative number.  The Estimated Payment Amount shall be set forth in a statement prepared as of the date of the Acquisition Pre-Closing Balance

Sheet and delivered to Buyer at least two (2) Business Days prior to the Closing Date (such statement, the “Estimated Payment Amount Statement”).

(c)           Within ten (10) Business Days following the Closing Date, Seller shall prepare and deliver to Buyer the Acquisition Closing Date Balance Sheet, together with a statement prepared as of the close of business on the Closing Date showing the Payment Amount and reconciling the Payment Amount to the Estimated Payment Amount (such statement, the “Final Payment Amount Statement”).  Within twenty (20) Business Days after receipt of delivery of the Acquisition Closing Date Balance Sheet and the Final Payment Amount Statement, Buyer may dispute all or any portion of the Acquisition Closing Date Balance Sheet and the Final Payment Amount Statement by giving written notice (a “Notice of Disagreement”) to Seller setting forth in reasonable detail the basis for any such dispute (a “Disagreement”).  Seller shall provide Buyer and its designees with full reasonable access, during normal business hours, to relevant books, records, work papers, personnel and representatives of Seller and such other information as Buyer may reasonably request in connection with its review of the Acquisition Closing Date Balance Sheet and the Final Payment Amount Statement and with respect to the resolution of any Disagreement.  The Parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements.  Subject to Sections 2.5(e) and 2.5(f), if Buyer does not give a Notice of Disagreement within the twenty (20) Business Day period set forth above, Buyer shall be deemed to have irrevocably accepted such Acquisition Closing Date Balance Sheet and the Final Payment Amount Statement in the form delivered to Buyer by Seller.  Seller shall be deemed to have irrevocably accepted the Acquisition Closing Date Balance Sheet and the Final Payment Amount Statement as modified by and disclosed in Buyer’s Notice of Disagreement if Seller does not dispute all or any portion of such Notice of Disagreement by giving its written response to Buyer within ten (10) Business Days following the delivery of such Notice of Disagreement setting forth in reasonable detail the basis for its dispute.

(d)           In the event that a dispute arises as to the appropriate amounts to be paid to either Party pursuant to the Acquisition Closing Date Balance Sheet and the Final Payment Amount Statement discussed in subsection (c), each Party shall pay to the other all amounts other than those as to which a dispute exists.  The Parties shall refer the disputed amounts to an independent firm of certified public accountants of national standing (an “Accountant”) reasonably acceptable to Buyer and Seller, and Buyer and Seller agree to be bound by the determination of such firm with respect to such disputed matters (absent manifest error).  Buyer and Seller shall agree upon an Accountant within fourteen (14) calendar days after the date on which either Buyer or Seller notifies the other in writing that the referral of a disputed matter within the scope of this Section 2.2(d) is necessary.  If Buyer and Seller shall fail to agree on an Accountant within such fourteen (14) day period, then Buyer and Seller shall each choose an accountant who will mutually select a third qualifying accountant who shall be the Accountant for purposes of this Section 2.2(d).  Buyer and Seller agree to share equally the fees and charges of the Accountant appointed hereunder for its services in resolving disputes within the scope of this Section 2.2(d).

(e)           The provisions of Section 2.2(d) are not intended to and shall not be interpreted to require that the Parties refer to an Accountant (a) any dispute arising out of a breach by one of the Parties of its obligations under this Agreement, (b) any dispute the resolution of which requires a construction or interpretation of this Agreement other than this Section 2.2 and the definitions related hereto and any other Section of this Agreement as necessary to enable the Accountant to resolve the dispute submitted to it pursuant to this Section 2.2, or (c) any other dispute other than (in the case of this clause (e)) a dispute related to the mathematical calculation of the Payment Amount or the accounting treatment of any asset or liability, or item of income or expense, that affects the calculation of the Payment Amount, or both.  The Parties reserve all rights and remedies, including at law or in equity, to resolve disputes other than those within the scope of Section 2.2(d).

(f)           Any disputed amounts retained by a Party that are later found to be due to the other Party shall be paid to such other Party promptly upon resolution with interest thereon from the Closing Date to the date paid at the applicable Federal Funds Rate.

2.3           Allocation.

(a)           No later than thirty (30) calendar days after the determination of the Acquisition Closing Date Balance Sheet and the Final Payment Amount Statement (including the final resolution of any dispute related thereto pursuant to Section 2.2(d)), Buyer shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Seller to Buyer pursuant to this Agreement among the assets acquired pursuant to this Agreement for purposes of, and in accordance with, Section 1060 of the Code.  If, within forty-five (45) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below.  If Seller objects to the Draft Allocation Statement in writing within such 45-day period, Seller and Buyer shall negotiate in good faith to resolve any disputed items.  If, within ninety (90) calendar days after the receipt of the Draft Allocation Statement, Seller and Buyer fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by an Accountant in accordance with the procedures set forth in Section 2.2(d).  The allocation of the total consideration, as agreed upon by Seller and Buyer (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Seller and Buyer) or determined by the Accountant (the “Final Allocation Statement”) shall be final and binding upon the parties hereto.  If there is any adjustment to the consideration paid by Seller to Buyer pursuant to this Agreement for purposes of Section 1060 of the Code, any such adjustment shall be allocated, to the extent possible, to the asset(s) resulting in such adjustment, and Buyer shall prepare a revised Draft Allocation Statement reflecting such adjustment which shall, subject to the review and dispute resolution provisions set forth in this Section 2.3(a), replace the Final Allocation Statement.  Each of Seller and Buyer shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the Parties shall each pay one-half (50%) of the fees and expenses of the Accountant retained to resolve any disputed aspects of the allocation prepared pursuant to this Section 2.3(a).

(b)           Seller and Buyer shall report the transaction contemplated by this Agreement for federal and other applicable income Tax purposes (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement (including any adjustment thereof).  Each of Seller and Buyer agree to timely file, or cause to be timely filed, IRS Form 8594 (and any comparable form under state or local Tax law and including any amendment thereto) and any required attachment thereto in accordance with the Final Allocation Statement and provide the other Party with a copy of each such form as filed no later than ten (10) calendar days following the filing thereof.  Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local Tax law), neither Seller nor Buyer shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement (including any adjustment thereof).  In the event any Party receives notice of an audit in respect of the allocation of the consideration paid for the Acquired Assets, such Party shall promptly notify the other Party in writing as to the date and subject of such audit.

2.4           Pro Rata Adjustment and Reimbursement.

(a)           Unless otherwise provided herein, it is the intention of the Parties that Seller will operate the Branches for its own account until the Effective Time and that Buyer shall operate and hold the Acquired Assets and assume the Assumed Liabilities for its own account after the Effective Time.  Thus, except as otherwise specifically provided herein, items of proration and other adjustments shall be prorated as of the Effective Time and settled between Seller and Buyer as contemplated by Section 2.2 hereof whether or not such adjustment would normally be made as of such time; provided, however, that items of proration and other adjustments allocated to Buyer shall be allocated to Buyer solely to the extent such items shall apply to the Acquired Assets or the Deposits.  Items of proration and adjustment will be handled at Closing as an adjustment to the amount of funds to be delivered by Seller to Buyer, or Buyer to Seller, as appropriate, as contemplated by Section 2.2 hereof.

(b)           For purposes of this Agreement, items of proration and other adjustments with respect to the Acquired Assets and the Deposits shall include, without limitation: (i) personal and general real property taxes; (ii) FDIC deposit insurance assessments and prepayments; (iii) safe deposit rental payments; (iv) rent for any Acquired Leased Real Property, and (v) other prepaid expenses and items (including security deposits), if any, as of the Effective time on the Closing Date.  To the extent that the amount of the foregoing items is not known on the Closing Date, such proration shall be based on the amount of such items for the prior month or year, as appropriate; provided, however, the Parties shall apportion all general real estate taxes as provided in paragraph (c) below.

(c)           Buyer and Seller shall apportion pro rata all general real estate taxes (state, county, municipal, school and fire district) paid or payable in connection with the Acquired Owned Real Property and any special taxes or assessments, if any, upon the Acquired Owned Real Property assessed or becoming a lien in accordance with Section 2.4(e) hereof.  Such apportionment shall be based upon the fiscal year for which the same are assessed.  In the event that the applicable Tax bill, or other information reasonably necessary for computing any such apportionment, is not available on the Closing Date, the apportionment shall be made at Closing on the basis of the prior period’s general real estate taxes, and such apportionment shall thereafter be reconciled based on the final Tax bill as set forth in the remaining provisions of this clause (c).  Within thirty (30) days after receipt by the Parties of the applicable final Tax bill or other information reasonably necessary for computing such apportionment, Buyer and Seller shall apportion the actual general real estate taxes and, if either Party paid more than its proper share thereof at Closing, the other Party shall within seven (7) Business Days after written request therefore reimburse such Party for the amount so expended.

(d)           Notwithstanding anything to the contrary, to the extent that the FDIC imposes an assessment (special or otherwise) after the Closing Date, which assessment is applicable to deposits that were attributable to the Deposits prior to the Closing Date, then such assessment shall be appropriately apportioned between Seller and Buyer after the Closing Date within five (5) Business Days after payment of such assessment.

(e)           For purposes of this Agreement, in the case of any Straddle Period, (1) general real estate taxes for the Pre-Closing Tax Period shall be equal to the amount of such general real estate taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (2) Taxes (other than general real estate taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the Closing Date.

(f)           Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 2.4 or otherwise contained in this Agreement, all excise, sales, use, transfer, recording and similar Taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne and, when due, paid one-half by Seller and one-half by Buyer, whether such Transfer Taxes are imposed on Seller or Buyer.

2.5           Closing.

(a)           The closing of the Acquisition (the “Closing”) shall occur by facsimile or PDF, or in person at a mutually convenient location, or by such other method as shall be mutually agreed to by the Parties, and any Closing documents delivered by facsimile or PDF at the Closing shall be delivered in original execution form by the Parties by overnight courier promptly following the Closing.  Any executed Closing documents sent by a Party or its counsel to the other Party or its counsel prior to Closing shall be held in escrow by such other Party or its counsel until such executed documents are authorized to be released by a senior officer of the sending Party or by the sending Party counsel.  The Closing shall occur on such date on which the Parties mutually agree but in any event not later than three (3) Business Days after all conditions precedent to Closing as set forth in Sections 8.1 and 8.2 shall have been satisfied or waived; provided, however, that unless the Parties shall have otherwise mutually agreed, in no event shall the Closing occur prior to the latest of (i) ninety (90) days after the date of this Agreement, (ii) forty-five (45) days after the date on which all Regulatory Approvals shall have been obtained, and (iii) February 12, 2010 (the date on which the Closing shall have occurred, the “Closing Date”).

(b)           The effective time of the consummation of the Acquisition (the “Effective Time”) shall be at a mutually agreeable time after the close of business for the Branches on the Closing Date.

(c)           Promptly after the Closing Date Balance Sheet and the Final Payment Amount Statement have been finally determined in accordance with Section 2.2(c), but in no event later than five (5) Business Days following such final determination (the “Supplemental Closing Date”), the parties hereto shall hold a supplemental closing (the “Supplemental Closing”), either by telephone, or in person at a mutually convenient location.  On the Supplemental Closing Date, if the Payment Amount is less than the Estimated Payment Amount, Buyer shall refund to Seller cash having an aggregate value equal to the difference between the Estimated Payment Amount and the Payment Amount by wire transfer or other immediately available funds.  On the Supplemental Closing Date, if the Payment Amount is more than the Estimated Payment Amount, Seller shall deliver to Buyer, by wire transfer or other immediately available funds, an amount equal to the difference between the Payment Amount and the Estimated Payment Amount.

(d)           The post-closing settlement payment shall not bear interest.

(e)           In the event any bookkeeping omissions or errors are discovered in preparing the Acquisition Closing Date Balance Sheet for the Branches or in completing the transfer and assumptions contemplated hereby, the Parties agree to correct such errors and omissions, it being understood that no adjustments will be made that are inconsistent with the judgments, methods, policies, or accounting principles utilized by Seller in preparing and maintaining the accounting records of the Branches.

(f)           In the event that Buyer or Seller discovers any errors or omissions as contemplated by Section 2.5(e) above or any error with respect to the payments made under Section 2.5(c) above not later than six (6) months following the Supplemental Closing Date, Buyer and Seller agree to promptly correct any such error or omission, make any payments and effect any transfers or assumptions as may be necessary to reflect any such correction; provided, that interest shall not be paid with respect to any such payments.

2.6           Repurchase of Non-Conforming Loans.  If at any time on or prior to the Cut-Off Date Buyer shall have discovered a Non-Conforming Loan, Buyer may deliver written notice thereof to Seller not later than the Cut-Off Date (any such notice, a “Non-Conforming Loan Notice”), which notice shall include (i) such documentation as is reasonably available to Buyer in support of its discovery, and (ii) a statement of the then current Par Value of such Non-Conforming Loan.  If Buyer shall have given a Non-Conforming Loan Notice on or prior to the Cut-Off Date, Buyer shall have the right to cause Seller to purchase, and Seller shall purchase from Buyer, such Non-Conforming Loan at the Par Value thereof as of the Non-Conforming

Loan Closing Date (as defined below); provided that Buyer shall have represented to Seller as of the Non-Conforming Loan Closing Date that Seller owns such Non-Conforming Loan as of such date.  The closing of the purchase of the Non-Conforming Loan shall occur on a date specified in the applicable Non-Conforming Loan Notice, but in no event earlier than three (3) Business Days following Seller’s receipt of such Non-Conforming Loan Notice (the date of such closing, the “Non-Conforming Loan Closing Date”).  At the closing of the purchase and sale of the Non-Conforming Loan that is the subject of any Non-Conforming Loan Notice, Buyer and Seller shall enter into such standard loan transfer documents customary for a loan transfer of this type and without recourse to Buyer, and the purchase price payable by Seller to Buyer on the applicable Non-Conforming Loan Closing Date shall be paid by wire transfer of immediately available funds to the account of Buyer specified by it in writing to Seller.  On the Non-Conforming Loan Closing Date in respect of a Non-Conforming Loan, Buyer shall deliver to Seller all loan documents relating to such Non-Conforming Loan, subject to Buyer’s retention obligations under applicable directions from law enforcement authorities.  The rights of Buyer hereunder shall be in addition to (but not in duplication of) any rights of Buyer under Article 11 hereunder, and nothing contained in this Section 2.6 shall be deemed to imply that a Non-Conforming Loan does not constitute an “Excluded Loan” for all purposes of this Agreement.  Any Non-Conforming Loan purchased by Seller under this Section 2.6 shall be treated as an adjustment to the purchase price paid by Buyer under this Agreement.  Notwithstanding anything to the contrary contained herein, Buyer shall have the right, without the consent of Seller, to assign and delegate Buyer’s rights and obligations under this Section 2.6 to any Person to whom Buyer shall have sold or otherwise transferred a Non-Conforming Loan; provided that not later than five (5) Business Days following such assignment and delegation Buyer shall give written notice thereof to Seller.  The Parties agree that Buyer shall be entitled to specific performance of the obligations of Seller under this Section 2.6 to the fullest extent permitted by applicable law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as though the Closing Date were substituted for the date of this Agreement throughout this Article 3).

3.1           Organization, Qualification, and Corporate Power.  Seller is a Missouri state chartered bank duly organized and validly existing under the laws of Missouri, with full corporate power and authority to conduct its business as now being conducted and to own or use the properties and assets that it purports to own or use.

3.2           Authorization of Transaction.  Seller has the full corporate power and authority to execute and deliver this Agreement and the other Seller Documents.  Subject to approval by any necessary federal or state banking regulatory authority, Seller has the corporate power and authority to perform Seller’s obligations hereunder and under the other Seller Documents, and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement, and when executed and delivered, each of the other Seller Documents, constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity.  Except for the Regulatory Approvals, the Landlord Consents and such other Consents as are listed on Schedule 3.2, Seller is not required to give any notice to, make any filing with, or obtain any authorization or Consent of any third party in order to execute and deliver this Agreement or consummate the Acquisition, including sale, transfer and assignment of the Acquired Assets and the Assumed Liabilities.  Seller has not received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval, and to Seller’s Knowledge, there exists no fact or circumstance that would prevent or delay Seller’s ability to obtain promptly all Regulatory Approvals.

3.3           Noncontravention.  Subject to the required Consents described in Section 3.2 and the Landlord Consents, neither the execution and the delivery of this Agreement by Seller, nor the consummation of the Acquisition by Seller will, directly or indirectly:

(a)           Contravene, conflict with, or result in a violation of (i) any provision of the articles of incorporation or bylaws of Seller or (ii) any resolution adopted by the board of directors of Seller;

(b)           Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which Seller, or any of the assets or deposits owned or used by Seller, may be subject;

(c)           Except for matters which would not have a Seller Material Adverse Effect, contravene, conflict with, or result in a violation of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Branches, the Acquired Assets or the Assumed Liabilities; or

(d)           Except for matters which would not have a Seller Material Adverse Effect, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract relating to the Branches to which Seller is a party and included in the Acquired Assets or Assumed Liabilities.

3.4           Governmental Authorizations.  Seller has all Governmental Authorizations necessary for the lawful conduct of its business at each of the Branches as now conducted and, except as would not have a Seller Material Adverse Effect, all such Governmental Authorizations are valid and in good standing and (i) are not subject to any suspension, modification, revocation, or pending (or, to the Knowledge of Seller, threatened) proceedings related thereto, and (ii) no event has occurred or circumstance exists that may give rise to or serve as the basis for the commencement of any such proceeding.

3.5           Brokers’ Fees. With the exception of Hovde Financial, Inc., Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Acquisition, and Seller shall be solely liable for payment of any such fees or commission to Hovde Financial, Inc.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE BRANCHES

Seller represents and warrants to Buyer that the statements contained in this Article 4, as qualified by the Disclosure Schedules relating thereto, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except for statements made as of a specific date, in which case such representations and warranties were correct and complete as of such specific date).

4.1           Title; Tangible Personal Property.  Seller has good and marketable title to or, in the case of any personal property lease, good and marketable leasehold interest in, all of the Acquired Tangible Personal Property and other Acquired Assets (other than the Owned Real Property and Leased Real Property, as to which Section 4.11 applies), in each case free and clear of all Encumbrances.  All Tangible Personal Property used by the Branches is in good condition, reasonable wear and tear excepted, and is usable in the Ordinary Course of Business.  Any Acquired Tangible Personal Property held under lease by Seller is held by Seller under a valid and enforceable lease with such exceptions as are not material and do not interfere in any material respect with the use made and proposed to be made of such property by Seller.

4.2           Deposits.

(a)           Seller has provided to Buyer a true and accurate data file of all deposits (including IRAs and Keogh Accounts), and related information, which are assigned to the Branches prepared as of a date within ten (10) days prior to the date of this Agreement, which data shall be updated at and as of a date first, not earlier than thirty (30) days prior to the Closing Date and, second, not earlier than five (5) days prior to the Closing Date to list separately Deposits to be assumed under this Agreement and deposits that are not being assumed under this Agreement and which data shall be further updated on the date of delivery to Buyer by Seller of the Acquisition Closing Date Balance Sheet and on the Supplemental Closing Date, and, in each case as updated, shall be true and accurate as of such date.

(b)           The Deposits are insured to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, 12 U.S.C. § 1813, and Seller has paid all assessments and opt-in fees and has filed all reports required to be paid or filed by it to or with the FDIC concerning the Deposits.

(c)           The Deposits were solicited and currently exist in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause, a Deposit would not be in material compliance if, among other things, the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit).

(d)           Seller has the right to transfer or assign each of the Deposits to Buyer, subject to any pledges, liens, judgments, court orders and restrictions on transfer.

(e)           Except as otherwise disclosed by Seller on Schedule 4.2(e) hereof, each of the agreements relating to the Deposits has been duly authorized, executed, and delivered, and is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(f)           Unless otherwise disclosed by Seller on Schedule 4.2(f) hereof, all agreements relating to the Deposits other than certificates of deposit legally permit Buyer to unilaterally terminate or modify such agreements within thirty (30) days after the Closing Date without the consent of the depositor or depositors and without penalty, subject to applicable law, delivery of any notice as may be specified in such agreements and any applicable provisions in such agreements.

4.3           Undisclosed Liabilities.  The Branches have no Liabilities except for (a) Liabilities set forth on the face of the Pre-Closing Balance Sheet (rather than in any notes thereto), (b) Liabilities which have arisen in the Ordinary Course of Business after the Pre-Closing Balance Sheet, and (c) Commitments made in the Ordinary Course of Business.

4.4           Tax Matters.

(a)           With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain all information and documents (including, without limitation, properly completed Forms W-9) necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the Code.

(b)           All Tax Returns required to be filed on or before the Closing Date by Seller and its Affiliates with respect to any Taxes payable in respect of the Acquired Assets or Assumed Liabilities or related to the Branches have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and are true and correct in all material respects.

(c)           All Taxes owed by Seller and its Affiliates with respect to the Acquired Assets or Assumed Liabilities or related to the Branches (whether or not shown on any Tax Return) that are required have been timely paid in full.

(d)           Seller and its Affiliates have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Acquired Assets or the Assumed Liabilities or related to the Branches.

(e)           There are no claims, assessments, levies, administrative proceedings or lawsuits pending or, to the Knowledge of Seller, threatened by any taxing authority with respect to the Acquired Assets or Assumed Liabilities or related to the Branches; and no audit or investigation of any Tax Return of Seller or its Affiliates with respect to the Acquired Assets or Assumed Liabilities or related to the Branches is currently underway or, to the Knowledge of Seller, threatened.

(f)           As used in this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies or other like assessments, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another Person, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Seller or its subsidiaries or Affiliates is required to pay, withhold or collect.  As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof, and including information returns or reports with respect to backup withholding and other payments to third parties.

4.5           Employee Benefits.  There are no liens or other claims which affect or could affect the Acquired Assets of any nature, whether at law or in equity, asserted or unasserted, perfected or unperfected, arising out of or relating to any employee, officer, or director of Seller, or the operation, sponsorship or participation of any such persons or by Seller in any employee benefit plan, program, procedure or other employee benefit practice, whether or not subject to the Employee Retirement Insurance Security Act of 1974 (ERISA).  There are no liabilities, breaches, violations or defaults under any “Employee Welfare Benefit Plan” or “Employee Pension Benefit Plan” (as such terms are defined in Section 3(1) and Section 3(2) of ERISA, respectively) or any other compensatory or benefit arrangement, plan, or program or contract, whether or not subject to ERISA, sponsored, maintained or contributed to by Seller or any of its Affiliates that would subject the Acquired Assets, Buyer, its employee benefit plans, or any fiduciaries thereof to any Tax, penalties or other liabilities.  Seller will retain all liabilities and assume all obligations with regard to all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, deferred compensation plans, early retirement plans, bonus or incentive programs, severance pay plans, arrangements or programs, or any similar plans, programs or obligations sponsored by the Seller or its Affiliates.

4.6           Compliance with Applicable Laws.  The Branches are in compliance with Applicable Laws in all material respects, including, without limitation, all applicable Environmental Laws.  No event has occurred or circumstance exists that constitutes a material violation by the Seller in the operation of the Branches, or a failure on the part of the Seller with respect to the Branches to comply with, any Applicable Law in any material respect, including, without limitation, any Environmental Law.  Except for normal examinations conducted in the ordinary course of Seller’s banking business, no Governmental Body has initiated any formal proceeding or investigation into the business or operations of the Seller or the conditions or operations at the Branches and no Governmental Body has initiated any regulatory proceeding or investigations into the business or operations of the Branches.  There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report or statement relating to any examinations of the Seller relating to the Branches, the Acquired Assets or the Assumed Liabilities.

4.7           Legal Proceedings; Orders.

(a)           Except as set forth on Schedule 4.7(a) hereof, there is no pending Proceeding that has been commenced by or against Seller that relates to or arises from the business conducted by the Branches.  To the Knowledge of Seller, (i) no such Proceeding has been threatened and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           There is no Order to which Seller, or any of the assets owned or used by Seller, is subject that would have a Seller Material Adverse Effect.  Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Branches.

4.8           Employees.

(a)           Seller has provided Buyer a complete list, prepared as of a date within ten (10) days prior to the date of this Agreement, of the employees of the Branches and the Select Remote Employees identifying positions held, exempt or non-exempt status (for purposes of the Fair Labor Standards Act and comparable local wage hours law), current annual salaries or wage rates, target incentive opportunity and projected incentive pay-out for 2009 (if any), actual incentive compensation for 2008 (if any), period of service, and whether such employee is a part-time or full-time employee, and the information contained in such list remains true and complete as of the date hereof.

(b)           Except as set forth on Schedule 4.8(b) hereof, no employee of the Branches or Select Remote Employee is a party to, or is otherwise bound by, any employment contract, agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and Seller, or to Seller’s Knowledge, between any such employee and any third party.

(c)           No employee at the Branches or Select Remote Employee is represented, for purposes of collective bargaining, by a labor organization of any type.  There is no labor strike, arbitration, dispute, or slowdown or stoppage pending, or to Seller’s Knowledge, threatened, involving the employees of the Branches or the Select Remote Employees, and Seller is unaware of any efforts during the past three (3) years to unionize or organize any employees at the Branches.

(d)           In relation to the Branches and except as set forth on Schedule 4.8(d) hereof, no causes of action, complaints, claims, charges or administrative investigations for unfair labor practices, wrongful discharge, violation of employment contract or employment claims based upon any state or federal law, statute, public policy, order or regulation is pending, or to Seller’s Knowledge, threatened against Seller or its Affiliates.  There are no suits, claims, grievances, or causes of action pending, or, to Seller’s Knowledge, threatened, against Seller (whether in court or before an administrative agency) arising out of or related to Seller’s employment, termination of employment, or consideration for employment of individuals at the Branches or Select Remote Employees.

(e)           In relation to the Branches, Seller and its Affiliates have complied in all material respects with all laws (including reporting and disclosure requirements) relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, occupational safety, discrimination, classification of employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and comparable local wage and hour laws, and the payment of social security or other taxes, and worker’s compensation or other insurance premiums, and Seller has not received any notice alleging that it has failed to comply in any respect with such laws.

(f)           Buyer will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement, or similar agreement or plan as a result of the transaction contemplated by this Agreement of which Seller is a party or to which it is bound in respect of any employees of the Branches or the Select Remote Employees.  Seller agrees that Buyer will not be bound to the terms of any employment, management, consulting, reimbursement, retirement, early retirement or similar agreement, whether active on the Closing Date or in discussion or negotiation, with any employees of the Branches or Select Remote Employee as to which Seller is a party or to which Seller is bound.

4.9           Environmental Matters.

(a)           Except as disclosed on Schedule 4.9(a) hereof or as discovered during the investigations conducted pursuant to Section 6.15, during Seller’s ownership or operation of the Branches: (i) Seller has not been notified in writing that either Seller or any of the Branches were or are now in violation of any Environmental Law, and (ii) the Branches and the Seller in connection with the Branches have been and are in material compliance with all applicable Environmental Laws.

(b)           Except as discovered during the investigations conducted pursuant to Section 6.15, during Seller’s ownership or operation of the Branches, Seller has not been notified in writing that any of the Real Estate Interests, or Seller in connection with the Real Estate Interests, were or are in violation of any Environmental Law.  To Seller’s actual knowledge, none of the Branches or the Real Estate Interests, or the Seller in connection with the Real Estate Interests, are in material violation of Environmental Laws as a result of conditions, acts, or omissions existing or occurring prior to Seller’s ownership or operation of the Branches.

(c)           Except as discovered during the investigations conducted pursuant to Section 6.15, there are no Proceedings pending or, to Seller’s actual knowledge, threatened, nor have there been any past Proceedings (or, in the case of Proceedings during any period prior to Seller’s ownership or operation, any past Proceedings to Seller’s actual knowledge) relating to the Real Estate Interests, or Seller in connection with the Real Estate Interests, under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal or state Governmental Body.

(d)           Seller has not received any written notice of any violation of or liability or lien pursuant to any Environmental Laws with regard to the Branches.

(e)           Except as discovered during the investigations conducted pursuant to Section 6.15, Seller has not generated, stored, released, or disposed of any Hazardous Materials at, in, from, on, under or about any of the Branches except in full compliance with Environmental Laws.  To Seller’s actual knowledge, prior to Seller’s ownership or operation of the Branches, no Hazardous Materials were generated, stored, released, disposed or are otherwise present at, in, on, under or about any of the Branches or from any of the Branches except in full compliance with Environmental Laws.

(f)           Except as discovered during the investigations conducted pursuant to Section 6.15, during Seller’s ownership or operation of the Branches, no release (as defined at CERCLA, 42 U.S.C. 9601(22)) of Hazardous Materials has occurred at or from any Branch.  To Seller’s actual knowledge, prior to Seller’s ownership or operation of the Branches, no release (as defined at CERCLA, 42 U.S.C. 9601(22)) of Hazardous Materials has occurred at or from any Branch.  To Seller’s actual knowledge, no condition exists at or in connection with any Branch for which applicable Environmental Laws required or require notice to any third party, further investigation, or response action.

(g)           To Seller’s actual knowledge and except as disclosed on Schedule 4.9(g) hereof or as discovered during the investigations conducted pursuant to Section 6.15, no asbestos, mold or lead-based paint is contained in any Branch or property owned, leased or operated by the Seller in connection with the Branches.

(h)           Except as discovered during the investigations conducted pursuant to Section 6.15, to Seller’s Knowledge, there are no underground storage tanks on or under any Branch, nor any Hazardous Material at, in, on, or under or emanating from any

Branch in any quantity or concentration in violation of any standard or limit established pursuant to Environmental Laws.

(i)           Seller is not required to have any Governmental Authorization under Environmental Laws in connection with any of the Branches.

(j)           To Seller’s actual knowledge and except as discovered during the investigations conducted pursuant to Section 6.15, during Seller’s ownership or operation of the Branches, no Hazardous Materials generated at any Branch have been treated, stored, or disposed of at a location that has been identified by a Governmental Body as a facility that is subject to any existing or potential claim under Environmental Laws.  To Seller’s actual knowledge, prior to Seller’s ownership or operation of the Branches, no Hazardous Materials generated at any Branch have been treated, stored, or disposed of at a location that has been identified by a Governmental Body as a facility that is subject to any existing or potential claim under Environmental Laws.

(k)           Seller has delivered to Buyer on or prior to the date hereof (or, at the latest, within ten (10) days following the date of this Agreement), true and complete copies of all documents, records, and information in its possession or control that identify environmental liabilities and other environmental matters, including, without limitation, previously conducted environmental site assessments, reports, studies, surveys and other similar documents or information, including, without limitation, related correspondence, relating to each of the Real Estate Interests.

4.10           Loans.  Seller has provided to Buyer a true and accurate data file of all Loans, including the outstanding principal balance of and the amount of accrued and unpaid interest and fees on such Loans, prepared as of a date within ten (10) days prior to the date of this Agreement, which data shall be updated at and as of the Closing Date, and, in each case as updated, shall be true and accurate in all material aspects as of such date.

(a)           Each Loan included in the Acquired Assets was made or acquired by Seller or its predecessor in the Ordinary Course of Business.  Except as set forth on Schedule 4.10(a) hereof, none of the loans of the Branches (including the Loans) consist of loans between Seller, on the one hand, and any employee or Affiliate of Seller or any of Seller’s Affiliates.

(b)           None of the Loans are presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

(c)           There are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans, provided that the term “facts” shall not include judgments or opinions of such officers or employees which were in good faith or information which is reflective of information supplied by the borrower or other third parties.

(d)           With respect to each Loan:

(i)           Such Loan was solicited, originated, administered, serviced and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder, including, as applicable, any written SBA service guidelines, and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (i), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectibility of the Loan or subjects the lender to any penalty or liability);

(ii)           Each note, agreement or other instrument evidencing a Loan and any related security agreement and other document securing, governing or otherwise relating to such Loan (including, without limitation, any guaranty or similar instrument) is true, genuine and, in all material respects, complete, and constitutes a valid, legal and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally, and all actions necessary to perfect any related security interest in favor of Seller have been duly taken;

(iii)           Such Loan (A) to the extent secured or purported to be secured by a lien in favor of Seller, is secured by a valid and enforceable, and duly perfected, lien in favor of Seller in the collateral therefor, which lien is assignable, and (B) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor;

(iv)           There has been no material modification, amendment or supplement to or material waiver of the terms of the applicable loan documents except as reflected in writing in the loan file made available to Buyer in respect of such Loan;

(v)           Such Loan is accruing interest in accordance with its terms;

(vi)           Such Loan is not pledged to a third party or otherwise encumbered, and no other party has filed a UCC financing statement in connection therewith;

(vii)           Seller is in possession of all (A) original notes or lost note affidavits, or (B) mortgages or certified copies of such mortgages and financing statements (or other lien filing documents), provided that such mortgages and financing statements (or other lien filing documents) have been returned by the local recording office;

(viii)           There is no valid claim or valid defense (including the defense of usury) to the enforcement of such Loan or a valid right of setoff or rescission;

(ix)           No claim or defense (including the defense of usury) to the enforcement of a Loan or a valid right of setoff or rescission has been asserted with respect to any Loan by the applicable borrower(s) under such Loan or, to the Knowledge of Seller, by any other Person;

(x)           Neither Seller nor any predecessor has taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against Seller or Buyer (including, without limitation, any right not to repay any such obligation or any part thereof);

(xi)           Such Loan was made substantially in accordance with Seller’s or Seller’s predecessor’s standard underwriting and documentation guidelines as in effect at the time of its origination, and has been administered substantially in accordance with Seller’s or Seller’s predecessor’s standard loan servicing and operating procedures as in effect from time to time;

(xii)           Seller may transfer or assign such Loan to Buyer without the approval or consent of any obligor thereunder;

(xiii)           Such Loan is not as of the date hereof, or is or has not been during the period beginning on the date hereof and ending on and as of the Closing Date, thirty (30) calendar days or more delinquent (without giving effect to any grace period, waiver, forbearance, reservation of rights, extension, modification or amendment);

(xiv)           Neither the borrower nor any guarantor of the Loan is in bankruptcy and, to Seller’s Knowledge, there are no facts, circumstances or conditions with respect to such Loan, the collateral therefor or the borrower’s credit standing, that could reasonably be expected to cause such Loan to become delinquent or adversely affect the collectibility, the value or the marketability of such Loan;

(xv)           No notice of default has been given or received by Seller with respect to any Loan and Seller has not received any notice of any violation of law with respect to any Loan or any collateral for any Loan;

(xvi)           There is no pending, or to Seller’s Knowledge, threatened, litigation or claims which may affect in any way the title or interest of the Seller or the borrower in and to such Loan, the collateral for such Loan and the promissory note or the mortgage or deed of trust;

(xvii)           There are no threatened or pending foreclosures, total or partial condemnation (to Seller’s Knowledge) or repossession proceedings or insurance claims (to Seller’s Knowledge) with respect to such Loan or the collateral for such Loan; and

(xviii)           Seller has not directed, controlled or overseen the management of environmental matters of any borrower or any real estate in which the Seller in connection with the Branches holds or has held a security interest and which constitutes a Loan so as to cause the Seller to act outside the exclusion under 42 U.S.C. § 9601(20)(E) or any other analogous provisions under applicable Environmental Laws.

4.11           Owned Real Property, Leased Real Properties and Tangible Personal Property.

(a)           Schedule 4.11(a)(i) hereof lists and describes briefly all real property owned by Seller and used as Branch premises (the “Owned Real Property”).  With respect to each parcel of the Owned Real Property, Seller has good and marketable fee title to such parcel of Owned Real Property free and clear of any Encumbrance except for Permitted Encumbrances.  With respect to each Leased Real Property, Seller has a good and valid leasehold interest in such Leased Real Property on and subject to the terms of its applicable Lease, it being understood that Seller makes no representations or warranties about matters affecting the respective landlords’ fee title to the Leased Real Properties).  Except as set forth on Schedule 4.11(a)(ii), there are no tenants or other parties claiming by, through or under Seller that have a possessory right in and to any space in respect of the Owned Real Property (all such agreements listed on Schedule 4.11(a)(ii), the “Tenant Leases”).  Seller has delivered to Buyer a true, correct and complete copy of each Tenant Lease as amended, modified or supplemented.  Each Tenant Lease is an existing legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of the tenant thereunder, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default, on the part of Seller or the tenant under any such Tenant Lease.

(b)           Except as set forth in Schedule 4.11(b) hereof, with respect to the Acquired Tangible Personal Property, the Owned Real Property and the Leased Real Properties (it being understood that Seller is not the fee owner of any Leased Real Property and so, notwithstanding anything to the contrary herein, to the extent the representations relating to the real property parcel of which a Leased Real Property is a part set forth below are qualified to the “Seller’s Knowledge,” such knowledge shall be limited to the actual knowledge (without inquiry or investigation) of Seller’s officers or directors or senior managers or Branch managers; provided, however, that Seller shall be deemed to have knowledge of any matter, fact, event, default, violation, breach, noncompliance, notice, consent or other circumstance if any of the same shall have been delivered in writing to Seller at anytime prior to the Closing):

(i)           there are no pending or, to Seller’s Knowledge, threatened, condemnation proceedings, claim of violation of zoning laws, governmental investigation, lawsuits, or administrative actions relating to the Owned Real Property, Seller’s interest in the Leases or the Leased Real Properties, or the Acquired Tangible Personal Property, or, to Seller’s Knowledge, in the case of each Leased Real Property, the real property parcel of which such Leased Real

Property forms a part, affecting, or which might affect, adversely in any material respect, the current use, occupancy, or value thereof;

(ii)           there are no outstanding options or rights of first refusal to purchase any parcel of the Owned Real Property, the Leases or Seller’s interest in the Leased Real Properties, or the Acquired Tangible Personal Property, or any portion thereof or interest therein, or, to Seller’s Knowledge, in the case of any Leased Real Property, the real property parcel of which such Leased Real Property forms a part, or any portion thereof or interest therein except, in the case of the Leased Real Properties, such options or rights as set forth in the Leases;

(iii)           no written notice of any violation of zoning laws, building or fire codes or other statutes, ordinances, or regulations or of restrictive covenants relating to the use or operation of the Real Estate Interests has been received by Seller which has not been corrected and, if required, accepted in writing by the applicable Governmental Body, and Seller has not undertaken or completed any construction or improvements on the Real Estate Interests within the past one hundred fifty (150) days which could result in the imposition of any mechanics, materialmen or other similar liens on the Real Estate Interests (other than minor repairs made in the Ordinary Course of Business, all of which have been paid in full);

(iv)           there is no pending or, to Seller’s Knowledge, contemplated rezoning proceeding or special assessment affecting the Real Estate Interests or, to Seller’s Knowledge, in the case of each Leased Real Property, the real property parcel of which such Leased Real Property forms a part;

(v)           to Seller’s Knowledge, the Real Estate Interests are not subject to any special tax valuation or special tax exemption, which upon a change in use or ownership of the Real Estate Interests will result in a “rollback tax” or similar assessment, and to Seller’s Knowledge, with respect to any real property parcel of which any Leased Real Property forms a part, such parcel is not subject to any special tax valuation or special tax exemption, which upon a change in use or ownership of such parcel will result in a “rollback tax” or similar assessment that would be payable by Seller under any Lease;

(vi)           to Seller’s Knowledge, (A) access to each of the Owned Real Property and each the Leased Real Property (or in the case of any Leased Real Property, the real property parcel of which such Leased Real Property forms a part) is available over public streets, (B) all water, sewer, gas, electric, telephone, cable, drainage and other utility equipment, facilities and services required by applicable laws and regulations or necessary for the current operation of the Real Estate Interests are installed, connected and adequate to serve the Real Estate Interests for their current use, and (C) all utility lines servicing the Real Estate Interests are located either within the boundaries of the applicable Owned Real Property or Leased Real Properties (or in the case of any Leased Real Property, the real property parcel of which such Leased Real Property forms a part), within lands dedicated to the public use or within recorded easements for such purpose, and are serviced and maintained by the appropriate public or quasi-public entity;

(vii)           to Seller’s Knowledge, Seller possesses all rights, privileges, licenses, franchises, permits and other authorizations (including certificates of occupancy, if applicable) that are material to the current use, occupancy, and operation of the Real Estate Interests;

(viii)           all permits that are material to the current use, occupancy and operation of the Real Estate Interests and, to Seller’s Knowledge, in the case of any Leased Real Property, the real property parcel of which such Leased Real Property forms a part, are in full force and effect and Seller has not received written notice of any pending or threatened revocation, suspension or termination proceedings concerning such permits;

(ix)           all improvements located on the Owned Real Property and, to Seller’s Knowledge, on the Leased Real Properties, the roofs thereon, and all mechanical systems (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems) therein, are in good working order, and, to Seller’s Knowledge, are in sound structural condition and free from material defect or deficiency;

(x)           Seller has not received any written notice (which remains outstanding) from a Governmental Body or other party alleging the existence of such defect or deficiency as set forth in subclause (ix) of this Section 4.11(b); and

(xi)           there has been no casualty damage affecting all or any material portion of the Owned Real Property or the Leased Real Properties which has not been restored except for any damage for which either adequate insurance proceeds will be transferred to Buyer at Closing, with Seller being responsible for deductibles or, in the case of any Leased Real Property, the landlord under the Lease is responsible to restore under the terms of such Lease and which damage has been disclosed to Buyer.

4.12           Leased Real Property.  Schedule 4.12 attached hereto lists all leases, subleases, occupancy agreements or similar agreements under which Seller occupies (or has the right to occupy) pursuant to a lease, license or similar arrangement any real property interest (i) used as a Branch, or (ii) used in connection with the operation of such Branch if such real property interest is incidental to and located at or in immediate and close proximity to such Branch (including any separate parking lot leases where customers of such Branch are permitted to park) (collectively, the “Leases”), and Seller is entitled to possession of the Leased Real Properties as lessee in accordance with the terms of the respective Leases.  The Leases are accurately described on Schedule 4.12 attached hereto and, except as shown on Schedule 4.12, have not been amended, modified or supplemented.  Seller has delivered to Buyer a true, correct and complete copy of each Lease as amended, modified or supplemented.  Each Lease is an existing legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of the lessor thereof, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default, on the part of Seller or the lessor under any such Lease.  There are no tenants or other parties claiming by, through or under Seller that have a possessory right in and to any space in respect of the Leased Real Properties.  As used in this Section 4.12, the term “lessor” includes any sub-lessor of the property to Seller.  There are no subleases relating to any Leased Real Property created or suffered to exist by Seller, or to Seller’s Knowledge, created or suffered to exist by any other Person.  Subject to Seller obtaining any consents necessary for the valid assignment to Buyer of the Leases, which consents are listed on Schedule 4.12 (the “Landlord Consents”), the assignment of such Leases will transfer to Buyer on the Closing Date all of Seller’s rights under the Leases.

4.13           Acquired Contracts.  Seller has delivered to Buyer a correct and complete copy of each written Acquired Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Acquired Contract, if any.  With respect to each such Acquired Contract:  (i) it is a legal, valid, binding and enforceable contract, and in full force and effect, as against Seller and, to the Knowledge of Seller, each other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity; (ii) it will continue to be such a legal, valid, binding and enforceable contract, and in full force and effect, as against Seller and, to the Knowledge of Seller, each other party thereto on identical terms following the consummation of the transactions contemplated hereby, (iii) neither Seller nor, to the Knowledge of Seller, each other party thereto is in breach or default thereunder and  no event has occurred that with notice or lapse of time, or both, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder, and (iv) neither Seller, nor to Seller’s Knowledge, any other party thereto has repudiated any provision thereof.

4.14           Absence of Certain Changes and Events.  Since October 1, 2009 Seller has not:

(a)           suffered any change which would have a Seller Material Adverse Effect;

(b)           except in the Ordinary Course of Business and consistent with prudent banking practices, (i) sold, transferred, leased, pledged, mortgaged, or otherwise encumbered or (except for this Agreement) agreed to sell, transfer, lease, pledge, mortgage or otherwise encumber, any of the Acquired Assets or rights with respect thereto, (ii) canceled, waived, compromised or agreed to cancel, waive or compromise any debts, claims or rights with respect to the Acquired Assets or the Assumed Liabilities, or (iii) amended, modified or supplemented any of the terms or conditions governing the Loans;

(c)           made or permitted any amendment, termination or lapse of any contract, lease, agreement, license or permit, if such amendment, termination or lapse (individually or in the aggregate) would reasonably be expected to have a Seller Material Adverse Effect;

(d)           made any change in any method of management or operation of the Branches not in the Ordinary Course of Business or any accounting change, except as may be required by generally accepted accounting principles or general regulatory requirements;

(e)           except as set forth in Schedule 4.14(e) hereof, granted any general increase in the compensation (including bonuses) of its officers or employees located at the Branches or the Select Remote Employees (including any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except for, to the extent permitted by Section 6.1(b)(i) hereof for the period between the date hereof and the Closing Date, normal periodic increases made pursuant to established compensation policies applied on a basis consistent with that of the prior year, and increases and payments necessary, in the Seller’s reasonable discretion, to maintain and preserve the operation of the Branches, all of which increases that relate to employees located at the Branches or the Select Remote Employees shall be promptly disclosed in writing to Buyer by Seller within forty-five (45) days prior to the Closing Date;

(f)           caused the Branches to transfer to Seller’s other operations any deposits other than deposits that are not Deposits for purposes of this Agreement, except in the Ordinary Course of Business at the unsolicited request of depositors, or caused any of Seller’s other operations to transfer to the Branches any deposits, except in the Ordinary Course of Business at the unsolicited request of depositors;

(g)           made any change to its customary policies for setting rates on deposits offered at the Branches, including any increase in interest rates paid except as otherwise contemplated by Section 6.1(b)(v) hereof; or

(h)           entered into any other transaction or agreement, incurred any capital expenditures, or conducted its affairs, in each case as related to the Acquired Assets or the Assumed Liabilities, other than in the Ordinary Course of Business and consistent with prudent banking practices except as contemplated by this Agreement.

4.15           Escheat Deposits.  All of the deposits and other property (including the contents of safe deposit boxes) held or maintained at the Branches that would constitute escheated deposits or property at any time prior to the Closing were properly reported and transmitted to the applicable Governmental Body.

4.16           Books and Records.  The Books and Records accurately reflect in all material respects as of their respective dates the Book Value of the Acquired Assets and Assumed Liabilities being transferred to Buyer hereunder.  The Books and Records are true and complete in all material respects and fairly reflect and also include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis, and to otherwise operate the business in respect of the Acquired Assets and Assumed Liabilities being acquired or assumed under this Agreement in substantially the manner currently operated by Seller.  The Books and Records, including, but not limited to, IRA and Keogh Account documentation, are in compliance in all material respects with all requirements of applicable law.

4.17           Insurance.  Seller maintains in full force and effect insurance on the Acquired Assets in such amounts and against such risks and losses as are (based on advice of its insurance broker) customary and adequate for comparable entities engaged in the same business and industry.

4.18           Disclosure.  No representation or warranty of Seller contained herein, when read together with the Disclosure Schedule, is false or misleading in any material respect or omits to state a fact herein or therein necessary in order to make the statements contained herein or therein not false or misleading in any material respect.

4.19           Community Reinvestment Act Designations.  As of the date of this Agreement, each of the subsidiaries or Affiliates of Seller that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision.  To Seller’s Knowledge, Seller has not received any notice of and has not been made aware of any planned or threatened objection by any community group to the transaction contemplated hereby.

4.20           No Knowledge of Fraud.  Seller is not aware (based on Seller’s Knowledge) of: (i) any Loan, Deposit, lending relationship or deposit relationship held or maintained at the Branches that is or may reasonably be considered to be fraudulent in nature, notwithstanding that any Loan may be current and performing; or (ii) any device, artifice or scheme, whether by customers or Seller’s employees, to commit fraud with respect to any activities conducted at the Branches, including but not limited to deposit or lending functions conducted at the Branches.

4.21           Limitation on Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE OWNED REAL PROPERTY, LEASED REAL PROPERTIES, OR THE ACQUIRED TANGIBLE PERSONAL PROPERTY OR WITH RESPECT TO ANY ACQUIRED ASSETS OR ASSUMED LIABILITIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as though the Closing Date were substituted for the date of this Agreement throughout this Article 5).

5.1           Organization, Qualification, and Corporate Power.  Buyer is a national banking association duly organized and validly existing under the laws of the United States, with full corporate power and authority to conduct its business as now being conducted and to own or use the properties and assets that it purports to own or use.

5.2           Authorization of Transaction.  Buyer has the full corporate power and authority to execute and deliver this Agreement and the other Buyer Documents.  Subject to approval by any necessary federal or state banking regulatory authority, Buyer has the corporate power to perform Buyer’s obligations hereunder and under the other Buyer Documents, and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement, and when executed and delivered, each of the other Buyer Documents, constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity.  Except for the Regulatory Approvals or as otherwise provided herein, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, or Consent of any Governmental Body in order to execute and deliver this Agreement or consummate the Acquisition.

5.3           Noncontravention. Subject to the required Consents described in Section 5.2, neither the execution and the delivery of this Agreement by Buyer, nor the consummation of the Acquisition by Buyer, will directly or indirectly:

(a)           Contravene, conflict with, or result in a violation of (i) any provision of the charter or bylaws of Buyer or (ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(b)           Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which Buyer, or any of the assets owned or used by Buyer may be subject;

(c)           Except for matters which would not have a Buyer Material Adverse Effect, contravene, conflict with, or result in a violation of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer; or

(d)           Except for matters which would not have a Buyer Material Adverse Effect, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Buyer is a party.

5.4           Brokers’ Fees.  Except for fees payable to RBC Capital Markets Corporation, Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Acquisition, and Buyer shall be solely liable for payment of any such fees or commissions payable to RBC Capital Markets Corporation.

5.5           Legal Proceedings; Orders.  There are no pending proceedings or an Order pending against Buyer that would prohibit Buyer’s fulfillment of obligations agreed to in this Agreement.

5.6           Financial Condition.  The financial condition of Buyer is sufficient to enable Buyer to consummate the Acquisition without any external financing.

5.7           Regulatory Condition.  Buyer has not received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval, and to Buyer’s Knowledge, there exists no fact or circumstance that would prevent or delay Buyer’s ability to obtain promptly all Regulatory Approvals.

ARTICLE 6
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

6.1           Operation of Business.

(a)           From the date of this Agreement through the Closing Date, Seller shall use Commercially Reasonable Efforts to maintain the level of customer accounts of the Branches existing on the date hereof.

(b)           From the date of this Agreement through the Closing Date, Seller will not, and will not cause or allow the Branches to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, and, without the prior written consent of Buyer, Seller shall not with respect to the Branches:

(i)           increase the rate of compensation of any of the Branches officers or employees or Select Remote Employees, or enter into any employment contracts with any Potential Employee except in the Ordinary Course of Business; provided, however, prior to or on the Closing Date, Seller shall pay in full to the Retained Employees the performance, incentive or other bonuses required to be paid to them pursuant to Section 6.7(c) hereof;

(ii)           authorize or make any capital expenditure(s) which, individually or in the aggregate, exceeds $5,000 for any single Branch;

(iii)           extend any new, or renew any existing, loan (or Commitment), credit, lease, or other type of financing or renew any such type of financing in which the maximum principal amount thereunder would pursuant to the terms thereof exceed $1,000,000;

(iv)           extend any new, or renew any existing, loan, credit, lease, or other type of financing or renew any such type of financing, or purchase any loan participation interest, which does not meet Seller’s loan policy requirements as of the date of this Agreement;

(v)           make any change to (A) the interest rates or price or rates of fees, (B) the policies or programs, or (C) the period of time applicable to any promotional period, in each case as in existed on the date of this Agreement with respect to the loans or deposits of, or offered by, the Branches other than in the Ordinary Course of Business and as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Branches; provided, however, that (1) an interest rate increase on any deposit in excess of  25 basis points or a decrease in the interest rate of any loan in excess of 50 basis points shall not be deemed to be in the Ordinary Course of Business and shall require Buyer’s prior written consent (it being understood that Buyer shall not unreasonably withhold or delay its consent with respect to such actions), and (2) Seller shall be permitted to offer interest rates on any certificates of deposits or money market deposit accounts at rates that are lower than the rates offered as of the date of this Agreement without the prior written consent of Buyer;

(vi)           authorize or allow Potential Employees to take vacation or other voluntary leaves of absence during the five (5) Business Day periods preceding or following the Closing Date, other than any leave of absence that is required to be granted pursuant to the Family Medical Leave Act;

(vii)           deliver or distribute, in writing or electronically, to any customer of the Seller, any notice, letter or other correspondence that is related to the Acquisition or matters of transition related thereto, including the status of such customer’s accounts or loans with Seller (it being understood that Buyer shall not unreasonably withhold or delay its consent with respect to such actions);

(viii)           forward to vendors of Seller the names and other contact information of depositors and other customers of the Branches if such vendors are permitted to use such information to solicit credit card, debit card or prepaid card business, or brokerage, investment or insurance business or any other business customarily conducted by a bank, from such depositors and other customers, except that nothing contained in this clause (viii) shall restrict Seller from forwarding such names to First Brokerage America, LLC (or its insurance company subsidiary) to enable them to carry on the brokerage and insurance business carried on by them out of the Branches consistent with past practices;

(ix)           make any material changes to the terms and conditions governing the Deposit accounts, other than as required by applicable law, rule or regulation;

(x)           enter into any interest rate swap, collar, floor or other hedging or derivative agreement or amend, modify or supplement any thereof, or agree to any provision in any Loan entered into after the date hereof under which the borrower under such Loan shall be required or permitted, with respect to such Loan, to enter into any interest rate swap, collar, floor or other hedging or derivative agreement;

(xi)           amend, terminate, extend or waive any right in any material respect, or sell, assign or transfer, any Lease or Acquired Contract; provided, however, that (A) in the case of any Lease, Seller may, without the consent of Buyer, exercise any renewal option on the renewal terms expressly set forth under such Lease as of the date hereof (and without modification, for the avoidance of doubt, to the payment amount or obligations thereunder) if such Lease shall expire prior to the Closing Date unless Buyer shall have delivered written notice instructing Seller not to renew or extend such Lease within ten (10) Business Days following notice from Seller of its intention to extend or renew such Lease (and Seller hereby agrees to give notice to Buyer of its intention to so extend or renew any such Lease), and (B) in the case of any Acquired Contract, Seller may, without the consent of Buyer, amend, terminate or extend such Acquired Contract that involves the payment or receipt of not more than $2,500 during any one (1) year period;

(xii)           except as required by law or the terms of the documents governing any Loan, (A) release any collateral or any party from any liability on or with respect to such Loan, (B) compromise or settle any material claims of any kind or character with respect to such Loan, or (C) amend or waive any of the material rights or other terms of such Loan as set forth in the Loan documents; provided, however, that Buyer agrees not to unreasonably withhold or delay its consent to any of the actions described in clause (C) above provided that such actions are taken in accordance with the underwriting standards, pricing levels and other parameters or terms of Seller as in effect on the date hereof or as mutually agreed upon by the Buyer and Seller in writing from time to time;

(xiii)           sell, transfer, assign, encumber or otherwise dispose of, or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, any of the assets or deposits of the Branches, except in the Ordinary Course of Business consistent with past practice; provided, however, in no event shall Seller take any of the foregoing actions with respect to (A) any of the Owned Real Property, (B) any of the Leases, (C) any of the Deposits, or (D) any Loan;

(xiv)           except as permitted by this Section 6.1(b), knowingly take, or knowingly permit its Affiliates to take, any action (A) impairing Buyer’s rights in any Deposit or Acquired Asset, (B) impairing in any way the ability of Buyer to collect upon any Loan, or (C) waiving any material right, whether in equity or at law, that it has with respect to any Loan; or

(xv)           directly or indirectly agree or commit to take any of the foregoing actions.

(c)           From the date of this Agreement through the Closing Date, Seller will not, and will not cause or allow the Branches to, distribute or deliver any marketing materials to the customers of the Branches without consulting with the Buyer other than customary marketing materials in the Ordinary Course of Business.

6.2           Notice of Potential Material Adverse Effect.  Seller will give prompt written notice to Buyer of any fact or circumstance which would result in a Seller Material Adverse Effect, or cause a breach or threatened breach of any of the representations and warranties in Article 3 or 4 above.  Buyer will give prompt written notice to Seller of any fact or circumstance which would result in a Buyer Material Adverse Effect or cause a breach or threatened breach of any of the representations and warranties in Article 5.

6.3           Reasonable Access.  Buyer, its vendors and agents shall be given onsite access to the Branches, both during and outside of normal business hours, as reasonably necessary or appropriate beginning within five (5) calendar days following the execution of this Agreement to investigate the Branches’ properties, books, contracts, commitments, records, operations and conditions (financial or otherwise) and inspect, among other things, the Seller’s Books and Records; provided that such investigation shall be related to the Acquisition and shall not interfere materially or unnecessarily with the Branches’ normal operations.  Buyer shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it and shall not use such information for any purpose except in furtherance of the Acquisition.  Within five (5) calendar days of the execution of this Agreement, Buyer shall be permitted, at its expense, to install and test voice and data communication lines and WAN, both internal and external, from each Branch and prepare for the installation of hardware and software; provided that such installation and testing shall be conducted at mutually agreeable times and so as to minimize, to the extent reasonably practicable, interference with Seller’s operation of its business.  If this Agreement is terminated, Buyer shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received pursuant to this Section 6.3 concerning the Branches.  Seller shall allow Buyer to remove the Seller’s Books and Records for purposes related to the Acquisition, subject to such reasonable restrictions and limitations for confidentiality or security or other purposes as required by Seller.

6.4           Press Releases.  Prior to the Closing Date, the Parties will consult with each other as to the form and substance of any press release or other public disclosure materially related to the Acquisition; provided that no Party is prohibited from making any disclosure which its counsel deems necessary or advisable in order to satisfy any requirements of Applicable Law or the rules of any national securities exchange on which securities of a Party or Affiliate of a Party are listed, in which case the Party making such public announcement or disclosure shall give prior written notice to the other Party promptly after the disclosing Party is notified of the disclosure requirement.  Neither Party will be required to seek the other Party’s approval of any public notice required for any required regulatory filing.

6.5           Exclusivity.  From the date of this Agreement through the Closing Date, Seller will not and will cause its Affiliates not to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person other than Buyer relating to the acquisition of any Branch or any of the assets, properties or deposits thereof, except as otherwise permitted by Section 6.l(b) hereof (it being understood that Seller shall have the right to sell, without the consent of Buyer, any Excluded Loan provided such Excluded Loan was originated prior to the date hereof as contemplated by Section 6.18 hereof) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6           Regulatory Matters and Approvals.  Each of the Parties will cooperate and use Commercially Reasonable Efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Governmental Authorizations.  Buyer shall file all requisite applications with the applicable Governmental Bodies no later than thirty (30) calendar days after the date of this Agreement (and shall use its Commercially Reasonable Efforts to file such applications not later than twenty (20) calendar days after the date of this Agreement); provided that Seller has supplied to Buyer all necessary Seller information required for such applications and Buyer shall have provided to Seller a copy of each such application (excluding confidential sections thereof) not less than three (3) Business Days prior to the date on which such application is to be filed.  Buyer shall respond (and Seller shall assist Buyer in responding) to all requests for information from a Governmental Body in a timely manner and shall use their respective Commercially Reasonable Efforts to respond to any request within three (3) Business Days.  Each of the Parties will (i) permit the other to review in advance and, to the extent practicable, will consult with the other Party on all characterizations of the information relating to the other Party which appear in any filing made with, or written materials submitted to, any Governmental Body in connection with the Acquisition; and (ii) consult with the other with respect to obtaining all Governmental Authorizations necessary or advisable to consummate the Acquisition (unless prohibited by the applicable Governmental Body) and will keep the other Party apprised of the status of matters relating to completion of the Acquisition.  Each of the Parties will promptly furnish the other Party with copies of all written communications received by it, from, or delivered to, any Governmental Body in connection with and material to the Acquisition, except for any confidential portions thereof and shall update the other party on any non-written correspondence with Governmental Bodies relating to Governmental Authorizations.

6.7           Employment.

(a)           Buyer may, but shall be under no obligation to, extend offers of employment as of the Closing Date to (i) employees of Seller at the Branches and (ii) the Select Remote Employees (such employees and Remote Select Employees, collectively, the “Potential Employees”).  Seller shall assist, and shall cause its Affiliates to assist, Buyer’s solicitation of Potential Employees to accept employment with Buyer and/or Affiliates of Buyer.  From and after the date hereof through the Closing Date, Buyer may initiate contact and engage in reasonable communication with Potential Employees, including, without limitation, via electronic mail, physical delivery by mail or facsimile, or telephone or in-person contact, and Seller shall use its reasonable efforts to assist in the facilitation of such communications.  Without limiting the foregoing, Seller shall permit

Buyer to contact and solicit the Potential Employees promptly after the date of this Agreement and shall cooperate with Buyer to establish procedures for Buyer to interview the Potential Employees and to provide Buyer with appropriate information relating to the Potential Employees (including a copy of each such Potential Employee’s most recent performance review and access to each such Potential Employee’s entire personnel and employment file, excluding medical information unless such Potential Employee shall have otherwise consented to the disclosure thereof to Buyer).

(b)           Buyer shall notify Seller at least thirty (30) days prior to the Closing which Potential Employees Buyer desires to employ following Closing.  Buyer agrees that, with respect to each such Potential Employee to whom Buyer so desires to make an offer of employment, Buyer shall (i) make such offer at least fifteen (15) days prior to the Closing Date, and (ii) in the case of each Potential Employee receiving an offer and subject to the other provisions of Section 7.13 hereof, offer to such individual (A) base salary that is comparable to his or her base salary as of the date hereof and (B) incentive compensation and health and welfare benefits that are substantially comparable to the incentive compensation and health and welfare benefits offered by Buyer to similar level employees within Buyer’s workforce as of the date of Buyer’s offer to such Potential Employee.  Potential Employees who accept offers of employment by Buyer prior to the Closing Date and become employees of Buyer by reporting for work with Buyer on the first Business Day following the Closing Date or within five (5) Business Days after the Closing Date as may be applicable to Potential Employees shall be referred to herein as “Retained Employees.”  All Retained Employees will be removed from Seller’s payroll effective as of the Closing Date.

(c)           At Closing, (i) all wages and salaries, workers’ compensation payments, accrued and unused vacation pay and social security and unemployment taxes of employees at the Branches and Select Remote Employees (including Retained Employees) shall be paid by Seller for the period prior to and including the Closing Date, and (ii) Seller will make all severance and other payments and perform all obligations to Seller’s employees under any and all severance or stay-pay agreements executed between Seller and the employees of the Branches.  In addition, on the Closing Date, Seller shall (X) compute all performance and incentive bonuses and annual bonuses that a Retained Employee would otherwise be entitled to under any existing formula-based performance or incentive agreement or other existing formula-based bonus policy or arrangement applicable to such Retained Employee as though such Retained Employee shall have completed his or her service for the current annual or other period as to which such bonus relates (and a copy of such computation shall be delivered to Buyer at least five (5) Business Days prior to the Closing Date), and (Y) pay to such Retained Employee such bonus or incentive in an amount equal to the full amount of such bonus or incentive for such annual or other period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such annual or other period and ending on the Closing Date and the denominator of which shall be the total number of days in such annual or other period.

(d)           Nothing contained herein shall (i) confer upon any former, current or future employee of Seller or its Affiliates or Buyer or its Affiliates or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specified period, or (ii) cause the employment status of any former, present or future employee of Buyer or its Affiliates to be other than terminable at will.

(e)           Prior to the Closing Date, Seller and Buyer shall cooperate in order to permit Buyer to train Potential Employees, and Seller shall, as scheduled by Buyer for reasonable periods of time and subject to Seller’s reasonable approval, excuse such employees from their duties at the Branches for the purpose of training and orientation by Buyer.  Buyer agrees to reimburse Seller for any out-of-pocket overtime expenses of Seller for Potential Employees if such training is not available during Seller’s normal business hours for the Branches.

(f)           If for any reason the Acquisition is not consummated, in consideration of the access to and information regarding Seller’s employees, for a period of two (2) years following date of this Agreement, Buyer and its Affiliates shall not solicit for employment any Potential Employee or any of Seller’s other employees, without the prior consent of Seller; provided, however, that the foregoing shall not apply to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to the Potential Employees or Seller’s other employees.

6.8           Conveyance of Customer Accounts.

(a)           Deposit and Loan Accounts.  The Parties specifically acknowledge that Buyer has the regulatory duty for all communications regarding any change in terms of Deposit and Loan agreements.  In the event Buyer desires to change any such terms effective as of the Closing Date, Buyer shall have the right to distribute written communications to such customers prior to the Closing; provided, however, that Buyer shall provide proposed written communications for the Loan and Deposit customers of the Branches to Seller five (5) Business Days prior to Buyer’s scheduled mailing or other provision of such notices for Seller’s review and approval.  Such written communications shall be mailed at Buyer’s expense and shall be mailed or otherwise provided to Loan and Deposit customers of the Branches at Buyer’s sole discretion.

(b)           Loans.  On the Closing Date, title to the Loans shall be transferred from Seller to Buyer by a Bill of Sale, together with an assignment of notes and liens for real estate and other secured loans. Seller shall provide Buyer with a Limited Power of Attorney, in the form of Exhibit C, to effectuate the assignment of the Loans (including the security interest in all collateral therefor). Seller will also endorse or execute an allonge with respect to each note to Buyer, “without recourse” and, except as otherwise specifically provided in this Agreement, without warranties except for warranties regarding title thereto and right and authority to transfer.  Seller will cooperate with Buyer and shall execute any other assignment documents (including mortgage assignment and UCC financing statement assignment documents and forms) that Buyer may reasonably request that are acceptable for filing or recording in accordance with any applicable law. Preparation of such additional documents shall be Buyer’s responsibility and at Buyer’s expense; all recording fees and expenses related to the recordation of the assignments shall be the responsibility of Buyer.

(c)           Other Notices Provided by Seller to Customers.  Notices provided by Seller to customers of the Branches after the date of this Agreement until the Closing related to the transaction contemplated by this Agreement shall be provided by Seller to Buyer prior to distribution for Buyer’s prior written approval, which approval shall not be unreasonably withheld.  For purposes of this Agreement, the term “customers” includes borrowers under the Loans.

(d)           General Communications by Buyer to Customers.  In addition to the duties and rights of Buyer under clause (a) of this Section 6.8 to communicate with customers, from and after the date of this Agreement, Buyer shall have the right to deliver communications to the customers of the Branches, by mail or electronically or otherwise, one or more communications regarding the pending Acquisition and the transition of ownership of the Branches (including a general introductory letter welcoming such customers to banking with Buyer), subject to the prior written approval of Seller (which approval shall not be unreasonably withheld, delayed or conditioned).

6.9           Branch Access.  Seller shall provide physical access to space within each Branch facility to Buyer at least thirty (30) days prior to the Closing Date for equipment staging inside the Branch relating to the conversion; such access not to be unduly disruptive to the Branch.

6.10           Maintenance of Properties.  From the date of this Agreement and until the Effective Time, Seller will maintain the Branches in their current condition, ordinary wear and tear excepted consistent with the standard of maintenance Seller uses in its Non-Divested Branches.

6.11           Conversion Planning and Execution.  From the date of this Agreement until the Effective Time, Seller will provide reasonable cooperation with and assist Buyer in planning a conversion to transition the business of the Branches from Seller to Buyer including the transition of Seller’s electronic data (including data delivered pursuant to ancillary delivery channels, such as internet banking and bill pay, debit card and credit card and all other systems determined beyond the CBS/Signature system) to an electronic file format mutually agreeable to both Parties on the Closing Date.  Each Party shall pay its own cost relating to such conversion.  Within seven (7) Business Days (or, in the case of Buyer’s initial request as contemplated by this sentence, three (3) Business Days except with respect to commercial online banking customers on the Fundtech system) of up to each of four (4) separate requests of Buyer, Seller agrees to provide Buyer a complete set of data files/conversion tapes prior to the final set of data files/conversion tapes for the purposes of implementing the conversion as of the Closing Date (such conversion data files to include, among other things, the loan, deposit, CIF and other application systems processed on CBS/Signature and in the native CBS/Signature file format and other data files for systems other than the CBS/Signature System, including, but not limited to, internet banking and bill pay, debit card and credit card).  On the Closing Date, Seller shall provide a final set of data files/conversion tapes contemplated in this Section 6.11 to Buyer as of such date regardless of the number of requests for such information and material made by Buyer pursuant to this Section 6.11.  Further, Seller agrees that it will inform Buyer of required changes to record layouts that may be necessary in the Ordinary Course of Business, and Buyer and Seller agree to cooperate on timely making such required modifications; provided, however, that in the event such changes are made by Seller, Seller shall provide to Buyer any additional files required by Buyer to support Buyer's testing of such changes not later than three (3) Business Days following Buyer’s request therefor (except with respect to commercial online banking customers on the Fundtech system). The Parties shall comply with their respective conversion-related responsibilities as set forth on Schedule 6.11; provided that such schedule may be revised and updated as reasonably requested by Buyer from time to time as necessary to effect the intent of this Section 6.11.

6.12           General Third Party Consents.  From the date of this Agreement until all Landlord Consents and other Consents are obtained, Seller and Buyer shall cooperate with all reasonable requests of each other, and Seller shall use Commercially Reasonable Efforts, to obtain (i) all Landlord Consents to transfer Seller’s rights as lessee to each Leased Real Property (including those rights that are personal to Seller pursuant to the respective Lease) to Buyer, and (ii) all other Consents (other than Regulatory Approvals, as to which the provisions of Section 6.6 shall apply) as shall be required under the terms of any Contract or applicable law to transfer and assign to Buyer on the Closing Date the Acquired Assets and the Assumed Liabilities.  If Seller is unable to obtain a Landlord Consent with respect to a Lease, and Buyer and Seller fail to reach an agreement within thirty (30) calendar days after receipt of the landlord’s indication that a Landlord Consent will not be granted in form and substance reasonably satisfactory to Buyer and Seller, then Buyer may elect to exclude the applicable Leased Real Property (and the Lease thereto) from the Acquisition, and the Payment Amount shall be reduced accordingly.  Buyer agrees to assume the Deposits for any Branch excluded from the Acquisition pursuant to this Section 6.12, subject to Buyer’s or Seller’s ability to satisfy all applicable regulatory requirements.

6.13           Title Insurance and Surveys.  Within forty-five (45) days after the date of this Agreement, Seller will provide Buyer, at Seller’s expense, with an ALTA 2006 standard form owner’s commitment (containing the endorsements described in Section 8.1(e) below) for title insurance with respect to each parcel of real property comprising the Owned Real Property (including legible copies of all documents, instruments or agreements evidencing or creating the exceptions referenced in such commitment to the extent available from the public records) from Chicago Title Insurance Company and an ALTA/ACSM Land Title Survey prepared in accordance with the 2005 minimum requirements therefor as adopted by American Land Title Association and the National Society of Professional Surveyors (prepared and certified, in form reasonably acceptable to Buyer as to all matters shown thereon, by a surveyor licensed by the State of Illinois and reasonably acceptable to Buyer, which shall include a notation stating whether or not a portion of the premises are located in a 100 year flood plain, flood-prone area of special flood hazard and if so, depicting the location of such flood-prone area of special flood hazard).  With respect to any such parcel or parcels of real property collectively comprising the Owned Real Property used for any single Branch location (each, an “Owned Location”), Buyer shall have fifteen (15) Business Days after the receipt of the commitment for title insurance and the land title survey applicable to any such Owned Location to object, in writing, to the exceptions or other matters contained therein if and only if such exceptions or matters would, in Buyer’s reasonable discretion, (i) materially impair the use or occupancy (consistent with current use or occupancy) of the applicable Owned Location as a banking branch, or (ii) cost, at such Owned Location, more than $150,000 to remediate, cure or correct (it being agreed that if such exception or matter is not capable of being cured, remediated or corrected, the cost to cure, remediate or correct such exception or matter shall be deemed to exceed $150,000) (any of item (i) or (ii), an “Objectionable Title Matter”).  Buyer shall not have the right to object to any exceptions or other matters contained in the commitment for title insurance and/or the land title survey applicable to any such Owned Location, except for Objectionable Title Matters; by way of clarification and not limitation, Objectionable Title Matters shall not include exceptions for current taxes not delinquent, printed exceptions in the commitment generally contained in any owner’s standard coverage policy of title insurance (except to the extent that the same may be removed by a customary owner’s affidavit from Seller or any other customary delivery reasonably requested by the title company), or rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the real property and easements and reservations of record that do not prevent or materially impair the use of such parcel of real property for general banking purposes.  If Buyer gives timely notice of its objection to any Objectionable Title Matter, Seller shall have the opportunity (but not the obligation) for ten (10) days from the date of Buyer’s notice to cure such objection (which cure may include, to the extent expressly consented to by Buyer in its sole discretion, a written undertaking (with collateral, if required) on the part of Seller to cure such objection prior to Closing).  If the Seller shall have failed to cure, to the reasonable satisfaction of Buyer, any Objectionable Title Matter to which Buyer’s objections were timely made as provided in this Section 6.13 with respect to any such Owned Location, then Buyer may elect to exclude the applicable parcel or parcels of Real Estate Interests from the Acquisition (along with, if such parcel of Real Estate Interests is material to the operation of any Owned Location as determined in the sole, reasonable discretion of Buyer, any other parcel of Real Estate Interests applicable to such Owned Location), and the Payment Amount shall be reduced accordingly.  Buyer agrees to assume the Deposits for any Branch excluded from the Acquisition pursuant to this Section 6.13, subject to Buyer’s or Seller’s ability to satisfy all applicable regulatory requirements.

6.14           Insurance Proceeds and Casualty Payments.  In the event of any damage, or destruction affecting the Acquired Assets between the date hereof and the time of the Closing, Seller shall deliver to Buyer notice of such damage or destruction and, at Buyer’s election, shall either fix or repair such damage or destruction (which repair must be completed prior to the Closing Date in accordance with Applicable Laws and in a workmanlike manner, using materials consistent with the quality of the damaged or destroyed materials) or pay to Buyer the insurance proceeds, to the extent of the applicable amount set forth in Section 2.2(a) hereof with respect to the Owned Real Property and Leasehold Improvements, and the replacement cost with respect to the Acquired Tangible Personal Property as the case may be, received (or with respect to insurance proceeds, which would be received assuming Seller’s insurance policy had no deductible) by Seller as a result thereof; provided, however, that Buyer shall have the right to terminate this Agreement in the event that the Book Value of such Acquired Assets so damaged or destroyed is in excess of $100,000, unless Seller agrees to pay Buyer the difference between the Fair Market Value of such Acquired Assets and the insurance proceeds.  The terms and conditions of this Section 6.14 shall supersede entirely the provisions of the Uniform Vendor and Purchaser Risk Act, as enacted in Illinois; Buyer hereby waives any termination rights that it may have under said Uniform Vendor and Purchaser Risk Act.

6.15           Environmental Reports and Investigations.  Consistent with Section 4.9(k) hereof, within ten (10) Business Days following the date of this Agreement, Seller will furnish Buyer with true and complete copies of all environmental assessments, reports, studies, surveys and other similar documents or information, including, without limitation, related correspondence, in its possession or control relating to each of the Real Estate Interests.  Buyer shall be entitled to conduct a Phase I Environmental Assessment and an assessment of Hazardous Materials and compliance with Environmental Laws (collectively, “Phase I Environmental and Hazardous Materials Assessment”), at Buyer’s sole expense, for any of the Owned Real Properties upon one (1) Business Day’s notice to Seller.  Buyer shall also be entitled to conduct a Phase I Environmental and Hazardous Materials Assessment, at Buyer’s sole cost and expense, of any Leased Real Property, only upon receipt of written approval from the landlord for that Leased Real Property.  In addition, if a Phase I Environmental Assessment identifies any Recognized Environmental Conditions for any Owned Real Property, Buyer shall have the right, at any time prior to Closing, to conduct, at Buyer’s sole cost and expense, a Phase II Environmental Assessment to investigate any Recognized Environmental Conditions identified in any Phase I Environmental Assessment report for such Owned Real Property.  Buyer’s work plans for any Phase I Environmental and Hazardous Materials Assessment or any Phase II Environmental Assessment conducted pursuant to this Section 6.15 shall be subject to Seller’s approval, which approval shall not be unreasonably withheld, delayed or conditioned, and Buyer shall, at its sole cost and expense, repair and/or correct any damage to the subject property resulting from the work conducted by Buyer or its contractors in connection with any such assessment.  If a Phase I Environmental Assessment identifies any Recognized Environmental Conditions for any Leased Real Property upon the written consent by the landlord, Buyer shall have the right, at any time prior to Closing, to conduct, at Buyer’s sole cost and expense, a Phase II Environmental Assessment to investigate any Recognized Environmental Conditions identified in any Phase I Environmental Assessment report for any Leased Real Property.  All such Phase II Environmental Assessments shall be conducted by an independent environmental investigation and testing firm selected by the Buyer.  Buyer will notify Seller no fewer than five (5) Business Days in advance of its desire to conduct a Phase II Environmental Assessment at any Owned Real Property, and upon receipt of such notice Seller will grant Buyer access to the Owned Real Property for such investigation.  With respect to the Leased Real Properties, Buyer will notify Seller no fewer than five (5) Business Days in advance of its desire to conduct either a Phase I Environmental and Hazardous Materials Assessment or a Phase II Environmental Assessment at any Leased Real Property and Seller shall use its Commercially Reasonable Efforts to obtain written permission from the landlord for that Leased Real Property for Buyer to conduct such investigations.  If any Phase I Environmental and Hazardous Materials Assessment or any Phase II Environmental Assessment confirms the existence of a condition which could be subject to Liability under applicable Environmental Laws, and the aggregate costs of remediating such conditions are reasonably estimated by Buyer’s consultant not to exceed $25,000 with respect to any single Branch, then Buyer shall purchase the Owned Real Property, or accept an assignment of the Leases, relating to such Branch on the terms set forth in Section 2.2 and shall assume liability for such condition except as otherwise contemplated by Section 2.1(c)(iv) hereof.  If

(i) the costs of remediation any such condition with respect to any single Branch are reasonably estimated by Buyer’s consultant to exceed $25,000 for such single Branch and Buyer and Seller fail to reach an agreement with respect to such remediation within thirty (30) calendar days after receipt of the estimated remediation costs (or, if less, within the period beginning on the date of receipt of the report regarding the estimate of such costs and ending ten (10) Business Days prior to the Closing Date), or (ii) access to conduct a Phase I Environmental and Hazardous Materials Assessment or a Phase II Environmental Assessment is not given to Buyer or its representatives, in the case of a Phase I Environmental and Hazardous Materials Assessment, at least forty-five (45) Business Days prior to the Closing Date, and in the case of a Phase II Environmental Assessment, at least twenty (20) Business Days prior to the Closing Date, then, in each case, Buyer may elect to exclude the applicable parcel or parcels of Real Estate Interests from the Acquisition (along with, if such parcel of Real Estate Interests is material to the operation of any single Branch as determined in the sole, reasonable discretion of Buyer, any other parcel of Real Estate Interests applicable to such single Branch, whether Owned Real Property or Leased Real Property), and the Payment Amount shall be reduced accordingly.  Buyer agrees to assume the Deposits for any Branch excluded from the Acquisition pursuant to this Section 6.15, subject to Buyer’s or Seller’s ability to satisfy all applicable regulatory requirements.  During the period between the date hereof and the Closing Date (and, if the Closing shall not occur, at all times thereafter), Buyer and its employees, agents and representatives shall hold all contents of any Phase I Environmental Assessment and Phase II Environmental Assessment reports confidential and disclose the contents thereof only with prior written consent of Seller or as may be required under applicable law.  During the period between the date hereof and the Closing Date (and, if the Closing shall occur, at all times thereafter), Seller and its employees, agents and representatives shall hold all contents of any Phase I and Phase II reports confidential and disclose the contents thereof only with prior written consent of Buyer or as may be required under applicable law.  Buyer shall deliver to Seller a true, correct and complete copy of the results of any Phase I Environmental and Hazardous Materials Assessment and any Phase II Environmental Assessment conducted by Buyer pursuant to this Section 6.15 in respect of any Owned Real Property or Leased Real Property (together with any attachments thereto) not later than five (5) Business Days following receipt thereof by Buyer.  Buyer shall not disclose to or solicit any Governmental Body regarding the investigation or remediation of Hazardous Materials identified in Buyer’s Phase I Environmental Assessments or Phase I Environmental and Hazardous Materials Assessments, Phase II Environmental Assessments, or items, reports or conditions identified on Schedule 4.9(a) or 4.9(g) hereof or the documents (or attachments to the documents) referenced on Schedule 4.9(a) or 4.9(g) hereof unless such disclosure is made in response to a written or oral request from a Governmental Body or such disclosure is required by Applicable Law.

6.16           Condemnation.  If prior to Closing all or any portion of the Real Estate Interests is taken or is made subject to eminent domain or other governmental acquisition proceedings, then Seller shall promptly notify Buyer thereof, and on the Closing Date pay to the Buyer all payments received in respect thereto (or to be received after the Closing Date in the event payment has not been made by the applicable Governmental Body prior to the Closing Date); provided, however, that the Buyer shall have the right to terminate this Agreement in the event that the Book Value of the portion of the Real Estate Interests and improvements so taken or made subject to eminent domain is in excess of $50,000, unless Seller agrees to pay Buyer the difference between the Fair Market Value of such portion and the condemnation award.

6.17           Exclusion of Non-Core Deposits.  Buyer may, at anytime prior to the Closing, exclude in its sole discretion from the Deposits to be assumed any Non-Core Deposit.  On or before the fortieth (40th) day prior to the Closing Date, Seller shall provide to Buyer a list of all Non-Core Deposits originated on and prior to the date of delivery of such list, and Seller shall send to Buyer a supplemental list (i) on the fifteenth (15th) day prior to the Closing Date and (ii) on the day prior to the Closing Date (prepared as of the close of business on such day), which supplemental lists shall list all Non-Core Deposits originated since the cut-off date of the Non-Core Deposit list most recently delivered to Buyer pursuant to this Section 6.17.  On or before the date that is ten (10) days prior to the Closing Date, Buyer shall deliver to Seller a list of excluded Non-Core Deposits as of such date and shall, no later than 9:00 a.m. on the morning of the Closing, deliver to Seller a final list of all excluded Non-Core Deposits.

6.18           Additions to Loans; Removal of Certain Loans.  Prior to the Closing Date, Buyer may, in its sole discretion, include on Schedule 1.1 any loan, loan participation or Commitment originated by Seller and attributable to the Branches (“New Loan”), whether such New Loan was originated prior to the date hereof and not included on Schedule 1.1 as of the date hereof or originated after the date hereof.  Any such New Loan added to Schedule 1.1 shall be deemed a Loan for purposes of this Agreement.  Buyer will notify Seller on or before the 30th day prior to the Closing Date of any New Loan that Buyer intends to add to Schedule 1.1; provided, however, the Parties agree that New Loans may be added to Schedule 1.1 after the 30th day prior to the Closing Date.  In addition, Buyer may, (i) by the giving of written notice to the Seller at least five (5) Business Days prior to the Closing Date, remove from Schedule 1.1 any Loan that Seller determines, in its reasonable good faith judgment, constitutes as of such date or will constitute as of the Closing Date a Non-Conforming Loan, in which case such Non-Conforming Loan shall be deemed removed from Schedule 1.1 and for all purposes of this Agreement shall be deemed to constitute an Excluded Loan, and (ii) by the giving of written notice (the “Special Acceptance Notice”) to Seller at least five (5) Business Days prior to the Closing Date, agree to accept and purchase any Loan that constitutes as of such date or will constitute as of the Closing Date a Non-Conforming Loan, in which case such Non-Conforming Loan shall be deemed to be a Loan for all purposes of this Agreement and included on Schedule 1.1 (it being understood that Seller has the right to sell, without Buyer’s consent, to any third party any Excluded Loan that was originated prior to the date hereof as contemplated by Section 6.5 hereof unless Buyer shall have delivered a Special Acceptance Notice with respect thereto prior to the date Seller shall have agreed to sell such Excluded Loan to such third party).  Notwithstanding anything to the contrary contained herein, any Non-Conforming Loan that Buyer accepts pursuant to the Special Acceptance Notice shall remain subject to the provisions of Section 2.6 from and after the Closing Date to and including the Cut-Off Date, and Buyer shall have the right, at its election, to put back to Seller such Non-Conforming Loan during such period pursuant to the provisions of Section 2.6.

6.19           Subordination, Non-Disturbance and Attornment Agreements.  Seller shall use its Commercially Reasonable Efforts to obtain subordination, non-disturbance and attornment agreements (“SNDAs”) from the Landlord’s lenders holding mortgages, deeds of trust or other liens against the Leased Real Property superior to the applicable Leases (except that no such SNDA shall be required for any such Lease which is, as of the date hereof, subject to an SNDA affording customary non-disturbance protection and which contains successor and assigns provisions entitling Buyer to enjoy, as reasonably determined by Buyer upon the advice of counsel, the benefits thereof upon the assignment to Buyer of such Lease), which SNDAs shall be on forms provided by Landlord’s lenders; provided, however, that Buyer may, at its sole cost and expense, elect to negotiate SNDAs on forms other than those provided by the Landlord’s lenders.

6.20           Assumption of IRA and Keogh Account Deposits.

(a)           With respect to Deposits in IRAs, Seller will use Commercially Reasonable Efforts and will cooperate with Buyer in taking any action reasonably necessary to invite depositors of IRAs to accomplish the appointment of Buyer as successor custodian of all such IRA deposits (except self-directed IRA deposits), including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable Governmental Bodies.  The expenses payable to third parties associated with Buyer’s efforts to assume IRAs shall be borne by Buyer.

(b)           With respect to Deposits in Keogh Accounts, Seller shall use Commercially Reasonable Efforts and cooperate with Buyer to invite depositors thereof, at Buyer’s sole expense, to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Buyer (or an Affiliate of Buyer), as trustee thereof, and to adopt Buyer’s (or such Affiliate’s) form of Keogh Master Plan as a successor to that of Seller.  Buyer (or such Affiliate) will not be required to assume a Keogh Account unless Buyer (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing.  With respect to any owner of a Keogh Account who does not adopt Buyer’s form of Keogh Master Plan, Seller will use Commercially Reasonable Efforts in order to enable Buyer (or such Affiliate) to retain such Keogh Accounts at the Branches.  The expenses payable to third parties associated with Buyer’s efforts to assume Keogh Accounts shall be borne by Buyer.

(c)           If, notwithstanding the foregoing, as of the Closing Date Buyer shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall be set forth on Schedule 6.20(c) and delivered on, and prepared as of, the Closing Date, shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

6.21           Naperville Branch.  Buyer shall have the right, by the giving of written notice to Seller at least thirty (30) days prior to the Closing Date, to reject and exclude from the Acquisition the Branch located at 3020 State Route 59 in Naperville, Illinois (the “Naperville Branch”), in which case the Owned Real Property and all other Leased Real Properties associated with the Naperville Branch shall be excluded from the Acquisition and the Payment

Amount shall be reduced accordingly.  Buyer agrees to assume the Deposits for the Naperville Branch subject to Buyer’s or Seller’s ability to satisfy all applicable regulatory requirements.

6.22           Post-Signing Selection of Certain Excluded Tangible Personal Property.  Not later than thirty (30) days following the execution and delivery hereof, Buyer shall have the right, by the giving of written notice to Seller, to select for purchase at net book value by Buyer at the Closing any item of Excluded Tangible Personal Property described in clause (B) or (C) of Section 2.1(b)(i).  In the event that Buyer selects to purchase any such Excluded Tangible Personal Property, Buyer and Seller shall enter into an amendment of this Agreement, including an amendment to Schedule 2.1(b)(i) hereof, for purposes of including the Excluded Tangible Personal Property so selected by Buyer pursuant to such notice among the Acquired Assets to be purchased hereunder.

ARTICLE 7
POST-CLOSING COVENANTS

7.1           Continued Cooperation.  The Parties agree in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless such expense is otherwise allocated in this Agreement or the requesting Party is entitled to indemnification therefore under Article 11 below).

7.2           Transitional Matters Concerning Deposits.

(a)           Following the Effective Time and without limiting the generality of the other provisions of this Agreement, Buyer will pay in accordance with law, customary banking practices, and the respective terms of the Deposits and related Acquired Contracts all properly drawn and presented checks, drafts and withdrawal orders (including, in all cases under this Section 7.2, transactions initiated with debit cards used by the Branches) with respect to the Deposit accounts presented to Buyer by mail, over the counter, through the check clearing system of the banking industry or any other method of general acceptance within the banking industry, whether such checks, drafts and withdrawal orders are on forms provided by Buyer or Seller, and in other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits.

(b)           Buyer agrees, at its cost and expense, to assign new account numbers effective as of the Effective Time to all deposits of the Branches assumed by Buyer pursuant to the terms of this Agreement and to furnish such depositors with checks on the forms of Buyer, and to instruct such depositors to utilize Buyer’s newly furnished checks, drafts and withdrawal order forms and cease using Seller’s checks, drafts and withdrawal forms previously supplied by Seller.

(c)           Seller agrees that it will reimburse Buyer for the amount of any uncollectible check, draft, or withdrawal order drawn on a Deposit to the extent such amount is incurred by Buyer as a result of any failure by Seller after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to the deposit account and presented to Seller before the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order, or a forged check. Should any of the Branches “due from” accounts be charged any sums with respect to any of the Deposits by reason of a forged endorsement or otherwise (hereinafter the “Reclaimed Amount”), then Buyer as assignee of such Deposit shall forthwith upon request by Seller assert a right of setoff against such Deposit for the whole amount of the Reclaimed Amount or such portion thereof that may be on deposit with Buyer in such Deposit account from time to time, and shall remit such sums to Seller forthwith thereafter, in accordance with this Section 7.2.

(d)           Buyer agrees that it will reimburse Seller for the amount of any uncollectible check, draft, or withdrawal order drawn on a Deposit to the extent such amount is incurred by Seller as a result of any failure by Buyer after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to the Deposit account and presented any date after the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order or otherwise.

(e)           With respect to any Deposit that has a negative balance as of the close of business on the Closing Date due to an overdraft caused by Seller’s final payment and settlement, on or before the Closing Date, of one or more checks, drafts or other items drawn against such account, other than any Deposit account that has been excluded as an asset or liability being acquired or assumed under the terms of this Agreement (the “Overdraft Items”), which negative balance continues to exist at the close of business on the fifth day after the Closing Date after exercise by Buyer of any setoff rights of which Buyer is aware, Buyer shall be entitled to reimbursement in immediately available funds from Seller for the amount of any such negative balance of which Buyer gives Seller notice within fifteen (15) days after the Closing Date.  Thereafter, Buyer shall continue as Seller’s agent, for a period of sixty (60) days after the Closing Date, or such shorter period as Seller shall request, to assert set off rights and promptly forward the amount set off to Seller in immediately available funds.  Buyer shall immediately deliver to Seller all Overdraft Items in Buyer’s possession (if any) for which it demands reimbursement and any payments or amounts received in respect thereof from time to time, and Seller shall be vested with all rights, title and interest in, to and in connection with such Overdraft Items which Buyer otherwise would have had, and Seller shall be entitled to enforce and collect all rights, remedies, claims, and causes of action against all persons and entities, including, without limitation, the drawer and depositor(s) which Seller or Buyer shall have or would have had in connection with the Overdraft Item.

(f)           Seller and Buyer shall make arrangements to provide for the daily settlement with immediately available funds by Buyer of checks, drafts, withdrawal orders, debit card trailing activity and returns presented and paid by Seller for the period between the Closing Date and sixty (60) days following the Closing Date drawn on or chargeable to accounts in respect of Deposits assumed by Buyer hereunder; provided, however, Seller shall be held harmless and indemnified by Buyer for funds not reimbursed by Buyer for Seller acting in accordance with such arrangements. Buyer shall be responsible for any costs incurred for courier or overnight shipping of information related to the daily settlements.  At any time prior to the expiration of the sixty (60) days referenced herein, Seller shall discontinue such payments on behalf of Buyer upon written request by Buyer. Any checks, drafts, withdrawal orders, trailing debit card activity and returns presented to Seller following the expiration of the sixty (60) day period, shall be returned by Seller.

(g)           Starting on the Business Day following the Closing Date or as otherwise expressly agreed by the Parties, Seller, at its expense, shall notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions and retention of deposits made pursuant to this Agreement by sending a notification of change (NOC) as transactions are presented; provided, however, that Buyer may, at its option, notify all such originators itself (on behalf of Seller), also at Seller’s expense.  For the sixty (60) day period immediately following the Closing Date, Seller will, without any obligation to investigate the accuracy of such request or the balance in the accuracy of such request or the balance in the underlying account, honor all ACH items related to accounts assumed under this Agreement that are routed or presented to Seller, and Buyer will reimburse Seller for all such ACH payments on a daily basis.  Seller will not charge any fee to Buyer for honoring such items and will electronically transmit such ACH to Buyer.  If Buyer cannot receive such electronic transmissions, Seller will make available to Buyer, at Seller’s operation center, receiving items from the ACH tapes containing such ACH data.  Following the sixty (60) day period referenced herein, Seller will not honor any ACH item presented to Seller unless Buyer has requested that Seller extend the time for clearing ACH items.  Upon such request, in the event that Seller agrees to such an extension of time, Buyer shall pay Seller a One Dollar ($1.00) fee per transaction cleared during the extension period and Buyer and Seller must agree, in writing, to the duration period; provided, however, any extension period will not be greater than sixty (60) days. If no extension period is agreed to by the Parties, items mistakenly routed or presented to Seller after the sixty (60) day period will be returned to the presenting party.  At any time prior to the initial sixty (60) days or prior to the ending date of any extension period, Seller shall discontinue honoring ACH items upon the written request of Buyer.

(h)           On the Closing Date, Seller shall provide Buyer with a written listing and electronic data file of each stop payment order, tax lien, levy, garnishment, pledge, guardianship agreement, or other hold or restriction then in effect with respect to any of the Deposits (the “Holds”), and Buyer shall honor and comply with the terms of all valid Holds described in the above list.  If, following receipt of such list, Buyer makes any payment in violation of any such Hold, then it shall be solely liable for such payment and shall indemnify, hold harmless, and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.  In the event that Buyer shall make any payment in violation of a Hold initiated prior to the Closing Date but not reflected in the above list, then Seller shall be solely liable for such payment and shall indemnify, hold harmless and defend Buyer from and against all claims, losses, and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.

(i)           On the Closing Date, Seller shall cycle, prepare and pay all accrued interest for each checking, savings or money market account constituting a Deposit.  Seller shall mail such closing statements within five (5) Business Days following the Closing Date, and contemporaneously therewith provide Buyer with a true and correct copy thereof.  Interest on time deposits shall be accrued and included in the data conversion files.

(j)           Within thirty (30) days from this Agreement, Seller and Buyer shall establish a mutually agreeable post-conversion trailing activity process for settlement of converted account activities relating to trailing transactions.

7.3           Transitional Matters Concerning Loans.  As soon as reasonably practicable following the Closing, Buyer, at its expense, will issue new coupon or payment books for the Loans and will instruct customers to destroy any coupons furnished by Seller; Buyer will also notify customers of any applicable change in terms and provide Buyer’s information for payment remittance.  For a period of sixty (60) days following the Closing, Seller will forward to Buyer on a daily basis all loan payments received by Seller, in the form received by Seller, or as established in the post-conversion activity process referenced in Section 7.2(i).  After such sixty day period, Seller will forward any loan payments received on a weekly basis.

7.4           Transitional Matters Concerning Real Estate Interests.  For a period of sixty (60) days following the Closing, Seller will forward to Buyer on a daily basis all material correspondence, notices, documents or other instruments received by Seller relating to the Real Estate Interests within two (2) Business Days following receipt thereof.  After such sixty (60) day period, Seller will forward any such material correspondence, notices, documents or other instruments received on a weekly basis.

7.5           Transfer of Books and Records.  As soon as commercially reasonable following the Closing Date, but in no event later than five (5) Business Days after the Closing Date, Seller shall provide the following documents which are in possession of Seller in connection with or relating to the Acquired Assets and the Assumed Liabilities (the “Books and Records”):

(a)           Loan Documents and Records:

(i)           Originals (or in alternative form, if originals are unavailable) of all documents retained by Seller in its Ordinary Course of Business or otherwise in its possession evidencing or supporting each Loan, including recorded mortgages and deeds of trust, recorded assignments, promissory notes, loan applications, loan closing statements, extension agreements, financing statements, security agreements, loan agreements, guaranties and guaranty agreements, loan commitments, letters of credit, title insurance commitments and policies, environmental survey reports, flood certifications, borrower financial statements, motor vehicle and trailer titles, appraisals, evidence of receipt by the debtor or mortgagor of disclosure statements, material correspondence, all default notices given or received and any notices from a Governmental Body; and

(ii)           An electronic database (or paper records, if an electronic database is not available) reflecting the payment history, balances and other relevant information respecting all Loans.

(b)           Deposit Records:  Originals (or an alternative form, if originals are unavailable) of all documents retained by Seller in its Ordinary Course of Business or otherwise in its possession evidencing or supporting each Deposit, including signature cards, taxpayer identification number certifications, deposit account agreements, account opening documentation, and trust or other legal documentation gathered as supporting evidence of authorization to establish a Deposit account.

(c)           Other Records:  Originals (or an alternative form, if originals are unavailable) of all documents retained by Seller in its Ordinary Course of Business or otherwise in its possession that may be reasonably related to the Acquired Assets or the operation of the Branches that are located on the Branch premises either in paper or electronic form, including investment customer records, safe deposit records, currency transaction reports, suspicious activity reports, and debit card transaction records and, including, without limitation, all notices given or received in connection with any Real Estate Interest.

(d)           Buyer Review of Records:  Within one hundred eighty (180) days of receipt of such records by Buyer, Buyer shall notify Seller of any deficiencies in the information provided.  Seller will cure such deficiencies at Seller’s expense.  For requests more than one hundred eighty (180) days after Seller has provided such records to Buyer, Seller will permit Buyer, for reasonable cause, at Buyer’s expense, to examine, inspect, copy and reproduce files, documents or records retained by Seller relating to the assets and liabilities transferred under this Agreement.

(e)           Form of Records:  Buyer acknowledges that some of Seller’s documents (except with respect to the Loans, as to which Seller’s representations and warranties contained in Section 4.10(d)(vii) apply) and records may be available only in the form of photocopies, file copies or other non-original and non-paper media, and represents and warrants to Buyer that the failure to provide Buyer with such originals will not result in any material diminution in value of the asset or other item as to which such non-original shall relate.

7.6           Electronic Records, Conversion, and Servicing.

(a)           From and after the Effective Time, Buyer shall service customer account inquiries and other third party requests for historical information owned by Seller and transferred to Buyer in a physical or electronic form on or after the Closing Date (the “Transferred Records”).

(b)           From and after the Effective Time, each party to this Agreement agrees to cooperate with the other party in responding to any reasonable request for information regarding or contained in the Books and Records.  Buyer shall make available the Transferred Records and Seller shall make available the retained records, for inspection by the other Party, as applicable, during normal business hours of each, after reasonable prior notice, and each Party may, at their respective expense, have copies made of excerpts from the retained records or the Transferred Records, as each may deem necessary.  The requesting Party shall be responsible for any expenses relating to such request, including reasonable research fees charged by the other Party; provided, however, that Buyer shall not be responsible for any such expenses incurred by Seller pursuant to this provision until sixty-one (61) days or more after Closing.

(c)           From and after the Effective Time, Buyer and Seller each agrees to permit the Governmental Bodies with authority over Buyer or Seller, as the case may be, to access the Books and Records of which Buyer or Seller has custody, after the Closing Date, and to use, inspect, make extracts from or request copies of any such records in the manner and to the extent requested, and to duplicate, in the discretion of such Governmental Bodies, any record in the form of microfilm or microfiche pertaining to such Books and Records.

(d)           From and after the Effective Time, Buyer shall not destroy any of the Transferred Records unless Buyer complies with the retention requirements of applicable law or it receives the prior consent of Seller. Seller shall not destroy, or allow the destruction of any of the retained records, unless Seller complies with the retention requirements of applicable law or it receives the prior consent of Buyer.  If requested by Seller, the Transferred Records shall be delivered to Seller in lieu of being destroyed.

7.7           Tax Reporting Obligations.

(a)           Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Buyer will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.

(b)           Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date will be withheld by Buyer in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date.

(c)           Within five (5) calendar days after the date hereof, Seller shall provide Buyer in an electronic format a file setting forth (i) the names, addresses, account numbers and federal tax identification numbers of each holder of Deposits for which Seller has received a certification of such holder’s tax identification number, and (ii) the names, addresses and account numbers of each holder of Deposits which is subject to back-up withholding.

(d)           Within five (5) calendar days after the Closing Date, Seller shall deliver to Buyer all original forms, records and documents in its possession (or copies thereof if originals are not in Seller’s possession) regarding tax identification number certification and back-up holding requests, including, without limitation, all Forms W-8 and Forms W-9 related to the Deposits, provided that Seller shall be entitled to retain a copy of all such forms, records and documents for its files.

(e)           Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(f)           Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller.  Buyer will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

7.8           Credit Life Insurance Refunds.  Seller, or its successor, agrees to refund to Buyer the portion of premiums on the accident and health insurance and/or credit life insurance (the “Insurance”) that may be required to be refunded by banking and insurance regulations on the Loans transferred by Seller to Buyer upon presentation on a monthly basis by Buyer of such premium refunds.  This Section 7.8 shall survive until all Loans upon which the Insurance has been purchased shall mature.  Buyer shall have all legal rights under Missouri law or Illinois law, as applicable, including the right to recoup legal fees incurred, in collecting such funds from Seller or its successor.

7.9           Non-Solicitation of Employees.  From the date hereof until the Closing Date, Seller and its Affiliates shall not relocate, or agree to relocate, any Potential Employee to another branch or office of Seller or any Affiliate of Seller unless Buyer has notified Seller that Buyer does not intend to make an offer of employment to such Potential Employee.  From and after the Closing, and for a period of four (4) years following the Closing Date, Seller and its Affiliates and their respective successors and assigns shall not directly or indirectly hire any Retained Employee, without the prior consent of Buyer, unless such person’s employment was terminated by Buyer.

7.10           Non-Solicitation of Business.  In consideration of the purchase of the Acquired Assets and the assumption of Assumed Liabilities by Buyer, neither Seller nor its Affiliates (including the directors, officers, employees or principal shareholders), successors or assigns will, for a period of four (4) years after the Closing Date, solicit or service, on behalf of itself or others, deposits, loans, brokerage, credit or debit or prepaid card, or other business from customers whose Deposits are assumed or whose Loans, safe deposit or any other business are acquired by Buyer hereunder; provided, however, that nothing contained in this Section 7.10 shall be deemed to prohibit general solicitations in major metropolitan (i) newspapers, (ii) television or (iii) radio and not specifically directed or targeted to customers of the Branches, but no direct mail or local market solicitation or advertising shall be permissible.  Notwithstanding the provisions of this Section 7.10 and subject to the provisions of Section 7.11(d) hereof, Seller or any Affiliate thereof may (X) continue to engage in all customary communications, including distribution of loan solicitations and loan promotional materials, with and service any former customers of the Branches with whom Seller or any Affiliate thereof maintains a banking, lending, brokerage or other financial relationship on the date hereof not otherwise prohibited by the terms of this Agreement after the Closing Date, (Y) maintain an office and employees for the purposes of servicing any non-performing loan originated prior to the date of this Agreement or any other Commitment, overdraft or other extension of credit that is not a Loan and is originated prior to Closing (in each case which may include renewing, extending the maturity of, or restructuring such extensions of credit), and servicing deposits of the Branches that are excluded as Deposits, and (Z) maintain an office and employees with respect to any Branch that Buyer has excluded from the Acquisition pursuant to Section 6.12, 6.13, 6.15 or 6.21 hereof and is not able to acquire the Deposits of which on the Closing Date due to regulatory requirements.

7.11           Covenant Not to Compete.

(a)           From and after the Closing, and for a period of four (4) years following the Closing Date, Seller and its Affiliates, successors or assigns shall not, and shall not enter into any agreement to, (i) acquire, lease, purchase, own, operate or use any building, office or other facility or premises located within the 100 mile radius of the City of Chicago (the “Geographic Region”) for the purpose of making loans, accepting deposits, cashing checks, issuing credit cards, debit cards, or prepaid cards, or engaging in all of the businesses in which the Branches are engaged at the Closing Date, which shall be deemed to include, without limitation, provision of brokerage, investment and insurance services, or (ii) use, authorize, license or permit any other Person to use the name “First Bank” (or any variation thereof) for any purpose within the Geographic Region.  Notwithstanding the foregoing and subject to the provisions of Section 7.11(d) hereof, the Parties agree that (i) Seller may maintain an office and employees for the purposes of servicing any loan, Commitment, overdraft or other extension of credit that is not a Loan and is originated prior to the Closing (which may include renewing, extending the maturity of, or restructuring such extension of credit), and the Loans that are repurchased from Buyer in accordance with Section 2.6 hereof, and servicing deposits of the Branches that are excluded as Deposits, and (ii) maintain an office and employees with respect to any Branch that Buyer has excluded from the Acquisition pursuant to Section 6.12, 6.13, 6.15 or 6.21 hereof and is not able to acquire the Deposits of which on the Closing Date due to regulatory requirements; provided, however, that Buyer agrees that (A) the prohibitions contained in this Section 7.11 shall not be applicable to a Person that is not an Affiliate of the Seller on the date hereof and that becomes the successor in interest to Seller after the Closing Date if such Person’s banking activities at least one (1) year prior to becoming such successor would, upon becoming such successor, result in such successor being in breach of this Section 7.11(a), and (B) the prohibitions contained in this Section 7.11 shall not apply to the asset-based lending activities (and only the asset-based lending activities) of First Bank Business Capital, Inc. (it being understood that nothing contained herein shall limit any covenant not to compete or other restrictive covenant of First Bank Business Capital, Inc. under the ABL Purchase Agreement).  Nothing contained in this Section 7.11 shall be construed to prevent Buyer from seeking and recovering from Seller damages sustained by it as a result of any breach or violation by Seller of the covenants or agreements contained herein.

(b)           It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by Seller of any or all of the covenants and agreements contained in this Section 7.11 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain.  As a result, Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation by Seller or any of its Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer may possess hereunder, at law or in equity.

(c)           The restrictions against competition set forth above are considered by the Parties to be both reasonable and essential to protect the business and goodwill of the Branches being acquired by Buyer pursuant to this Agreement.  If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted and reformed to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)           The rights of Seller under the last sentence of Section 7.10 and the penultimate sentence of Section 7.11(a) hereof shall be subject to the following limitations:  Not later than sixty (60) days following the Closing Date, Seller shall apply to, and use its Commercially Reasonable Efforts to obtain from, each Governmental Body as shall be necessary to authorize Seller to close the Rejected Branches and any other banking branch maintained by Seller within the Geographic Region for the purpose of (i) engaging in the activities described in clauses (X), (Y) and (Z) of the last sentence of Section 7.10 or (ii) the activities described in the penultimate sentence of Section 7.11(a).  Not later than the later to occur of (A) the date that is one (1) year following the Closing Date and (B) the granting of authorization from the applicable Government Body to close the applicable Rejected Branch or other banking branch within the Geographic Region, Seller shall close such Rejected Branch or other branch and cease conducting such activities.  Nothing contained in this clause (d) shall restrict the Seller seeking another buyer for a Rejected Branch or other banking branch within the Geographic

Region during the one-year period subsequent to the Closing Date or from maintaining one or more offices within the Geographic Region not open to the general public for banking business in order to administer and wind down the Excluded Assets and the Excluded Liabilities or any other purpose not expressly prohibited by this Agreement.

7.12           Legal Inquiries.  The Parties hereby agree to the following with respect to subpoenas and certain process matters: Following the Closing, Seller will handle and process all civil and criminal subpoenas, IRS summons, court-ordered or government or agency or regulatory demands for documents and all similar legal notices or other information, and all notices, claims, demands of any kind from customers or third parties (collectively, “Subpoenas”) served on Seller prior to the Closing Date that relate to the Acquired Assets or the Deposits.  Following the Closing Date, each party shall use good faith efforts to promptly forward any such Subpoenas that relate to the Acquired Assets or the Deposits to the other party, as applicable, to the following addresses: FirstMerit Bank, N.A., III Cascade Plaza, CAS 81, Akron, Ohio 44308; and shall also send a facsimile of same to (330) 384-7133, Attention: Legal Department, and First Bank, Deposit Services, 600 James S. McDonnell Blvd., Hazelwood, Missouri 63042, Mail Stop M1-199-042, Attention Kurt Eisleben.

7.13           Employment.

(a)           Retained Employees shall be employed by Buyer after the Closing Date upon terms and conditions of employment offered by Buyer as provided by Section 6.7(b) hereof (except as otherwise provided in Section 7.13(b) below).  However, for purposes of Buyer’s defined contribution Employee Pension Benefit Plan (“Buyer’s 401(k) plan”) and any Employee Welfare Benefit Plans (including paid time off (PTO) policies), time of service with the Seller prior to the Closing Date will be credited to the Retained Employees (based on, in the case of a Retained Employee, such person’s date of hire by Seller) for purposes of determining eligibility and calculating vesting (if applicable) to the greatest extent permitted under such plans and applicable law, provided that, for elective benefits, the Retained Employee elects to enroll in the plan on or before thirty-one (31) days from the date such Retained Employee first becomes eligible to participate in the plan.  Each Retained Employee shall be permitted, to the extent permitted by law and the provisions of Buyer’s 401(k) plan, to participate in Buyer’s 401(k) plan and to roll over any eligible rollover contributions into such plan.  Furthermore, to the extent permitted by any applicable insurer, Buyer will waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under the Buyer’s health benefit plans, provided that the Retained Employee elects to enroll in the plan on or before thirty-one (31) days from the date such Retained Employee first becomes eligible to participate in the plan.

(b)           Notwithstanding anything to the contrary in this Agreement, for the period commencing on the Closing Date and ending at the end of the last day of the calendar month in which the Closing Date occurs, Seller shall, at its expense, continue to provide medical, dental and vision benefits under Seller’s Employee Welfare Benefit Plans to the Retained Employees at the same level provided to such Retained Employees prior to the Closing.

(c)           Buyer shall have no liability to any current or former employees of Seller and/or its Affiliates for any accrued wages, sick leave, vacation time, pension obligations or any other employee benefits accrued as employees of Seller and/or its Affiliates.  Buyer will have no liability and will not assume obligations under any Employee Pension Benefit Plan or Employee Welfare Benefit Plan sponsored, maintained or contributed to by Seller or its Affiliates or any other obligations (including, without limitation, health continuation coverage, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees or former employees at any of the Branches.  Seller and/or its Affiliates will be solely responsible for fulfilling, and resolving any disputes concerning, its liabilities or obligations (including, without limitation, health continuation coverage, bonus, incentive, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees at the Branches under any such employee benefit plan or with regard to any similar plans, programs, or arrangements.

(d)           Nothing contained herein shall (i) confer upon any former, current or future employee of Seller or its Affiliates or Buyer or its Affiliates or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specified period, or (ii) cause the employment status of any former, present or future employee of Buyer or its Affiliates to be other than terminable at will.

7.14           Removal of Seller’s Name from Signs.  As soon as reasonably practicable following the Closing, but in no event later than thirty (30) days following the Closing Date, Seller shall either remove and discard all signs at the Branches incorporating Seller’s name (or, at the request of Seller in the case of Seller’s logo boxes and channel letter sets, make available for return to Seller such logo boxes and channel letter sets) or cause Seller’s name contained in such signs (other than such logo boxes and channel letter sets, which are to be made available for return to Seller) to be replaced with Buyer’s name.

ARTICLE 8
CONDITIONS TO OBLIGATION TO CLOSE

8.1           Conditions to Obligation of Buyer.  Buyer’s obligation to purchase the Acquired Assets and assume the Assumed Liabilities as provided in Article 2 and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)           Buyer and Seller shall have procured all of the Consents (including all Regulatory Approvals) required to consummate the Acquisition (other than any approvals of the Board of Directors, shareholders or lenders of Buyer or Seller as necessary to authorize the Buyer or Seller, as the case may be, to enter into this Agreement and consummate the transactions contemplated hereby, all of which having been obtained prior to the date hereof) and all applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated, unless such regulatory approval imposes any condition or requirement which in the reasonable judgment of Buyer would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the reasonable judgment of the Buyer be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement.

(b)           The representations and warranties of Seller set forth in Article 3 and Article 4 above shall be true and correct in all material respects (or in all respects, as to any representation or warranty qualified by a standard of materiality) on the date of this Agreement and at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (or in all respects, if qualified by a standard of materiality) as of such specific date and except for such breaches of representations and warranties as of the date of this Agreement that have been cured on or prior to the earlier to occur of (i) the 30th day after written notice to the effect of any breach, and (ii) the fifth calendar day prior to the Closing Date).

(c)           Seller shall have performed and complied with all of the covenants and agreements required by the terms hereof to be performed or complied with by Seller on or prior to the Closing Date.

(d)           Buyer shall have received all of the documents described in Section 9.1.

(e)           Subject to the satisfaction of Buyer’s obligations set forth in Section 9.2(c), Seller shall have caused Chicago Title Insurance Company  to have irrevocably committed to issue to Buyer title policies in favor of Buyer for each Acquired Owned Real Property in the amount of the Book Value of such Acquired Owned Real Property in accordance with the procedures set forth in Section 6.13, together with endorsements for same as survey zoning (insuring the use of the property as a commercial banking branch and the current use of the property, if different), comprehensive, contiguity (if applicable), location, access, separate tax lot, subdivision (if applicable), and arbitration deletion, to the extent available in the State of Illinois.

(f)           No court or other Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal the consummation of the transaction contemplated hereby.

(g)           Buyer shall have received Landlord Consents with respect to the Leases (except Leases associated with a Rejected Branch as contemplated by Section 6.12 hereof), which Landlord Consents must be in form and substance reasonably satisfactory to Buyer.

(h)           There shall not have occurred a Seller Material Adverse Effect unless such Seller Material Adverse Effect has been cured on or prior to the earlier to occur of (i) the 30th day after written notice to the effect of any breach and (ii) the fifth calendar day prior to the Closing Date.

(i)           The Book Value of the Loans included in the Acquired Assets as of the Closing Date shall be not less than $315,000,000 (or $335,000,000 if Buyer shall not have purchased from First Bank Business Capital, Inc. pursuant to the ABL Purchase Agreement at least $100,000,000 at “Par Value” (as defined in the ABL Purchase Agreement) of asset-based loans as determined on the closing date thereunder).

(j)           The Book Value of all Deposits included in the Assumed Liabilities as of the Closing Date shall be not less than $1.0 billion; provided that for purposes of the computation contemplated by this clause (j) 20% of the Deposits of the Rejected Branches shall be excluded.

(k)           Seller will be a “well capitalized” institution pursuant to Federal banking regulations, as determined by Seller in good faith and in consultation with Buyer on a pro forma basis after giving effect to the Acquisition.

(l)           Buyer shall not have excluded from this Acquisition pursuant to the provisions of Section 6.12 (which relates to Landlord Consents), Section 6.13 (which relates to title insurance and land surveys) and Section 6.15 (which relates to environmental liabilities) more than one (1) Branch.

(m)           The employment agreements between Buyer and the persons listed on Schedule 8.1(m), which employment agreements have been executed on or prior to the date hereof and made effective as of the Closing Date, shall remain in full force and effect on and as of the Closing Date and Buyer shall be satisfied that such person intends to honor and not rescind such employment agreement.

(n)           At least eighty percent (80%) of the total number of commercial lenders and business bankers who are Potential Employees to whom Buyer has made an offer of employment shall have accepted Buyer’s offer of employment.

(o)           Seller shall have terminated or amended to Buyer’s satisfaction all agreements and arrangements pursuant to which any other Person is required or permitted to use the name “First Bank” or any variation thereof in connection with issuing credit cards, debit cards, or prepaid cards within the Geographic Region.

(p)           FB Parent shall have delivered to Buyer (i) a guaranty, pursuant to which it shall have guaranteed the obligations of Seller under this Agreement, and (ii) a pledge agreement, pursuant to which it shall have pledged and delivered to Buyer $2,000,000 in cash for a period of two (2) years as collateral security for FB Parent’s obligations under such guaranty, which guaranty and pledge agreement shall be in form and substance reasonably acceptable to Buyer.

(q)           Buyer shall have received the funds, if any, and documents described in Section 9.1 below.

8.2           Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           Buyer and Seller shall have procured all of the Regulatory Approvals required to consummate the Acquisition and all applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated.

(b)           The representations and warranties of Buyer set forth in Article 5 above shall be true and correct in all material respects (or in all respects, as to any representation or warranty qualified by a standard of materiality) on the date of this Agreement and at and as of the Closing Date(except for such breaches of representations and warranties as of the date of this Agreement that have been cured on or prior to the earlier to occur of (i) the 30th day after written notice to the effect of any breach, and (ii) the fifth calendar day prior to the Closing Date).

(c)           Buyer shall have performed and complied with all of the covenants and agreements required by the terms hereof to be performed or complied with by Buyer on or prior to the Closing Date.

(d)           Seller shall have received the funds, if any, and documents described in Section 9.2 below.

ARTICLE 9
ITEMS TO BE DELIVERED AT OR PRIOR TO CLOSING

9.1           By Seller.  Seller shall execute and/or deliver, as applicable, to Buyer (or shall have caused to be executed and/or delivered to Buyer) prior to or at the Closing:

(a)           A certificate duly executed by an authorized officer of Seller stating that as of the Closing Date, each of the conditions specified in Section 8.1(a) through Section 8.1(c) are satisfied in all respects;

(b)           A Bill of Sale with respect to the Acquired Assets in a form mutually acceptable to Buyer and Seller;

(c)           Special warranty deeds conveying the Acquired Owned Real Property, together with such instruments and documentation that may reasonably be requested to transfer the Acquired Owned Real Property in a form mutually acceptable to Buyer and Seller;

(d)           Subject to Buyer’s compliance with the provisions of Section 9.2(c) hereof, title policies issued by Chicago Title Insurance Company in the Book Value of the Acquired Owned Real Property in accordance with the procedures set forth in Section 6.13;

(e)           Assignment of the Leases in respect of the Leased Real Property in a form mutually acceptable to Buyer and Seller;

(f)           Such other instruments, documents or certificates as may be reasonably requested by Buyer in order to effect or carry out the intent of this Agreement, including a certificate of the Secretary of Seller certifying as to Seller’s corporate authorizations, organizational documents, good standing and the incumbency of the officers of Seller executing the Seller Documents;

(g)           Contents, keys, documents and other records maintained at the Acquired Branches directly pertaining to the safe deposit boxes maintained at the Acquired Branches (whether rented or unrented) as the same may exist as of the close of business on the Closing Date;

(h)           All funds required to be paid to Buyer pursuant to the terms of this Agreement in immediately available funds;

(i)           A certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller;

(j)           For Loans that are a portion of the Acquired Assets:

(i)           The Limited Power of Attorney, attached hereto as Exhibit C; and

(ii)           Endorsement of, or allonge for, the applicable notes; and

(iii)           Execution of any additional assignment documents provided by Buyer pursuant to Section 6.8(b); and

(k)           Such other Acquired Assets as shall be capable of physical delivery.

9.2           By Buyer.  Buyer shall deliver to Seller at or prior to the Closing:

(a)           Any funds required to be paid to Seller pursuant to the terms of this Agreement in immediately available funds;

(b)           A certificate duly executed by an authorized officer of Buyer stating that, as of the Closing Date, each of the conditions specified in Section 8.2(a) through Section 8.2(c) is satisfied in all respects;

(c)           Such other documents or instruments as may be reasonably required by Chicago Title Insurance Company as customarily delivered by buyers (as opposed to sellers or other third parties) in connection with its commitments to issue the title policies described Section 8.1(e) including, without limitation any documents or information required pursuant to any requirements set forth in the title commitments; and

(d)           Such other instruments, documents or certificates as may be reasonably requested by Seller in order to effect or carry out the intent of this Agreement, including a certificate of the Secretary of Buyer certifying as to Buyer’s corporate authorizations, organizational documents, good standing and the incumbency of the officers of Buyer executing the Buyer Documents.

ARTICLE 10
TERMINATION

10.1           Termination of Agreement.

(a)           The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

(b)           Buyer may terminate this Agreement by giving written notice to Seller any time prior to the Closing Date (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, (ii) if the Closing shall not have occurred on or before February 28, 2010, by reason of the failure of any conditions precedent under Section 8.1 (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); or (iii) there shall have occurred a Seller Material Adverse Effect and such Seller Material Adverse Effect has not been cured on or before the earlier to occur of (Y) the 30th calendar day following receipt by Seller of written notice from Buyer of a Seller Material Adverse Effect, and (Z) the fifth calendar day prior to the Closing Date.

(c)           Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; (ii) if the Closing shall not have occurred on or before February 28, 2010, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement), or (iii) there shall have occurred a Buyer Material Adverse Effect and such Buyer Material Adverse Effect has not been cured on or before the earlier to occur of (Y) the 30th calendar day following receipt by Seller of written notice thereof from Buyer of a Buyer Material Adverse Effect, and (Z) the fifth calendar day prior to the Closing Date.

10.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that the provisions contained in Section 6.3 (confidentiality) and Section 6.7(f) (non-solicitation) shall survive termination.

ARTICLE 11
REMEDIES FOR BREACH OF THIS AGREEMENT

11.1           Survival.  The Parties agree for all purposes of this Agreement that the representations and warranties made by a Party are strictly relied upon by the Party to whom they are made and may be relied upon and enforced by the Party to whom they are made, and shall survive (in accordance with the provisions hereof), regardless of any investigation made or to be made by or on behalf of the Party to whom they are made or whether such Party or its representatives or advisors knew or should have known that such representations and warranties were inaccurate.  All representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect thereafter for a period of two (2) years following the Closing Date, except for those representations and warranties (a) of Seller (i) contained in Section 4.9 herein, which shall survive the Closing Date for a period of eight (8) years, (ii) contained in Section 4.4 herein, which shall survive the Closing Date for a period of sixty (60) days following the expiration of the statute of limitations (including any extension thereof) for the Taxes giving rise to such claim, and (iii) contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1 and 4.11, which shall survive the Closing Date without end or termination, and (b) of Buyer contained in Sections 5.1, 5.2, 5.3 and 5.4, which shall survive the Closing Date without end or termination, and thereafter neither Party (or other Indemnitee) may claim any Loss in relation to a breach of any representation and warranty made by the other Party hereunder unless a claim for indemnification arising out of such breach shall have been properly made on or prior to such expiry date, in which case the obligation of the Indemnifying Party hereunder to indemnify the Indemnitee hereunder for such claim shall survive until such time as such claim shall have been resolved and fully satisfied.  After the end of such expiry period, Seller’s obligation to indemnify the Buyer Indemnitees, and Buyer’s obligation to indemnify the Seller Indemnitees, with respect to such representations and warranties shall expire except with respect to a matter set forth in a claim notice that shall have been properly given on or prior to such expiry date.  It is further agreed by the Parties that each Buyer Indemnitee’s rights to indemnification set forth in clauses (b) through (f) of Section 11.2 hereof, and each Seller Indemnitees rights to indemnification set forth in clauses (b) and (c) of Section 11.3 hereof, shall remain in full force and effect indefinitely; provided, however, that the obligation of Seller to indemnify the Buyer Indemnities pursuant to Section 11.2(d) hereof on account of an Excluded Liability provided under Section 2.1(d)(ii) hereof shall survive the Closing and remain in full force and effect for a period of eight (8) years following the Closing.  The Parties agree that, notwithstanding anything to the contrary contained herein, the rights and remedies of an Indemnitee on account of the breach of or noncompliance with a representation, warranty, covenant or agreement made herein in favor of such Indemnitee shall not be limited due to the fact that the statement, fact, omission, conduct or occurrence upon which any claim of such breach of or noncompliance with such representation, warranty, covenant or agreement is based shall be the subject of any other representation, warranty, covenant or agreement contained herein that is not breached or inaccurate.

11.2           Indemnification by Seller.  Subject to the provisions of this Article 11, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and the respective officers, directors, employees, agents and representatives of Buyer and its Affiliates (each of whom may be an Indemnitee pursuant to this Article 11) (collectively, the “Buyer Indemnitees”) from and against, and pay and reimburse each such Buyer Indemnitee for, any and all Losses, whether or not any such Losses arise out of any Third Party Claim, directly or indirectly arising out of, from or in connection with:

(a)           any breach of any representation or warranty made by Seller under this Agreement (including in the case of any Third Party Claim any Losses suffered by such Buyer Indemnitee in the event that any third party unrelated to Buyer alleges facts that, if true, would constitute or result in a breach by Seller of any such representation or warranty);

(b)           any default or breach of any covenant, obligation or agreement on the part of Seller under this Agreement (including in the case of any Third Party Claim any Losses suffered by such Buyer Indemnitee in the event that any third party unrelated to Buyer alleges facts that, if true, would constitute or result in a breach by Seller of any such covenant, obligation or agreement);

(c)           any Excluded Asset;

(d)           any Excluded Liability;

(e)           any check or other instrument drawn on or deposited into a Branch Deposit account (i) on or prior to the Closing Date upon which a forgery (signature or endorsement) or alteration claim is asserted against Buyer or as to which a proper endorsement is lacking, or (ii) prior to or after the Closing Date that involves a check kiting scheme that was initiated on or prior to the Closing Date;

(f)           any chargeback occurring after the Closing Date on a Deposit account to the extent that such chargeback exceeds the funds in the account on the date of such chargeback but solely to the extent that such chargeback resulted from a violation of Seller’s expedited funds availability policy in effect on the date such funds were deemed collected on the account (provided that Buyer shall reimburse Seller for any sums so indemnified to the extent that Seller recoups any funds so charged back from subsequent deposits into the Deposit account so transferred); or

(g)           the ownership or operation of the Branches or their business and properties (including the Acquired Assets and the Deposits) on or prior to the Closing Date, but excluding all Assumed Liabilities.

11.3           Indemnification by Buyer.  Subject to the provisions of this Article 11, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and the respective officers, directors, employees, agents and representatives of Seller and its Affiliates (each of whom may be an Indemnitee pursuant to this Article 11) (collectively, the “Seller Indemnitees”) from and against, and pay and reimburse each such Seller Indemnitee for, any and all Losses, whether or not any such Losses arise out of any Third Party Claim, directly or indirectly arising out of, from or in connection with:

(a)           any breach of any representation or warranty made by Buyer under this Agreement (including in the case of any Third Party Claim any Losses suffered by such

Seller Indemnitee in the event that any third party unrelated to Seller alleges facts that, if true, would constitute or result in a breach by Buyer of any such representation or warranty);

(b)           any default or breach of any covenant, obligation or agreement on the part of Buyer under this Agreement (including in the case of any Third Party Claim any Losses suffered by such Seller Indemnitee in the event that any third party unrelated to Seller alleges facts that, if true, would constitute or result in a breach by Buyer of any such covenant, obligation or agreement);

(c)           any physical damage to Seller’s Real Estate Interests caused by Buyer or its agent in connection with any Phase II Environmental Assessments conducted by Buyer; or

(d)           any of the Acquired Assets or the Assumed Liabilities, except in each case to the extent that indemnification for any thereof would be required by Seller pursuant to Section 11.2.

11.4           Limitations on Indemnity.

(a)           Seller will have no Liability to the Buyer Indemnitees for indemnification for any breach of any of Seller’s representations and warranties pursuant to Section 11.2(a) hereof (i) until the total of all Losses with respect to such matters exceeds $150,000 in the aggregate (the “Loss Threshold”), at which point Seller will be obligated to indemnify the Buyer Indemnitees from and against all such Losses relating back to the first dollar, and (ii) to the extent such Losses shall exceed sixty percent (60%) of the dollar amount of the premium computed on the Closing Date pursuant to Section 2.2(a)(i) hereof (the “Cap”); provided, however, that the obligation of Seller to indemnify the Buyer Indemnitees pursuant to Section 11.2(a) hereof on account of the breach by Seller of any representation and warranty made by Seller pursuant to Sections 3.1, 3.2, 3.3, 3.4, 4.1 (except as to that portion of the representation contained in Sections 4.1 relating to the physical condition of Acquired Tangible Personal Property), 4.10 (to the extent such Losses relate to Excluded Loans), 4.11 and 4.12 hereof shall not be subject to the Loss Threshold or the Cap.  Buyer will have no Liability to the Seller Indemnitees for indemnification for any breach of any of Buyer’s representations and warranties pursuant to Section 11.3(a) hereof (i) until the total of all Losses with respect to such matters exceeds the Loss Threshold, at which point Buyer will be obligated to indemnify the Seller Indemnitees from and against all such Losses relating back to the first dollar, and (ii) to the extent such Losses shall exceed the Cap; provided, however, that the obligation of Buyer to indemnify the Seller Indemnitees pursuant to Section 11.3(a) hereof on account of the breach by Buyer of any representation and warranty made by Buyer pursuant to Sections 5.1, 5.2, or 5.3 hereof shall not be subject to the Loss Threshold or the Cap.

(b)           If an Indemnitee desires to seek indemnification for any Loss for which it is entitled to be indemnified pursuant to this Article 11, such Indemnitee shall deliver written notice of its claim for indemnification to the Party against whom such indemnification is being sought, provided, however, no Indemnitee shall be entitled to be indemnified pursuant to Section 11.2(a) or 11.3(a) hereof in respect of the breach of any representation or warranty made by a Party unless the Indemnitee seeking indemnification shall have given such written notice to the indemnifying Party prior to the expiration of the survival period for such representation or warranty as set forth pursuant to Section 11.1 hereof.  Such written notice shall set forth in reasonable detail the basis (to the extent actually known by the Indemnitee) upon which such claim for indemnity is made.  In the event that any such claim is made within such prescribed period, the indemnity relating to such claim shall survive until such claim is resolved and fully satisfied.

(c)           The Buyer Indemnitees may seek payment and full and complete indemnity from Seller in respect of any and all Losses or Third Party Claims under Sections 11.2(b), 11.2(c), 11.2(d), 11.2(e) and 11.2(f), and the Seller Indemnitees may seek payment and full and complete indemnity from Buyer in respect of any and all Losses or Third Party Claims under Sections 11.3(b), 11.3(c) and 11.3(d), and such indemnity shall not be subject to the Loss Threshold or the Cap.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that in the event that there shall arise or exist one or more Pre-Closing Environmental Liabilities for which the Buyer Indemnitees are otherwise entitled to be indemnified pursuant to Section 11.2(d) hereof, Buyer agrees to share with Seller, and remain liable for and not seek from Seller indemnification for, fifty percent (50%) of the first One Million Dollars ($1,000,000) of Losses arising out of all such Pre-Closing Environmental Liabilities unless, with respect to any Pre-Closing Environmental Liability, (i) such Pre-Closing Environmental Liability is attributable or related to a breach or violation of the representations and warranties made by Seller pursuant to Article 4 hereof, (ii) such Pre-Closing Environmental Liability was disclosed on Schedule 4.9(a) or 4.9(g) or in the documents (or attachments to the documents) referred to on Schedule 4.9(a) or 4.9(g), or (iii) such Pre-Closing Environmental Liability was revealed during or in connection with the Phase I Environmental and Hazardous Materials Assessment or Phase II Assessments conducted by Buyer pursuant to Section 6.15 hereof (other than any such Pre-Closing Environmental Liability so revealed on any such assessment to the extent that the remediation costs in respect thereof constitute an Assumed Liability pursuant to Section 2.1(c)(iv) hereof).

11.5           Third Party Claims.

(a)           In no event shall any Indemnifying Party under this Agreement be liable with respect to any Third Party Claim against any Indemnitee unless the following conditions are satisfied:

(i)           Except as provided in clause (ii) of this Section 11.5(a), no right to indemnification under this Article 11 for a Third Party Claim shall be available to an Indemnitee unless the Indemnitee shall have delivered to the Indemnifying Party within the Notice Period a notice describing in reasonable detail the facts (to the extent reasonably known by such Indemnitee) giving rise to such Third Party

Claim (a “Claim Notice”) and stating that the Indemnitee intends to seek indemnification for such Third Party Claim from the Indemnitor pursuant to this Article 11.

(ii)           If, in the case of a Third Party Claim, a Claim Notice is not given by the Indemnitee within the Notice Period, the Indemnitee shall nevertheless be entitled to be indemnified under this Article 11 except to the extent that the Indemnifying Party can establish that the Indemnifying Party has been actually and materially prejudiced by such time elapsed.

(b)           Upon receipt of a Claim Notice from an Indemnitee with respect to a Third Party Claim and so long as the Indemnifying Party shall have acknowledged in writing its unconditional obligation to indemnify the Indemnitee for all Losses arising out of such Third Party Claim, the Indemnifying Party will have the right, at its expense, to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (such consent not to be withheld or delayed unreasonably) unless the judgment or proposed settlement (i) involves only the payment of money damages pursuant to which each plaintiff or other claimant shall have agreed to unconditionally release the Indemnitee from all liability in respect thereof, and (ii) does not impose an injunction or other equitable relief upon the Indemnitee and does not relate to a claim under or related to any Environmental Laws.  The Indemnitee shall have the right to employ separate counsel at such Indemnitee’s expense in connection with any such Third Party Claim and to participate in the defense thereof; provided, however, that the reasonable fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnifying Party if (i) such counsel is retained pursuant to clause (c) of this Section 11.5, (ii) the named parties to any such Third Party Claim include both the Indemnitee and the Indemnifying Party and in the reasonable judgment of the Indemnitee, representation of the Indemnitee and the Indemnifying Party by the same counsel would be inadvisable due to actual or potential differing defenses or counterclaims or conflicts of interests between them, or (iii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume and control (but shall have the right to participate at its own expense in the defense of), and the Indemnitee shall be entitled to have sole control over (with counsel of its own choosing reasonably satisfactory to and at the expense of the Indemnifying Party), the defense or settlement of any Third Party Claim (without prejudicing the right of the Indemnitee to enforce its claim for indemnification against the Indemnifying Party under this Agreement) to the extent such Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnitee which, if successful, could result in a material adverse effect upon the business, financial condition, results of operations or assets of the Indemnitee.

(c)           If the Indemnifying Party does not assume the defense of such Third Party Claim within twenty (20) days after receipt of the Claim Notice, the Indemnitee shall have the right (including prior to the time the Indemnifying Party shall have assumed such defense), with counsel of its own choosing reasonably satisfactory to and at the expense of the Indemnifying Party, to assume and control the defense of, and settle or agree to pay in full, such Third Party Claim; provided, however, that, so long as the Indemnifying Party has acknowledged in writing its unconditional obligation to indemnify the Indemnitee for such Third Party Claim, the Indemnitee shall not consent to the entry of a judgment or enter into any settlement with respect to such Third Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless such Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnitee which, if successful, could result in a material adverse effect upon the business, financial condition, results of operations or assets of the Indemnitee; and, provided, further, that the assumption of the defense of, and the consent to the entry of a judgment or entering into any settlement with respect to, such Third Party Claim as provided in this clause (c) shall be without prejudice to the right of the Indemnitee to enforce its claim for indemnification against the Indemnifying Party under this Agreement.

(d)           Notwithstanding anything to the contrary contained in this Section 11.5, if a Third Party Claim includes or would reasonably be expected to include both a claim for Taxes that are not Excluded Liabilities pursuant to Section 2.1(d) (“Buyer Taxes”) and a claim for Seller Taxes, and such claim for Seller Taxes is not separable from such a claim for Buyer Taxes, Buyer (if the claim for Buyer Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Buyer, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a “Tax Claim”).  In such case, the other party (Seller or Buyer, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Buyer Taxes.

(e)           After the Closing Date, Buyer and Seller shall (i) each cooperate fully with the other as to all Third Party Claims involving them, shall make available to the other, as reasonably requested, all information, records and documents relating to all Third Party Claims involving them and shall preserve all such information, records and documents until the termination of any Third Party Claim involving them, and (ii) make available to the other, as reasonably requested and at the reasonable cost and expense of the requesting party, personnel, agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge, with respect to any Third Party Claim involving them.

11.6           Losses Computed Without Giving Effect to Materiality.  The determination of whether there shall have occurred a breach of a representation or warranty for which indemnification is available under Section 11.2(a) or 11.3(a), as the case may be, and the amount of any Losses or Third Party Claims for which an Indemnitee is entitled to seek indemnification under such sections, as applicable, shall be made, determined and calculated without regard to any material adverse effect or other materiality qualification set forth in the relevant representation or warranty.

11.7           Indemnity Payments Treated as Adjustments to Purchase Price.  Buyer and Seller agree to treat any indemnification payments made by Buyer or Seller pursuant to this Article 11 as an adjustment to the purchase price unless Buyer or Seller receives a written opinion, reasonably satisfactory in form and substance to the other, of a law firm with appropriate experience and expertise to the effect that it is not or is not likely to be permissible to treat such payments in that manner on a federal, state or local income tax return.

11.8           After-Tax Nature of Indemnity Payments.  In the event that pursuant to Section 11.7 the Parties are unable to treat any indemnification payments as an adjustment to the purchase price, any such payment or indemnity required to be made pursuant to Section 11.2 or 11.3 hereof shall include any amount necessary to hold the Indemnitee harmless on an after-tax basis from all Taxes required to be paid with respect to the receipt of such payment or indemnity.  In determining the amount necessary to be added to any payment or indemnity in order to accomplish the foregoing, the parties hereto agree to treat all Taxes required to be paid by any Indemnitee as if such Indemnitee were subject to tax at the highest marginal tax rates (for both federal and state, as determined on a combined basis) applicable to such Indemnitee (or such ultimate taxpayers).

11.9           Third Party Beneficiaries.  All Persons included within the terms “Buyer  Indemnitees” and “Seller Indemnitees” are intended third party beneficiaries of this Article 11 and shall have the right to enforce the benefits intended to be conferred upon each of them under this Article 11 as though they were parties to this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

12.2           Consent to Jurisdiction; Waiver of Jury Trial.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any State or Federal court sitting in the State and City of Akron, Ohio and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal court.  Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any State or Federal court sitting in the State and City of Akron, Ohio.  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 12.6 hereof.  Notwithstanding the foregoing, each of the parties hereto shall have the right to serve process in any other manner permitted by law.

12.3           Waiver of Punitive Damages and Jury Trial.

(a)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE DEFINITION OF LOSSES, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY LAWSUIT, LITIGATION, ARBITRATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS SET FORTH IN CLAUSE (a) OF THIS SECTION 12.3, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN SUCH SECTION.

12.4           Successors and Assigns; No Third-Party Rights.  No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties.  This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Except as otherwise provided in Article 11 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

12.5           Entire Agreement; Amendment.  This Agreement and the other documents delivered pursuant to this Agreement at the Closing and the Non-disclosure Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  In the event of a conflict between the terms and provisions of the Non-disclosure Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall be controlling.

12.6           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by telecopier or by national overnight delivery service, and addressed to the intended recipient as set forth below:

If to Seller:	With a Copy to:
Terrance M. McCarthy	Walt G. Moeling, IV, Esq.
President	Bryan Cave, LLP
First Bank	1201 West Peachtree St, NW
135 N. Meramec	Fourteenth Floor
Clayton, Missouri 63105	Atlanta, Georgia 30309
Facsimile: (314) 854-5690	Facsimile: (404) 420-0038

and	and

Peter D. Wimmer	B.T. Atkinson, Esq.
Senior Vice President and General Counsel	Bryan Cave, LLP
First Bank	One Wachovia Center
135 N. Meramec, Suite 410	301 S. College Street, Suite 3700
Clayton, Missouri 63105	Charlotte, North Carolina 28202
Facsimile: (314) 854-4617	Facsimile: (704) 749-9354

If to Buyer:	With a Copy to:
FirstMerit Bank, N.A.	Jeffrey M. Werthan, Esq.
Paul G. Greig	Katten Muchin Rosenman LLP
Chairman, President and CEO	2900 K Street, NW, Suite 200
III Cascade Plaza, CAS 80	Washington, DC 20007
Akron, Ohio 44308	Facsimile: (202) 339-8281
Facsimile: (330) 384-7271

and	and

Judith A. Steiner, Esq.	Steven C. Schnitzer, Esq.
Executive V.P., Secretary & General Counsel	Katten Muchin Rosenman LLP
FirstMerit Bank, N.A.	2900 K Street, NW, Suite 200
III Cascade Plaza, CAS 80	Washington, DC 20007
Akron, Ohio 44308	Facsimile: (202) 339-8293
Facsimile: (330) 384-7271

Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof on the date of its receipt by the party to be notified.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.7           Amendments and Waivers.  Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.

12.9           Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.10           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

12.11           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  All plural nouns and pronouns shall be deemed to include the singular case thereof where the context requires, and vice versa.  All pronouns shall be gender neutral unless the context otherwise requires.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word “including” shall mean including without limitation.  Whenever the word “indemnification”, “indemnify” or “indemnified” is used herein with respect to any Indemnitee’s right to indemnification (or words of correlative meaning) from an Indemnifying Party hereunder, including as provided in Article 11 hereof or any other Article or Section hereof, then such Indemnitee’s right to “indemnification” or to be “indemnified” (or words of correlative meaning) shall be deemed to include the right to be defended or held harmless, and paid and reimbursed, with respect to such matter or claim or Loss or Liability as to which the word “indemnification” or “indemnified” or “indemnify” shall apply, unless otherwise expressly provided to the contrary.

12.12           Expenses.  Other than expressly provided herein, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, filing any regulatory notices or applications, and the Acquisition, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

12.13           Waiver of Compliance with Bulk Sales Laws.  Buyer and Seller hereby waive compliance by them in connection with the transactions contemplated by this Agreement with the provisions of Article 6 of the Uniform Commercial Code as adopted in states where any of the Acquired Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to any of Seller’s creditors or taxing authorities and any related withholding requirements, in effect as of the date of the Closing.  Seller shall fully indemnify, reimburse and hold harmless Buyer against all Liabilities, damages or expenses which Buyer may suffer or incur due to Seller’s failure to so comply.

12.14           Next Business Day.  In the event that either Party is required by this Agreement to perform any action or delivery on a Saturday, Sunday or any holiday observed by the Federal Reserve, such Party may perform the action or delivery on the following Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

FIRSTMERIT BANK, N.A.

By:	/s/	Terrence E. Bichsel
Name:		Terrence E. Bichsel
Title:		Executive Vice President and Chief
Financial Officer

FIRST BANK

By:	/s/	Terrance M. McCarthy
Name:		Terrance M. McCarthy
Title:		Chairman, President and Chief Executive
Officer

FIRST AMENDMENT
TO
PURCHASE AND ASSUMPTION AGREEMENT

FIRST AMENDMENT TO PURCHASE AND ASSUMPTION AGREEMENT, dated as of January 5, 2009 (the “Amendment”), by and between FIRSTMERIT BANK, N.A., a national banking association ("Buyer"), and FIRST BANK, a Missouri state chartered bank ("Seller").

RECITALS:

WHEREAS, Buyer and Seller are parties to that certain Purchase and Assumption Agreement, dated as of November 11, 2009 (as amended, modified or supplemented to date, the “Purchase Agreement”); and

WHEREAS, Buyer and Seller desire to further amend the Purchase Agreement, upon the terms provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

Section 1.                      Amendment to Section 2.5(a) of the Purchase Agreement.  Section 2.5(a) of the Purchase Agreement is hereby amended by deleting the proviso at the end of the last sentence of Section 2.5(a) and inserting the following proviso in substitution therefor:

“; provided, however, that unless Buyer shall have otherwise agreed by written notice to Seller, in no event shall the Closing occur prior to February 19, 2010 (the date on which the Closing shall have occurred, the “Closing Date”).”

Section 2.                      Ratification.  Except as expressly amended by this Amendment, the terms, covenants, conditions and agreements of the Purchase Agreement are in all respects ratified and confirmed and, except as amended hereby, shall continue in full force and effect.

Section 3.                      Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.  This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

IN WITNESS WHEREOF the parties hereto have executed this First Amendment as of the day and year first above written.

BUYER:

FIRSTMERIT BANK, N.A.

By:	/s/	Terrence E. Bichsel
	Name:	Terrence E. Bichsel
	Title:	Executive Vice President
and Chief Financial Officer

SELLER:

FIRST BANK

By:	/s/	Terrance M. McCarthy
	Name:	Terrance M. McCarthy
	Title:	Chairman, President and Chief
Executive Officer

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SECOND AMENDMENT
TO
PURCHASE AND ASSUMPTION AGREEMENT

SECOND AMENDMENT TO PURCHASE AND ASSUMPTION AGREEMENT, dated as of February 19, 2010 (the “Amendment”), by and between FIRSTMERIT BANK, N.A., a national banking association ("Buyer"), and FIRST BANK, a Missouri state chartered bank ("Seller").

RECITALS:

WHEREAS, Buyer and Seller are parties to that certain Purchase and Assumption Agreement, dated as of November 11, 2009 (as amended by that certain First Amendment, dated as of January 5, 2010, and as further amended, modified or supplemented to date, the “Purchase Agreement”); and

WHEREAS, Buyer and Seller desire to further amend the Purchase Agreement, upon the terms provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

Section 1.                      Amendment to Definition of Deposits Set Forth in Article 1 of the Purchase Agreement.  The definition of Deposits set forth in Article 1 of the Purchase Agreement is hereby amended by deleting clause (c) contained in the proviso thereof and inserting the following in substitution therefor:  “(c) intentionally omitted;”.

Section 2.                      Amendment to Definition of Loans Set Forth in Article 1 of the Purchase Agreement.  The definition of Loans set forth in Article 1 of the Purchase Agreement is hereby amended by deleting the words “(b) overdrafts of less than $1,000 in deposit accounts of the Branches;” and inserting the following in substitution therefor:  “(b) intentionally omitted;”.

Section 3.                      Additional Excluded Tangible Personal Property.  Buyer and Seller hereby agree that the ATM machines specifically listed on Appendix A hereto, together with the encoder machines and the cash advance machines or terminals specifically listed on Appendix B hereto (all such items listed on Appendix A and Appendix B hereto, collectively, the “Additional Excluded Equipment”), shall be and constitute “Excluded Tangible Personal Property” for all purposes of the Purchase Agreement, and Schedule 2.1(b)(i) to the Purchase Agreement is hereby automatically amended and supplemented to include thereon the Additional Excluded Equipment.

Section 4.                      Additional Acquired Contracts.  Buyer and Seller hereby agree that the contracts listed on Appendix C hereto shall be and constitute “Acquired Contracts” for all purposes of the Purchase Agreement, and Schedule 2.1(a)(vii)(B) to the Purchase Agreement is

hereby automatically amended and supplemented to include thereon such additional Acquired Contracts.

Section 5.                      Amendment to Section 2.1(a)(ix) of the Purchase Agreement.  Section 2.1(a)(ix) of the Purchase Agreement is hereby amended by deleting such Section 2.1(a)(ix) in its entirety and inserting the following in substitution therefor:

“(ix)           all rights of Seller relating to pre-paid expenses (other than, for the avoidance of doubt, any FDIC deposit insurance assessments) associated with the foregoing Acquired Assets or any of the Deposits, as contemplated by Section 2.4 hereof; and”.

Section 6.                      Amendment to Section 2.4 of the Purchase Agreement.

(a)           The first sentence of Section 2.4(b) of the Purchase Agreement is hereby amended by deleting clause (ii) thereof in its entirety and inserting the following words in substitution therefor:  “(ii) intentionally omitted,”.

(b)           The first sentence of Section 2.4(b) is hereby further amended by inserting the following words at the end thereof but immediately before the period, as follows:  “; provided, however, that Buyer and Seller agree that any FDIC deposit insurance assessments, including any pre-paid FDIC deposit insurance assessments, shall not be prorated”.

(c)           Section 2.4(d) is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(d)           intentionally omitted.”

Section 7.                      Reduction in Book Value of Naperville Branch.  Buyer and Seller hereby acknowledge that Buyer has objected to a certain negative covenant in the vesting deed relating to Seller’s owned Branch located in Naperville, Illinois (the “Naperville Branch”).  Accordingly, (i) for purposes of computing the Payment Amount pursuant to Section 2.2(a) of the Purchase Agreement, the purchase price of the Acquired Real Property relating to the Naperville Branch shall be reduced by an amount equal to $400,000, and (ii) Buyer hereby waives and terminates its right to exclude any Real Estate Interests from the Acquisition pursuant to the provisions of Section 6.13 of the Purchase Agreement.

Section 8.                      Amendment to Section 8.1 of the Purchase Agreement.   Section 8.1 of the Purchase Agreement is hereby amended as follows:

(a)           Section 8.1(i) of the Purchase Agreement is hereby deleted in its entirety and the following new Section 8.1(i) is inserted in substitution therefor:

“(i)           The Book Value of the Loans included in the Acquired Assets as of the  Closing Date shall be not less than $300,000,000; provided, however, that if the Book Value of the Loans included in the Acquired Assets as of the Closing Date is less than

2

$315,000,000 but equal to or greater than $300,000,000 (such deficit, the “Loan Deficit Amount”), then Seller shall pay and deliver to Buyer at the Closing, by wire transfer of immediately available funds to the account of Buyer specified by it in writing, the following amount:  a sum of money equal to the amount of interest that would accrue on a notional amount of principal indebtedness equal to the Loan Deficit Amount over a twenty-seven (27) month period at an interest rate equal to three percent (3.0%) per annum, without compounding and assuming no principal curtailments or repayments during such twenty-seven (27) month period (the “Loan Deficit Adjustment Amount”).  Buyer and Seller agree that the amount required to be paid to Buyer under this Section 8.1(i) shall be, for purposes of the Closing, estimated based on the estimate of the Book Value of the Loans as set forth in the Estimated Payment Amount Statement (which has been prepared as of January 31, 2010) and that such estimated sum of money (the “Estimated Loan Deficit Adjustment Amount”) shall be reconciled and adjusted as contemplated by Section 2.5(c) hereof on the Supplemental Closing Date.”

(b)           Section 8.1(o) of the Purchase Agreement is hereby deleted in its entirety and the following new Section 8.1(o) is inserted in substitution therefor:

“(o)           Seller shall have ceased any direct or indirect marketing of credit cards, debit cards, or prepaid cards in the Geographic Region under any agreements and arrangements pursuant to which any other Person is required or permitted to use the name “First Bank” or any variation thereof in connection with issuing any credit cards, debit cards, or prepaid cards.”

Section 9.                      Amendment to Section 2.5(c) of the Purchase Agreement.  Section 2.5(c) of the Purchase Agreement is hereby amended by adding the following sentence at the end of Section 2.5(c):

“In addition and in connection with the Supplemental Closing, if the Estimated Loan Deficit Adjustment Amount is higher or lower than the actual Loan Deficit Adjustment Amount, as computed in the same manner contemplated by Section 8.1(i) using the final Book Value of the Loans included on the Final Payment Amount Statement as finally determined pursuant to Section 2.2(c) (such higher or lower amount, the “Final Loan Deficit Adjustment Amount”), then, at the Supplemental Closing, (i) if the Final Loan Deficit Adjustment Amount is higher than the Estimated Loan Deficit Adjustment Amount, Seller shall pay to Buyer the absolute difference thereof, and (ii) if the Estimated Loan Deficit Adjustment Amount is higher than the Final Loan Deficit Adjustment Amount, Buyer shall pay to Seller the absolute difference thereof, in each case by wire transfer of immediately available funds; provided, however, that in no event shall Buyer be required to pay to Seller under clause (ii) of this sentence an amount that exceeds the Estimated Loan Deficit Adjustment Amount paid to Buyer on the Closing Date.”

Section 10.                      Waiver of Right to Reject Branches Pursuant to Section 6.15, and  Further Amendment to Section 8.1.  Buyer and Seller acknowledge that Buyer conducted environmental assessments of the owned Branches prior to Closing and, under certain circumstances, has the

3

right to elect to exclude from the Acquisition certain Branches.  Accordingly, Buyer hereby waives and terminates its right to exclude any Branch (and the Real Estate Interests in respect thereof) from the Acquisition pursuant to the provisions of Section 6.15 of the Purchase Agreement, and to induce Buyer to waive and terminate such rights, the parties hereto agree that Section 8.1 of the Purchase Agreement is hereby amended by inserting at the end thereof the following new clause (r):

“(r)           Seller shall pay and deliver to Buyer at the Closing, by wire transfer of immediately available funds to the account of Buyer specified by it in writing, $493,570.00 (the “Environmental Remediation Amount”) as compensation for the environmental conditions revealed in the Phase I Environmental and Hazardous Materials Assessment reports and the Phase II Environmental Assessment reports prepared by Buyer’s consultant pursuant to Section 6.15 with respect to the owned Branches listed on Exhibit A hereto and identified thereon as: (i) Zion Branch, (ii) Villa Park Branch, (iii) West 47th Street Branch and (iv) Lee Street Main Branch.”

Section 11.                      Amendment to Article 7 of the Purchase Agreement.  Article 7 of the Purchase Agreement is hereby amended by inserting at the end thereof the following new Sections:

“7.15           Certain Environmental Remediation Matters.  On the Closing Date, Seller is delivering to Buyer the Environmental Remediation Amount.  Buyer shall use the Environmental Remediation Amount to pay all costs and expenses (including the costs of site security, oversight, restoration, operation and maintenance plans, OSHA compliance and relocation of employees and equipment, as appropriate) incurred by Buyer to remove and, in Buyer’s good faith and commercially reasonable judgment, otherwise abate, to the extent practicable, the friable asbestos containing materials at the owned Branches listed on Exhibit A hereto and identified thereon as: (i) Zion Branch, (ii) Villa Park Branch, (iii) West 47th Street Branch and (iv) Lee Street Main Branch (collectively, the ”ACM Branches”, and the activities associated with all such removal and abatement activities, the “ACM Abatement Activities”).  Buyer shall use its commercially reasonable efforts to cost-effectively perform the ACM Abatement Activities (which shall include seeking and retaining qualified low-bidder removal contractors) and shall complete the ACM Abatement Activities not later than eight (8) months following the Closing Date; provided, however, that commercially reasonable efforts shall not be deemed to require Buyer to suffer undue business interruptions or other potential adverse effects to its business at the ACM Branches.  Within sixty (60) days after the completion of the ACM Abatement Activities, Buyer shall determine the total costs and expenses incurred or paid by it to complete the ACM Abatement Activities, and if the Environmental Remediation Amount shall exceed the actual costs and expenses so incurred or paid by Buyer, Buyer shall, within two (2) Business Days of such determination, return and deliver to Seller the excess amount by wire transfer of immediately available funds to an account specified by Seller to Buyer in writing.  Buyer agrees to accept the ACM Branches with the Recognized Environmental Conditions at such ACM Branches as identified in the Phase I Environmental and Hazardous Materials Assessments and the Phase II Environmental Assessments produced by Buyer’s consultant pursuant to Section 6.15 (the “ACM

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Branches Reports”) and agrees that, notwithstanding anything to the contrary contained herein and except for the payment by Seller to Buyer of the Environmental Remediation Amount, Seller shall have no Liability to Buyer for, and Buyer shall release, indemnify, defend and hold harmless Seller for, from and against, Liability (including the costs of site security, oversight, restoration, operation and maintenance plans, OSHA compliance and relocation of employees and equipment, as appropriate) associated with or relating to, the remediation or abatement of the following (other than any Liabilities associated with or relating to any violation or noncompliance with Applicable Law (including Environmental Law) or any Proceeding, in any case to the extent arising out of or relating to any act, event, condition or other circumstance occurring or attributable to any period prior to the Closing):  (i) the Recognized Environmental Conditions (or any other environmental conditions) that were identified in the ACM Branches Reports, including the remediation of the underground storage tank at the above-referenced West 47th Street Branch and any non-friable asbestos, and (ii) any other asbestos or asbestos containing materials at the ACM Branches, whether now known or hereafter discovered (including any asbestos that is discovered during the ACM Abatement Activities by any contractor that is engaged to perform any ACM Abatement Activity).

Section 7.16                      No Marketing of Credit, Debit or Prepaid Cards.  Seller will not directly or indirectly market the issuance of any credit cards, debit cards, or prepaid cards in the Geographic Region under any agreements and arrangements pursuant to which any other Person is required or permitted to use the name “First Bank” or any variation thereof in connection with issuing any credit cards, debit cards, or prepaid cards.”

Section 12.                      Loans to Purchased by Buyer at the Closing.  Attached hereto as Appendix D is a reconciled list of the Loans to be purchased by Buyer at the Closing, after taking into account all New Loans agreed to be purchased by Buyer on or prior to the date hereof and all Non-Conforming Loans to be excluded from the Acquisition as of the date hereof.  Buyer and Seller acknowledge that the line item of “Loans and Accrued Interest on Loans” set forth in the Estimated Payment Amount Statement delivered in connection with the Closing was prepared before Buyer and Seller agreed to the reconciled list of Loans set forth on Appendix D, and Buyer and Seller further agree to defer to the Supplemental Closing procedures any reconciliation or adjustment in the consideration payable under the Purchase Agreement on account thereof.

Section 13.                      Interest Rate Litigation Affecting Certain of the Loans included in the Acquired Assets.   Seller has advised Buyer that DJL Properties, LLC filed on October 20, 2009, on behalf of itself and all persons similarly situated, a class action lawsuit against Seller in the Circuit Court of the Twentieth Judicial Circuit, St. Clair County, Illinois, assigned Case No. 09-L-238, pursuant to which the plaintiffs named therein have claimed, among other things, that Seller has violated certain provisions of law in connection with the manner in which interest is computed under or pursuant to loans made by Seller to such plaintiffs (the “Class Action Lawsuit”).  Seller acknowledges that certain of the Loans to be sold and transferred to Buyer on the Closing Date are, or may be, subject to or affected by the Class Action Lawsuit.  To induce Buyer to consummate the Acquisition on the Closing Date, Seller and Buyer hereby acknowledge, covenant and agree as follows (and the words “indemnify”, “indemnified” and

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“indemnification” as used herein shall have the meanings specified in Section 12.11 of the Purchase Agreement):

(a)           Seller acknowledges, covenants and agrees that (i) the Class Action Lawsuit constitutes an Excluded Liability pursuant to the terms of the Purchase Agreement, and (ii) Seller is required to, and shall, indemnify the Buyer Indemnitees for all Losses directly or indirectly arising out of, from or in connection with such Class Action Lawsuit, in accordance with the terms of the Purchase Agreement;

(b)           Notwithstanding anything to the contrary contained in Article 11 of the Purchase Agreement, and regardless of whether any actual or potential differing defenses or counterclaims or conflicts of interests do not exist between them (as contemplated by Section 11.5(b) of the Purchase Agreement), Seller agrees that if any Third Party Claim is asserted against one or more Buyer Indemnitees in connection with or relating to the Class Action Lawsuit, the Buyer Indemnitees shall have the right, at Buyer’s election by giving written notice to Seller, to select and employ their own separate counsel, at the reasonable cost and expense of Seller provided such counsel shall be reasonably acceptable to Seller, and to assume and control the defense of such Third Party Claim (it being agreed that such Buyer Indemnitees shall not consent to the entry of a judgment or enter into any settlement of such Third Party Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, unless such consent is not required as contemplated by Section 11.5(c) of the Purchase Agreement); and

(c)            Buyer has advised Seller that Buyer may (but shall have no obligation to) amend or modify the terms or provisions governing, or take such other action (including the giving of notice) under or with respect to, the Loans that are subject to or affected by the Class Action Lawsuit (the “CAL Loans”) to alter the accrual, calculation or computation of interest thereon and, in connection therewith:

(i)           Seller, on behalf of itself and its current or future Affiliates and successors and assigns and all of their respective officers, directors, members, managers and shareholders (collectively, the “Seller Releasing Parties”), unconditionally, irrevocably and unequivocally waives and fully and forever remises, releases and discharges the Buyer Indemnitees from and against any and all claims, rights, duties, obligations, debts, losses, Liabilities, damages of any nature, expenses, actions, demands, causes of action and suits of every kind and nature, whether known or unknown, fixed or contingent, liquidated or unliquidated, in law or at equity, under statute or otherwise, whether now existing or hereafter arising, resulting from, based upon, arising out of or in connection with Buyer effecting (or proposing to effect) any such amendment or modification to, or taking (or proposing to take) any such other action with respect to, any such Loan;

(ii)           Seller, on behalf of the Seller Releasing Parties, agrees not to institute or participate in any way in any action or cause of action or file, make or assert or participate in the filing, making or assertion of any claim, law suit or

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other legal proceeding against the Buyer Indemnitees on account of Buyer effecting (or proposing to effect) any such amendment or modification to, or taking (or proposing to take) any such other action with respect to, any such Loan;

(iii)           Seller agrees that no such amendment or modification of, or taking of such other actions with respect to, any such Loan so effected or taken (or proposed to be so effected or taken) by Buyer shall have the effect of invalidating, rendering unenforceable, vitiating or otherwise adversely affecting any of the rights or remedies of the Buyer Indemnitees under the Purchase Agreement (including their right to be fully indemnified for any Losses suffered or incurred by the Buyer Indemnitees on account of any Third Party Claim asserted or threatened against the Buyer Indemnitees relating to or with respect to the Class Action Lawsuit);

(iv)           Buyer hereby waives any breach by Seller of its representations and warranties made by it under the Purchase Agreement to the extent such breach arises out of the existence of the Class Action Lawsuit or the claims or allegations asserted against Seller therein; and

(v)           Buyer, on behalf of itself and its current or future Affiliates and successors and assigns and all of their respective officers, directors, members, managers and shareholders (collectively, the “Buyer Releasing Parties”), unconditionally, irrevocably and unequivocally waives and fully and forever remises, releases and discharges the Seller Indemnitees from and against any and all claims, rights, duties, obligations, debts, losses, Liabilities, damages of any nature, expenses, actions, demands, causes of action and suits of every kind and nature, whether known or unknown, fixed or contingent, liquidated or unliquidated, in law or at equity, under statute or otherwise, whether now existing or hereafter arising, resulting from, based upon, arising out of or in connection with Buyer effecting (or proposing to effect) any amendment or modification to, or taking (or proposing to take) any action with respect to, any of the CAL Loans other than those amendments, modifications or actions contemplated by the introductory language of this Section 13(c), provided, however, that the release provided by this Section 13(c)(v) (A) shall relate only to claims arising from or relating to the ownership of the CAL Loans subsequent to the Closing Date to the extent such claims arise out of events or circumstances occurring subsequent to the Closing Date and (B) in any event, shall not relate to any Pre-Closing Event Liability.

(d)           Neither the execution of this Amendment nor any provision or term hereof shall constitute an admission of liability, fault or violation of law on the part of Seller with respect to the allegations in the Class Action Lawsuit or any other matter.  Seller and Buyer acknowledge and agree that (A) Section 13(c) of this Amendment is intended solely to clarify and supplement the indemnification obligations of each party to the Purchase Agreement as they may relate to or arise from the Class Action Lawsuit; (B) the Class Action Lawsuit is believed by both Buyer and Seller to be without merit, (C) the

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method of computing, accruing, and collecting interest on the CAL Loans is believed by Buyer and Seller to be valid,  proper and not in violation of any Applicable law or contractual provision in the documentation evidencing such CAL Loans; and (D) that any amendments, modifications or actions contemplated by the introductory language of  Section 13(c) of this Amendment shall not constitute an admission or accusation by implication by either Seller or Buyer that the method of computing, accruing, and collecting interest on such CAL Loans is in any way improper or violates any Applicable Law.

Section 14.                      Effective Time.  Buyer and Seller agree, as contemplated by Section 2.5(b) of the Purchase Agreement, that the Effective Time shall mean 6:00 p.m. Central Standard Time on the Closing Date.

Section 15.                      Ratification.  Except as expressly amended by this Amendment, the terms, covenants, conditions and agreements of the Purchase Agreement are in all respects ratified and confirmed and, except as amended hereby, shall continue in full force and effect.

Section 16.                      Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.  This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

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IN WITNESS WHEREOF the parties hereto have executed this Second Amendment as of the day and year first above written.

BUYER:

FIRSTMERIT BANK, N.A.

By:	/s/	Judith A. Steiner
	Name:	Judith A. Steiner
	Title:	Secretary, Executive Vice
President and Counsel

SELLER:

FIRST BANK

By:	/s/	Terrance M. McCarthy
	Name:	Terrance M. McCarthy
	Title:	Chairman, President and Chief
Executive Officer